UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SPX FLOW, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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13320 Ballantyne Corporate Place Charlotte, North Carolina 28277 Telephone: (704) 752-4400 Facsimile: (704) 752-4405
February 1, 2022
Fellow Stockholders:
On behalf of the Board of Directors and management of SPX FLOW. Inc., a Delaware Corporation (“SPX FLOW” or the “Company”), we cordially invite you to attend the SPX FLOW Special Meeting of Stockholders (the “Special Meeting”) to be held on March 3, 2022 at 9:00 a.m. (Eastern Time) at the offices of SPX FLOW, 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277.
At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, by and among LSF11 Redwood Acquisitions, LLC, a Delaware limited liability company (“Buyer”), Redwood Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, entered into on December 12, 2021 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Buyer. If the Merger Agreement is approved by our stockholders and the Merger is completed, each share of our common stock (other than certain shares specified in the Merger Agreement) will be converted into the right to receive $86.50 per share in cash, without interest thereon.
SPX FLOW's Board of Directors unanimously recommends that our stockholders vote “FOR” the proposal to approve the Merger Agreement.
At the Special Meeting, our stockholders will also be asked to consider and vote on the following proposals: (a) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company's named executive officers in connection with the Merger and (b) a proposal to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting or any adjournment or postponement of the Special Meeting to approve the Merger Agreement.
The Company's Board of Directors unanimously recommends that our stockholders vote “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies.
The enclosed proxy statement describes the Merger Agreement, the Merger and related matters, and attaches a copy of the Merger Agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.
Whether or not you plan to attend the Special Meeting in person, your vote is very important, and we encourage you to vote your shares promptly via the Internet or by telephone or mail. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the Special Meeting.
The Merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting vote in favor of the proposal to approve the Merger Agreement.
On behalf of the entire Board of Directors, I want to thank you for your continued support.
Sincerely,
Marcus G. Michael
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This proxy statement is dated February 1, 2022 and is first being mailed to stockholders on or about February 1, 2022.

13320 Ballantyne Corporate Place Charlotte, North Carolina 28277 Telephone: (704) 752-4400 Facsimile: (704) 752-4405
Notice of Special Meeting of Stockholders
Meeting Date:	Thursday, March 3, 2022
Time:	9:00 a.m. (Eastern Time)
Location:	13320 Ballantyne Corporate Place Charlotte, North Carolina 28277
THE PRINCIPAL BUSINESS OF THE SPECIAL MEETING OF STOCKHOLDERS (the “SPECIAL MEETING”) WILL BE TO:
1.
Approve the Agreement and Plan of Merger, dated as of December 12, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among LSF11 Redwood Acquisitions, LLC, a Delaware limited liability company (“Buyer”), Redwood Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and SPX FLOW, Inc., a Delaware corporation (the “Company,” “SPX FLOW,” “we” or “our”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

2.	Approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company's named executive officers in connection with the Merger; and
3.
Approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting or any adjournment or postponement of the Special Meeting to approve the proposal to approve the Merger Agreement.

Please Vote Your Shares:
We encourage stockholders to vote promptly. If you fail to vote or abstain from voting, the effect will be the same as a vote “AGAINST” the approval of the Merger Agreement.
You can vote at the Special Meeting in person or by proxy if you were a stockholder of record at the close of business on January 31, 2022. You may revoke your proxy at any time prior to its exercise at the Special Meeting.
Even if you plan to attend the Special Meeting you may also vote in the following ways:
By Telephone	By Internet	By Mail
You can vote by telephone by viewing the proxy materials at www.proxyvote.com and using a touch-tone phone and the toll-free number provided at that time. You can also use a telephone to request a paper copy of the proxy materials.
	You can vote online at www.proxyvote.com	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.
Our Board of Directors has unanimously determined that the Merger is fair to, and in the best interests of the Company and its stockholders, and unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Our Board of Directors unanimously recommends that the stockholders of the Company vote (1) “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, and (3) “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Company's Board of Directors.

Your vote is important, regardless of the number of shares of common stock you own. Please make sure your voice is heard in this important matter related to your investment. The approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting and is a condition to the completion of the Merger. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and the approval of the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies, each requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Special Meeting, but neither is a condition to the completion of the Merger.
Stockholders who do not vote in favor of the proposal to approve the Merger Agreement, and who object in writing to the Merger prior to the Special Meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights of SPX FLOW Stockholders” in the accompanying proxy statement and reproduced in their entirety in Annex C, will be entitled to seek appraisal of the fair value of their shares of common stock of SPX FLOW.
You may revoke your proxy at any time before the vote is taken at the Special Meeting. You may revoke your proxy by notifying the Company at SPX FLOW, Inc., 13320 Ballantyne Corporate Place, Charlotte, NC 28277, Attention: Scott Gaffner, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Special Meeting and voting; however, simply attending the Special Meeting will not cause your proxy to be revoked.
Before voting your shares, you should read the entire proxy statement carefully, including its annexes and the documents incorporated by reference into this proxy statement. If you have questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent for the Company in connection with the Merger, at the telephone numbers, email address or address below.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others, Call Toll Free: (800) 488-8075
Email: flow@dfking.com
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.
By Order of the Board of Directors,
Peter J. Ryan
Vice President, Chief People Officer and General Counsel
Charlotte, North Carolina
February 1, 2022

i

ii

Page
PROPOSAL NO. 3 - VOTE ON ADJOURNMENT	80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	81
APPRAISAL RIGHTS OF SPX FLOW STOCKHOLDERS	83
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	88
SUBMISSION OF STOCKHOLDER PROPOSALS	89
WHERE YOU CAN FIND ADDITIONAL INFORMATION	90
ANNEX A Agreement and Plan of Merger by and among LSF11 Redwood Acquisitions, LLC, Redwood Star Merger Sub, Inc., and SPX FLOW, Inc., dated as of December 12, 2021.	A-1
ANNEX B Opinion of Morgan Stanley.	B-1
ANNEX C Appraisal Rights Provisions of the Delaware General Corporation Law.	C-1
iii

SUMMARY
This summary highlights selected information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”
Parties to the Merger (page 19)
SPX FLOW
SPX FLOW, Inc., a Delaware corporation, referred to as “SPX FLOW,” the “Company,” “we,” “our” or “us,” operates in two business segments: the Nutrition and Health segment and the Precision Solutions segment. Based in Charlotte, North Carolina, SPX FLOW innovates with customers to help feed and enhance the world by designing, delivering and servicing high-value process solutions at the heart of growing and sustaining our diverse communities. The product offering of the Company's continuing operations is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of sanitary and industrial markets. In 2020, SPX FLOW had approximately $1.4 billion in annual revenues, with approximately 36%, 37%, and 27% from sales into the Americas, EMEA, and Asia Pacific regions, respectively, and has continuing operations in more than 30 countries and sales in more than 140 countries.
SPX FLOW's product portfolio of pumps, valves, mixers, filters, air dryers, hydraulic tools, homogenizers, separators and heat exchangers, along with the related aftermarket parts and services, supports global industries, including food and beverage, chemical processing, compressed air and mining. From an end-market perspective, in 2020, approximately 47% of our revenues were from sales into the food and beverage end markets and approximately 53% were from sales into the industrial end markets. Our core strengths include expertise in rotating, actuating and hydraulic equipment, a highly skilled workforce, global capabilities, product breadth, and a deep application knowledge that enables us to optimize configuration and create custom-engineered solutions for diverse processes.
SPX FLOW's common stock is traded on the NYSE under the symbol “FLOW.”
Additional information about the Company is contained in our public filings, which are incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information” and “Parties to the Merger—SPX FLOW.”
LSF11 Redwood Acquisitions, LLC
Buyer, an investment vehicle formed by Lone Star Fund XI, L.P. (“Lone Star”), is a Delaware limited liability company formed on November 4, 2021, for the purpose of effecting the Merger. Buyer has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. After completion of the transactions contemplated by the Merger Agreement, Buyer (or its permitted assigns) will be the parent entity of the Company.
See the section entitled “Parties to the Merger—LSF11 Redwood Acquisitions, LLC”
Redwood Star Merger Sub, Inc.
Merger Sub, a direct wholly-owned subsidiary of Buyer, is a Delaware corporation formed on December 7, 2021, for the purpose of effecting the Merger. Under the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Buyer. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
See the section entitled “Parties to the Merger—Redwood Star Merger Sub, Inc.”
The Special Meeting (Page 20)
Date, Time and Place
The Special Meeting of SPX FLOW stockholders will be held on March 3, 2022 at 9:00 a.m. (Eastern Time). This Special Meeting will be held in person at 13320 Ballantyne Corporate Place, Charlotte, NC 28277.

The Special Meeting is being held to consider and vote on the following proposals:
•	to vote on a proposal to adopt and approve the Merger Agreement, the “Merger Proposal”;
•
to vote on a proposal to approve, on a non-binding advisory basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger, the “Advisory Compensation Proposal”; and

•
to vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes cast at the time of the Special Meeting or any adjournment or postponement of the Special Meeting to approve the Merger Proposal, the “Adjournment Proposal.”

Completion of the Merger is conditioned on, among other things, the approval of the Merger Proposal by holders of SPX FLOW common stock. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the obligation of the Company to complete the Merger.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of SPX FLOW common stock at the close of business on January 31, 2022 (the “Record Date”). Each holder of SPX FLOW common stock shall be entitled to one vote for each such share owned at the close of business on the Record Date.
As of the close of business on January 31, 2022, there were 42,058,085 shares of the Company common stock outstanding and entitled to vote at the Special Meeting.
A complete list of SPX FLOW stockholders entitled to vote at the Special Meeting will be available for inspection at SPX FLOW's principal place of business during regular business hours for a period of no less than 10 days before the Special Meeting at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277. If SPX FLOW's headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of SPX FLOW stockholders will be made available for inspection upon request to SPX FLOW's Investor Relations and Strategic Insights at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277, subject to the satisfactory verification of stockholder status. The list of SPX FLOW stockholders entitled to vote at the Special Meeting will also be made available for inspection during the Special Meeting.
Quorum; Abstentions and Broker Non-Votes
The holders of not less than one-third of the shares of Company common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy will constitute a quorum at the Special Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum. Once a share is represented at the Special Meeting, it will be counted for the purposes of determining a quorum at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, then a new quorum will have to be established.
Required Vote to Approve the Merger Proposal
Approval of the Merger Proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of SPX FLOW common stock entitled to vote on the proposal as of the close of business on the Record Date. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes will count as a vote “AGAINST”.
Required Vote to Approve the Advisory Compensation Proposal
Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting and entitled to vote. An abstention or a failure to vote your shares of common stock will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal. Broker non-votes will have no effect.
Required Vote to Approve the Adjournment Proposal
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting and entitled to vote. An abstention or a failure to vote your shares of common stock will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will have no effect.

The Merger (page 24)
You will be asked to consider and vote upon the Merger Proposal to approve the Agreement and Plan of Merger, dated as of December 12, 2021, by and among Buyer, Merger Sub and SPX FLOW, which, as it may be amended from time to time, is referred to in this proxy statement as the “Merger Agreement.” A copy of the Merger Agreement is attached as Annex A. The Merger Agreement provides, among other things, that at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger (the “Surviving Corporation”). In the Merger, each share of common stock, par value $0.01, of SPX FLOW (referred to in this proxy statement as the “common stock,” the “Company common stock” or the “SPX FLOW common stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares specified in the Merger Agreement) will be converted into the right to receive the merger consideration of $86.50 per share in cash, without interest thereon (the “Per Share Price”). Buyer, SPX FLOW, Merger Sub, and the paying agent for the merger consideration will each be entitled to deduct and withhold any amounts due under applicable laws from the amounts that would otherwise be payable under the terms of the Merger Agreement. Upon completion of the Merger, SPX FLOW will continue its existence as a Delaware corporation and will be a wholly owned subsidiary of Buyer, the SPX FLOW common stock will no longer be publicly traded and SPX FLOW's existing stockholders will cease to own SPX FLOW common stock.
Treatment of Company Equity Awards (page 49)
Restricted Shares. At the Effective Time, each outstanding share of restricted stock (a “Restricted Share”), will be fully vested, cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to the Per Share Price.
Stock Options. At the Effective Time, each outstanding option to purchase shares of Company common stock (a “Stock Option” or “Option”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock issuable upon exercise in full of such Option, multiplied by (2) the excess, if any, of the Per Share Price over the exercise price per share of such Option. Each Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled as of the Effective Time without payment.
Performance Stock Units. At the Effective Time, each outstanding performance-based restricted stock unit award (a “Performance Stock Unit” or “PSU”), to the extent unvested will vest in accordance with the following provisions: (i) if the applicable performance period has not been completed, the PSU will vest at the target level of performance (or, with respect to the PSUs that vest on the basis of the Company's operating income margin, at 325% of the target level of performance and with respect to the PSUs that vest on the basis of the Company's total shareholder return and were issued in 2020 or 2021, at 200% of the target level of performance) and (ii) if the applicable performance period has been completed, the PSU will vest at the actual level of performance, as determined in accordance with the terms of each outstanding award agreement. All such vested PSUs will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock subject to such vested PSUs, multiplied by (2) the Per Share Price.
Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit award (a “Restricted Stock Unit”), vested or unvested, will be fully vested, cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock subject to such Restricted Stock Units, multiplied by (2) the Per Share Price.
Conditions to Completion of the Merger (page 74)
Each party's obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing of the following conditions:
•
the approval of the Merger Agreement by holders of a majority of the outstanding shares of the Company's common stock entitled to vote on such matter at the Special Meeting (the “Requisite Company Vote”);

•	the expiration or earlier termination of the waiting periods applicable to the completion of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);
•	receipt of consent from the applicable government entity in the European Union and the People's Republic of China under applicable antitrust laws; and

•
no law, order or injunction having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits the completion of the Merger.

The respective obligations of Buyer and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Buyer at or prior to the closing of the following additional conditions, among others:
•
the accuracy of the representations and warranties of the Company as of the date of the Merger Agreement and as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), subject to certain materiality standards described in the section of this proxy statement entitled “The Merger Agreement—Conditions to Completion of the Merger”;

•	the performance by the Company in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date;
•	the absence of a Company Material Adverse Change having occurred on or after the date of the Merger Agreement;
•
the receipt by Buyer of a certificate signed by an officer of the Company, dated as of the closing date, certifying that the conditions set forth in the three preceding bullet points are satisfied; and

•
the receipt of consent from the applicable governmental entity in Turkey with respect to the applicable antitrust laws and the receipt of consent from the applicable governmental entity in France with respect to foreign direct investments.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver by the Company at or prior to the closing of the following additional conditions, among others:
•
the accuracy of the representations and warranties of Buyer and Merger Sub as of the date of the Merger Agreement and as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date) subject to certain materiality standards described in the section of this proxy statement entitled “The Merger Agreement—Conditions to Completion of the Merger”;

•	the performance by each of Buyer and Merger Sub in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and
•	the receipt by the Company of a certificate signed by an officer of Buyer dated as of the closing date, certifying that the conditions set forth in the two preceding bullet points are satisfied.
No party may rely, either as a basis for not completing the Merger or any of the other transactions contemplated by the Merger Agreement or terminating the Merger Agreement and abandoning the Merger, on the failure of a condition to closing set forth in the Merger Agreement to be satisfied if such failure was caused by such party's breach of the Merger Agreement.
When the Merger Becomes Effective (page 59)
As of the date of the filing of this proxy statement, we expect to complete the Merger during the first half of calendar year 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described in this proxy statement and include regulatory clearances, and it is possible that the Merger will not be completed until a later time, or at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. After the Requisite Company Vote is obtained, the Company's Board of Directors (referred to in this proxy statement as the “Board,” “the Company's Board” or “SPX FLOW's Board”) will not have the right to terminate the Merger Agreement in order to accept any acquisition proposal.
Recommendation of the Board (page 34)
After careful consideration, the Company's Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, SPX FLOW and its stockholders, and unanimously approved and declared it advisable to enter into the Merger Agreement, and approve the execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger (the “Company Recommendation”). The Company's Board unanimously recommends that the Company's stockholders vote “FOR” the Merger Proposal.
Reasons for the Merger (page 34)
For a description of the reasons considered by the Company's Board in resolving to recommend approval of the Merger Agreement, see the section entitled “Proposal No. 1 – The Merger—Reasons for the Merger; Recommendation of the Board.”
Opinion of Morgan Stanley (page 40)
SPX FLOW retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as financial advisor to SPX FLOW's Board in connection with the proposed Merger. At the meeting of the Company’s Board on December 12, 2021, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Price of SPX FLOW common stock in cash to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of SPX FLOW common stock. The full text of the written opinion of Morgan Stanley, dated as of December 12, 2021, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. You are encouraged to read the opinion carefully and in its entirety. The summary of the opinion of Morgan Stanley set forth herein is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley's opinion was rendered for the benefit of SPX FLOW's Board, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of SPX FLOW common stock. Morgan Stanley's opinion did not address any other aspects or implications of the Merger, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or the fairness of the amount or nature of the compensation to any officers, directors or employees of SPX FLOW, or any class of such persons, relative to the merger consideration to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement. Morgan Stanley did not express any opinion or recommendation as to how the stockholders of SPX FLOW should vote at the stockholders' meeting to be held in connection with the Merger.
For further information, see the section entitled “Proposal No. 1 – The Merger—Opinion of Morgan Stanley” and Annex B.
Interests of SPX FLOW's Directors and Executive Officers in the Merger (page 48)
In considering the recommendation of the Company's Board that Company stockholders vote to approve the Merger Proposal, Company stockholders should be aware that the directors and executive officers of SPX FLOW have interests in the proposed Merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company's Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in making its recommendation that Company stockholders vote to approve the Merger Proposal. These interests may include, among others:
•	The Merger Agreement provides for accelerated vesting and the cash-out of all Company Restricted Shares, Options, Performance Stock Units and Restricted Stock Units.
•	Certain of the Company's executive officers may receive change in control severance compensation and benefits under existing agreements between such officers and the Company.
•	The Company's directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the Merger Agreement.
For a more complete description of these interests, see “Proposal No. 1 – The Merger—Interests of SPX FLOW's Directors and Executive Officers in the Merger.”
Financing (page 47)
The Merger is not conditioned upon receipt of financing by Buyer. It is anticipated that the total amount of funds needed to pay the aggregate merger consideration, which will be approximately $3.723 billion based upon the number of shares of SPX FLOW common stock (and other SPX FLOW equity-based interests) outstanding as of January 31, 2022, and other fees and expenses necessary to complete the Merger and related transactions, including the repayment of indebtedness outstanding under SPX FLOW's current credit facilities, will be funded through a combination of cash held by the Company, up to $1.878 billion of equity financing (the “Equity Commitment”) and up to $2.31 billion of debt financing on the closing date. In connection with the financing of the Merger, Lone Star and Buyer have entered into an equity commitment letter, dated as of December 12, 2021 (the “Equity Commitment Letter”), in respect of the Equity Commitment, and Buyer has entered into a commitment letter (as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof, the “Debt Commitment Letter”), dated as of December 12, 2021, with Citigroup Global Markets Inc. (“CGMI”, on behalf of itself and Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services therein, collectively, “Citi”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofA Securities”, and together with Bank of America, acting through such of its affiliates and branches as it deems appropriate, “BofA”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets (“RBCCM”, and together with Royal Bank, acting through such of its affiliates and branches as it deems appropriate, “RBC”), Truist Bank (“TFC”), Truist Securities, Inc. (“TS” and together with TFC, “Truist”), BNP Paribas (acting through such of its affiliates or branches as it deems appropriate, “BNPP”), BNP Paribas Securities Corp. (acting through such of its affiliates or branches as it deems appropriate, “BNP Securities” and, together with BNPP, “BNP”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI”, and together with DBNY and DBCI, acting through such of its affiliates or branches as it deems appropriate, “DB”, together with Citi, BofA, RBC, Truist and BNP, along with any other financial institutions that from time to time provide commitments thereunder, the “commitment parties”).
Pursuant to the Debt Commitment Letter, subject to the terms and conditions set forth therein, the applicable commitment parties have committed to provide (i) a seven-year senior secured first lien term loan facility in an aggregate principal amount of $1,540.0 million, (ii) a five-year senior secured first lien revolving credit facility in an aggregate principal amount equal to $200.0 million, and (iii) senior unsecured increasing rate bridge loans in an aggregate principal amount equal to $570.0 million, less the gross proceeds from the issuance of senior unsecured notes issued on or prior to the closing date in lieu of such bridge loans (collectively, the “credit facilities”), to fund a portion of the consideration for the Merger, refinance certain existing indebtedness of the Company for other general corporate purposes as set forth in the Debt Commitment Letter, and related transaction fees, costs and expenses (the “Debt Commitment”). The funding and availability of the credit facilities provided for in the Debt Commitment Letter is contingent on the satisfaction of certain customary closing conditions, including (1) the absence of a Company Material Adverse Change, (2) the completion of the Merger in all material respects in accordance with the Merger Agreement, (3) the completion of the Equity Financing, and (4) the execution and delivery of definitive documentation with respect to the credit facilities in accordance with the terms and conditions set forth in the Debt Commitment Letter.
The Equity Commitment, the Debt Commitment, and unrestricted cash at the Company will be available (i) to fund the aggregate purchase price, (ii) to repay, prepay or discharge (after giving effect to the merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to, the Company's existing credit facilities, (iii) for working capital and other general corporate purposes and (iv) to pay all fees, costs and expenses required to be paid at the closing of the Merger by Buyer, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement.
Upon the terms and subject to the conditions of the Equity Commitment Letter, Buyer has a contractual right to enforce the Equity Commitment Letter against Lone Star and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Buyer's obligation to consummate the Merger upon receipt of the proceeds of the Debt Commitment.
Concurrently with the execution of the Merger Agreement, Lone Star delivered to the Company a limited guarantee in favor of the Company (which we refer to as the “Limited Guarantee”). Pursuant to the Limited Guarantee, Lone Star has agreed to guarantee the following payment obligations of Buyer and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations: (i) all or a portion of the Buyer Termination Fee, if required, on the terms and subject to the limitations set forth in the Merger Agreement, (ii) any amounts in respect of certain out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company in any legal proceeding for collecting the Buyer Termination Fee; provided, that in no event shall such collection costs exceed $10,000,000, and (iii) certain reimbursement and indemnification obligations of Buyer and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company or its subsidiaries in connection with providing financing cooperation to Buyer specified in the Merger Agreement that may be owed by Buyer pursuant to the Merger Agreement.
For more information, see the section entitled “Proposal No. 1 – The Merger—Financing”, beginning on page 47.
Material U.S. Federal Income Tax Consequences of the Merger (page 54)
The receipt of cash in exchange for shares of SPX FLOW common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Stockholders will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the shares of SPX FLOW common stock surrendered. SPX FLOW stockholders who are U.S. Holders (as defined under “Proposal No. 1 – The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will generally be subject to U.S. federal income tax on any gain recognized in connection with the Merger. SPX FLOW stockholders who are Non-U.S. Holders (as defined under “Proposal No. 1 – The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will not generally be subject to U.S. federal income tax on any gain recognized in connection with the Merger unless the stockholder has certain connections to the United States. The tax consequences of the Merger to SPX FLOW stockholders will depend upon their particular circumstances and each SPX FLOW stockholder should consult its own tax advisors to determine the tax consequences of the Merger to such stockholder, as well as tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
Regulatory Clearances (page 57)
Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division (the “Antitrust Division”) of the United States Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Buyer and SPX FLOW filed their Pre-Merger Notification and Report Forms on December 17, 2021, in connection with the Merger, and the waiting period expired at 11:59 p.m. (Eastern Time) on January 18, 2022.
Completion of the Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act in addition to obtaining the required government consents under the Merger Agreement as discussed in the section entitled “Proposal No. 1 – The Merger—Regulatory Clearances—Additional Regulatory Clearance.”
Litigation Relating to the Merger (page 57)
Following the filing of the preliminary proxy statement on January 11, 2022, two lawsuits related to the Merger were filed against the Company and its directors. The Company also received two demand letters related to the Merger. The Company believes the claims in the complaints and the demand letters are without merit. Other potential plaintiffs may file additional lawsuits challenging the proposed transaction. See the section entitled “Litigation Relating to the Merger.”
Appraisal Rights of SPX FLOW Stockholders (page 83)
Under the General Corporation Law of the State of Delaware (the “DGCL”), Company stockholders who do not vote for the Merger Proposal will have the right to seek appraisal of the fair value of their shares of SPX FLOW common stock as determined by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) if the Merger is completed, but only if they comply fully with all of the applicable requirements of Section 262 of the DGCL (“Section 262”), which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Per Share Price. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the Merger Proposal and must not vote or otherwise submit a proxy in favor of the Merger Proposal. Failure to follow exactly the procedures specified in Section 262 will result in the loss of appraisal rights. Because of the complexity of Section 262 relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 that is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety.
Delisting and Deregistration of Company Common Stock (page 58)
If the Merger is completed, SPX FLOW common stock will be delisted from the NYSE and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Acquisition Proposals; No Solicitation (page 66)
Except as permitted by the Merger Agreement, the Company must not, and must not permit its subsidiaries to, and must direct and use reasonable best efforts to cause its and its subsidiaries' directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (collectively, the “Representatives”) not to, directly or indirectly:
•
initiate, endorse, facilitate or solicit any inquiries, indications of interest, proposals or offers that constitute, or would reasonably be expected to result in, an “Acquisition Proposal,” as defined in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation” (including providing access to non-public information);

•	enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal; or
•	otherwise knowingly assist, participate, cooperate in or knowingly facilitate any effort or attempt to make an Acquisition Proposal.
However, prior to the time the Requisite Company Vote is obtained, if SPX FLOW receives an unsolicited bona fide written Acquisition Proposal not preceded by a breach of SPX FLOW's non-solicitation obligations under the Merger Agreement, the Company may contact a person making the Acquisition Proposal solely to clarify the terms and conditions thereof. In addition, if the Company's Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that (1) the failure to take the applicable action would be inconsistent with the directors' fiduciary duties under applicable law and (2) based on the information then available and after consultation with its outside legal counsel and financial advisors, the Acquisition Proposal constitutes or is reasonably likely to result in a “Superior Proposal,” as described in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation—Receipt of Acquisition Proposals,” then the Company may:
•
provide information (including access to the employees of the Company and its subsidiaries) in response to a request by a person making the written Acquisition Proposal, subject to specified conditions described in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation—Receipt of Acquisition Proposals”; and

•	engage in or participate in discussions or negotiations with any person who has made an unsolicited bona fide written Acquisition Proposal.
Change of Board Recommendation; Alternative Acquisition Agreement (page 68)
SPX FLOW's Board has unanimously recommended that SPX FLOW stockholders vote “FOR” the Merger Proposal. The Merger Agreement permits SPX FLOW's Board to effect a “Change of Recommendation” (as described in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation—Change of Board Recommendation; Alternative Acquisition Agreement”) only in certain limited circumstances, as described below. Before the Requisite Company Vote is obtained, SPX FLOW's Board may effect a Change of Recommendation and/or terminate the Merger Agreement in response to a Superior Proposal, if SPX FLOW's Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement offered by Buyer. Before effecting a Change of Recommendation or terminating the Merger Agreement in response to a Superior Proposal, (1) SPX FLOW must have given Buyer at least five business days' prior written notice of its intention to do so (which notice shall state the reasons therefor, including the material terms and conditions of, and the identity of the person making such Superior Proposal and include a copy of the alternative acquisition agreement and any other relevant transaction documents and a copy of any financing commitments relating thereto), (2) SPX FLOW must have negotiated in good faith (to the extent Buyer requests to negotiate) with Buyer during such notice period to enable Buyer to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or that the Company’s Board would no longer determine that the failure to make such Change of Recommendation would be inconsistent with the directors' fiduciary duties under applicable law and (3) following the end of the notice period, the Company's Board must have determined in good faith, taking into account any revisions to the terms of the Merger Agreement proposed in writing by Buyer and after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Buyer were to be given effect and that failure to make such Change of

Recommendation would continue to be inconsistent with the directors' fiduciary duties under applicable law (provided further that each material amendment to the financial terms of the Superior Proposal will be deemed a new Acquisition Proposal, requiring additional notice to Buyer, and SPX FLOW's Board may not make a Change of Recommendation without offering to Buyer to negotiate for three business days from the date of such additional notice).
See the sections entitled “The Merger Agreement—Acquisition Proposals; No Solicitation—Change of Board Recommendation; Alternative Acquisition Agreement” and “The Merger Agreement—Termination.”
In addition, before the Requisite Company Vote is obtained, SPX FLOW's Board may effect a Change of Recommendation in response to an “Intervening Event” (as defined in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation—Change of Board Recommendation; Alternative Acquisition Agreement”) if SPX FLOW's Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law. Before effecting a Change of Recommendation in response to an Intervening Event, (1) SPX FLOW must have given Buyer at least five business days’ prior written notice of its intention to do so and a reasonably detailed description of such Intervening Event that serves as a basis of the Change of Recommendation as soon as reasonably practicable after becoming aware of it, (2) SPX FLOW must have negotiated in good faith (to the extent Buyer requests to negotiate) with Buyer during such notice period to enable Buyer to propose revisions to the terms of the Merger Agreement such that it would obviate the basis for the Change of Recommendation and (3) at the end of the notice period, SPX FLOW's Board must determine in good faith, taking into account any revisions to the terms of the Merger Agreement proposed in writing by Buyer and after consultation with its outside legal counsel and financial advisor, that the failure to effect a Change of Recommendation would still be inconsistent with its fiduciary duties under applicable law if the changes proposed by Buyer were to be given effect (provided further that each material change to facts and circumstances relating to the Intervening Event shall require a new notice and SPX FLOW's Board may not make a Change of Recommendation without offering to Buyer to negotiate for three business days from the date of such additional notice).
See the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation—Change of Board Recommendation; Alternative Acquisition Agreement.”
Termination (page 74)
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in the following circumstances:
•	by the mutual written consent of SPX FLOW and Buyer;
•	by either SPX FLOW or Buyer, if:
○
the Merger has not been completed by September 12, 2022 (such date, the “Outside Date”); provided, that the right to terminate if the Merger has not been completed by September 12, 2022 shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

○	the Requisite Company Vote has not been obtained at the Company's stockholders' meeting, including any adjournment or postponement thereof; or
○
a law, order or injunction by a court or other governmental authority of competent jurisdiction has been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits the completion of the Merger, and has become final and non-appealable; provided, that the right to terminate in such event shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, such event.

•	by SPX FLOW, if:
○
prior to the time the Requisite Company Vote is obtained, (i) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal (and that did not result from a breach of the Merger Agreement terms, including the terms described in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation”) and, (ii) prior to or concurrently with such termination, the Company pays to Buyer the Company Termination Fee (as defined below); or

○
Buyer or Merger Sub has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case which (1) would result in a failure of a condition to the obligation of SPX FLOW to complete the Merger and (2) is either not curable prior to the Outside Date or is not cured within the earlier of (x) 30 days following the giving of written notice thereof by the Company to Buyer or (y) the Outside Date; or

○
if (1) the closing has not occurred on the date the closing should have occurred; (2) all conditions to closing have been satisfied; (3) SPX FLOW has irrevocably confirmed by written notice to Buyer that (A) the conditions to closing have been satisfied or will be satisfied, or SPX FLOW is willing to waive any unsatisfied condition to the closing for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement; (B) SPX FLOW stands ready, willing and able to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (C) if Buyer and Merger Sub comply with their obligations under the Merger Agreement, the closing would occur; and (4) the closing will not have been consummated by Buyer or Merger Sub within three business days after delivery of such notice; or

•	by Buyer, if:
○
SPX FLOW has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case which (1) would result in a failure of a condition to the obligations of Buyer and Merger Sub to complete the Merger and (2) is either not curable prior to the Outside Date or is not cured within the earlier of (x) 30 days following the giving of written notice thereof by Buyer to SPX FLOW and (y) the Outside Date (provided that Buyer or Merger Sub were not in breach of any of their representations, warranties, covenants or agreements); or

○	prior to the time the Requisite Company Vote is obtained, SPX FLOW's Board has made a Change of Recommendation.
Company Termination Fee (page 75)
SPX FLOW will be required to pay Buyer a termination fee in an amount equal to $112.0 million (less the amount of any Buyer Expenses (as defined below) previously paid to Buyer pursuant to the Merger Agreement) (the “Company Termination Fee”) in the following circumstances:
•
in the event that: (A) before obtaining the approval of the Merger Agreement by the stockholders of the Company constituting the Requisite Company Vote, an Acquisition Proposal (whether or not conditional) is publicly made or otherwise publicly disclosed, (B) thereafter, the Merger Agreement is terminated by the Company or Buyer as a result of the Requisite Company Vote not being obtained or the Merger not being completed by the Outside Date or by Buyer due to a Company breach of its representations, warranties, covenants or agreements, or any inaccuracy in their representations or warranties, and (C) within 12 months of such termination, the Company and any of its subsidiaries shall have entered into a definitive agreement in respect of any Acquisition Proposal that is subsequently consummated, or the Company or any of its subsidiaries ultimately consummate an Acquisition Proposal which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for purpose of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);

•	in the event the Merger Agreement is terminated by Buyer due to a Change of Recommendation; or
•	in the event the Merger Agreement is terminated by the Company due to a Superior Proposal.
In no event will more than one Company Termination Fee be payable under the Merger Agreement.

Buyer Termination Fee (page 75)
Buyer (or the guarantor pursuant to the Limited Guarantee) will be required to pay the Company a termination fee in an amount equal to $224.0 million (the “Buyer Termination Fee”) in the following circumstances:
•
Buyer or Merger Sub has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case which (1) would result in a failure of a condition to the obligation of SPX FLOW to complete the Merger and (2) is either not curable prior to the Outside Date or is not cured within the earlier of (x) 30 days following the giving of written notice thereof by SPX FLOW to Buyer and (y) the Outside Date; or

•
if (1) the closing did not occur on the date the closing should have occurred; (2) all conditions to closing have been satisfied; (3) SPX FLOW has irrevocably confirmed by written notice to Buyer that (A) the conditions to closing have been satisfied and will be satisfied, or SPX FLOW is willing to waive any unsatisfied condition to the closing set forth in the Merger Agreement for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement; (B) SPX FLOW stands ready, willing and able to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (C) if Buyer and Merger Sub complied with their obligations under the Merger Agreement, the closing would occur; and (4) the closing will not have been consummated by Buyer and Merger Sub within three business days after delivery of such notice.

In no event will more than one Buyer Termination Fee be payable under the Merger Agreement.
Buyer Expenses (page 76)
If SPX FLOW fails to obtain the Requisite Company Vote in circumstances when the Company Termination Fee is not then payable, SPX FLOW will reimburse Buyer for all of its reasonable and documented out-of-pocket fees and expenses incurred by Buyer or Merger Sub or on their behalf up to the maximum amount of $10.0 million (the “Buyer Expenses”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposals to be voted on at the Special Meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”
Q:	Why am I receiving this proxy statement?
A:
On December 12, 2021, we entered into a Merger Agreement providing for the Merger of Merger Sub, a direct and wholly owned subsidiary of Buyer, with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Buyer. The Merger Agreement provides for Buyer to acquire the Company in a Merger for a price of $86.50 per share in cash, without interest thereon. You are receiving this proxy statement in connection with the solicitation of proxies by the Company's Board in favor of the Merger Proposal and to approve the other related proposals to be voted on at the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held at SPX FLOW, Inc., 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277, on March 3, 2022, at 9:00 a.m. (Eastern Time) (including any adjournment or postponement thereof). This Special Meeting will be a held in person.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only holders of record of the Company common stock as of the close of business on January 31, 2022, the Record Date for the Special Meeting, are entitled to receive these proxy materials and to vote their shares at the Special Meeting. Each share of Company common stock issued and outstanding as of the close of business on the Record Date will be entitled to one vote on each matter submitted to a vote at the Special Meeting.

Q:	What matters will be voted on at the Special Meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve the Merger Proposal;
•	to approve the Advisory Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	How many shares are needed to constitute a quorum?
A:
A quorum will be present if holders of not less than one-third of the shares of the Company common stock issued and outstanding and entitled to vote at the Special Meeting are present or represented by proxy at the Special Meeting. If a quorum is not present, the chairperson of the Special Meeting has the power to adjourn the Special Meeting without notice other than announcement at the meeting until a quorum is present or represented.

As of the close of business on January 31, 2022, the Record Date for the Special Meeting, there were 42,058,085 shares of common stock outstanding.
If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.
Q:	What vote of our stockholders is required to approve the Merger Proposal?
A:
Approval of the Merger Proposal requires the vote of a majority of the shares of common stock outstanding at the close of business entitled to vote on the Record Date for the Special Meeting “FOR” the Merger Proposal.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:	What vote of our stockholders is required to approve the remaining proposals to be voted upon at the Special Meeting?
A:
Each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of the Company common stock present, in person or represented by proxy and entitled to vote, at the Special Meeting.

An abstention with respect to either proposal, or a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” these proposals. Because all proposals for the Special Meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals.
Q:	How does the Company's Board recommend that I vote?
A:	Our Board unanimously recommends that SPX FLOW stockholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Advisory Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
For a discussion of the factors that the Company's Board considered in determining to recommend the approval of the Merger Agreement, please see the section entitled “Proposal No. 1 – The Merger—Reasons for the Merger; Recommendation of the Board.” In addition, in considering the recommendation of our Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. For a discussion of these interests, please see the section entitled “Proposal No. 1 – The Merger—Interests of SPX FLOW's Directors and Executive Officers in the Merger.”
Q:	How do SPX FLOW's directors and officers intend to vote?
A:
We currently expect that SPX FLOW's directors and executive officers will vote their shares in favor of the Merger Proposal and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.

Q:	When is the Merger expected to be completed?
A:
As of the date of the filing of this proxy statement, we expect to complete the Merger during the first half of calendar year 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described in this proxy statement and include regulatory clearances, and it is possible that the Merger will not be completed until a later time, or at all.

There may be a substantial amount of time between the Special Meeting and the completion of the Merger. After the Requisite Company Vote is obtained, our Board will not have the right to terminate the Merger Agreement in order to accept any Alternative Acquisition Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not approved by the Company's stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of common stock in connection with the Merger. Instead, SPX FLOW will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that the Company fails to promptly pay the Company Termination Fee or Buyer fails to promptly pay the Buyer Termination Fee, and in order to obtain such payment, Buyer, on the one hand, or the Company, on the other hand, commences a legal proceeding that results in a judgment against the Company for the Company Termination Fee, or against

Buyer for the Buyer Termination Fee, or any portion thereof, as applicable, the Company shall pay Buyer, or Buyer shall pay the Company, as the case may be, its out-of-pocket costs and expenses (including attorney's fees) in connection with such legal proceeding (including interests) (the amounts referred to in the foregoing, the “Collection Costs”); provided, that in no event shall the Collection Costs exceed $10,000,000.
In the event that the Merger Agreement is terminated by the Company or Buyer as a consequence of not receiving the Requisite Company Vote, under circumstances in which the Company Termination Fee is not then payable, then the Company will reimburse Buyer and its affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Buyer and Merger Sub and their affiliates) incurred by Buyer or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby (the “Buyer Expenses”), up to a maximum amount of $10,000,000; provided, that the payment by the Company of the Buyer Expenses pursuant to this paragraph shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee to the extent required by the Merger Agreement. Payment of the Buyer Expenses shall be made by wire transfer of same-day funds to the accounts designated by Buyer within two business days after the Company received notice and documentation with respect to amounts validly due under this paragraph.
Q:	What do I need to do now? How do I vote my shares of Common Stock?
A:
We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting
Stockholders of record will be able to vote at the Special Meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a “legal proxy” executed in your favor from your broker, bank or other nominee in order to be able to vote at the Special Meeting.
It is not necessary to attend the Special Meeting in order to vote your shares. To ensure that your shares of common stock are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting.
Attending the meeting does not itself constitute a vote on any proposal.
Shares of Common Stock Held by Record Holder
You can also ensure that your shares are voted at the Special Meeting by submitting your proxy via:
•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;
•	telephone, by viewing the proxy materials at www.proxyvote.com and using a touch-tone phone and the toll-free number; or
•	the Internet, at www.proxyvote.com and the 12-digit control number on the enclosed proxy card.
The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. (Eastern Time) on March 2, 2022.
If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted “FOR” (1) the Merger Proposal, (2) the Advisory Compensation Proposal, and (3) the Adjournment Proposal.
We encourage you to vote by proxy even if you plan on attending the Special Meeting.
A failure to vote or an abstention will have the same effect as voting “AGAINST” the Merger Proposal and on the other two proposals (assuming, in the case of a failure to vote, that a quorum is present).
Shares of Common Stock Held in “Street Name”
If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted on any of the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal.
Q:	Can I revoke my proxy?
A:
Yes. You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by notifying SPX FLOW at SPX FLOW, Inc., 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Scott Gaffner, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Special Meeting and voting; however, simply attending the Special Meeting will not cause your proxy to be revoked. Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting at the Special Meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote at the Special Meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:
The requisite number of shares to approve the Merger Proposal is based on the total number of shares of common stock outstanding on the Record Date, not just the shares that are voted. If you do not vote, or abstain from voting, on the Merger Proposal and the other two proposals, it will have the same effect as a vote “AGAINST” each such proposal.

Q:	What will happen if stockholders do not approve the Advisory Compensation Proposal?
A:
The inclusion of the Advisory Compensation Proposal is required by the rules of the U.S. Securities and Exchange Commission (“SEC”); however, the approval of this proposal is not a condition to the completion of the Merger and the vote on this proposal is an advisory vote by stockholders and will not be binding on SPX FLOW or Buyer. If the Merger Agreement is approved by our stockholders and the Merger is completed, the Merger-related compensation is expected to be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:	Will my shares of Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder (that is, your custodial bank, broker or other financial nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the Special Meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:
If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.

Q:	What happens if I sell my shares of common stock before completion of the Merger?
A:
In order to receive the merger consideration, you must hold your shares of common stock through completion of the Merger. Consequently, if you transfer your shares of common stock before completion of the Merger, you will have transferred your right to receive the merger consideration in the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the completion of the Merger. If you transfer your shares of common stock after the Record Date but before the closing of the Merger, you will have the right to vote at the Special Meeting but not the right to receive the merger consideration.
Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the Merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your stock certificates now.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Per Share Price for my shares of common stock?
A:
Yes. As a holder of SPX FLOW common stock, you are entitled to exercise appraisal rights under the DGCL, in connection with the Merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the DGCL, including that you do not vote (in person or by proxy) in favor of adoption of the Merger Agreement. These procedures are summarized in the section entitled “Appraisal Rights of SPX FLOW Stockholders.” In addition, the text of the applicable appraisal rights provisions of Delaware law is reproduced in its entirety as Annex C to this proxy statement. Failure to strictly comply with these provisions will result in the loss of appraisal rights.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Where can I find more information about SPX FLOW?
A:	You can find more information about SPX FLOW from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc. (“D.F. King”), which is acting as the proxy solicitation agent and information agent for the Company in connection with the Merger, at the telephone numbers, email address or address below, or SPX FLOW at the telephone number or address listed below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others, Call Toll Free: (800) 488-8075
Email: flow@dfking.com

or

SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention: Scott Gaffner
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate” or “continue,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. SPX FLOW assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the failure to obtain the Requisite Company Vote;
•	the possibility that the closing conditions to the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;
•	delay in closing the transaction or the possibility that the transaction may not be completed;
•	the occurrence of any event that could give rise to termination of the Merger Agreement;
•	risks related to the disruption of the transaction to the Company and its management;
•	limitations placed on our ability to operate our business under the Merger Agreement;
•
the effect of announcement of the transaction on SPX FLOW's ability to retain and hire key personnel and maintain relationships with customers, suppliers, subcontractors, regulators and other third parties;

•
the risk that stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability, and risks associated with other litigation relating to our business;

•	risks relating to adverse outcomes in legal proceedings other than in connection with the Merger;
•	risks relating to changes generally affecting the nutrition health and precision solutions markets;
•	disruption of SPX FLOW's significant supplier relationships;
•	disruption in SPX FLOW's manufacturing systems; and
•
other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K for the fiscal year ended 2020, and our Quarterly Reports on Form 10-Q and other documents filed by us with the SEC after the date thereof. See the section entitled “Where You Can Find Additional Information.”

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by the Company or on its behalf, you should not place undue reliance on any forward-looking statements.
Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Company to predict which factors will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PARTIES TO THE MERGER
SPX FLOW
SPX FLOW operates in two business segments: the Nutrition and Health segment and the Precision Solutions segment. Based in Charlotte, North Carolina, SPX FLOW innovates with customers to help feed and enhance the world by designing, delivering and servicing high-value process solutions at the heart of growing and sustaining our diverse communities. The product offering of the Company's continuing operations is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of sanitary and industrial markets. In 2020, SPX FLOW had approximately $1.4 billion in annual revenues, with approximately 36%, 37%, and 27% from sales into the Americas, EMEA, and Asia Pacific regions, respectively, and has continuing operations in more than 30 countries and sales in more than 140 countries.
SPX FLOW's product portfolio of pumps, valves, mixers, filters, air dryers, hydraulic tools, homogenizers, separators and heat exchangers, along with the related aftermarket parts and services, supports global industries, including food and beverage, chemical processing, compressed air and mining. From an end-market perspective, in 2020, approximately 47% of our revenues were from sales into the food and beverage end markets and approximately 53% were from sales into the industrial end markets. Our core strengths include expertise in rotating, actuating and hydraulic equipment, a highly skilled workforce, global capabilities, product breadth, and a deep application knowledge that enables us to optimize configuration and create custom-engineered solutions for diverse processes.
SPX FLOW's common stock is traded on the NYSE under the symbol “FLOW.”
A detailed description of SPX FLOW's business is contained in SPX FLOW's Annual Report on Form 10- K for the fiscal year ended December 31, 2020, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”
LSF11 Redwood Acquisitions, LLC
Buyer, an investment vehicle formed by Lone Star, is a Delaware limited liability company formed on November 4, 2021, for the purpose of effecting the Merger. Buyer has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. After completion of the transactions contemplated by the Merger Agreement, Buyer (or its permitted assigns) will be the parent entity of the Company.
Redwood Star Merger Sub, Inc.
Merger Sub, a direct wholly-owned subsidiary of Buyer, is a Delaware corporation formed on December 7, 2021, for the purpose of effecting the Merger. Under the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Buyer. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

THE SPECIAL MEETING
We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board for use at the Special Meeting or any adjournment or postponement thereof. This proxy statement provides SPX FLOW's stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by SPX FLOW's Board for use at the Special Meeting to be held at SPX FLOW, Inc., 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277, on March 3, 2022, at 9:00 a.m. (Eastern Time), or at any adjournment or postponement thereof.
For information regarding attending the meeting, please see “The Special Meeting—Voting; Proxies; Revocation—Attendance.”
Purposes of the Special Meeting
At the Special Meeting, SPX FLOW stockholders will be asked to consider and vote on the following proposals:
•	To approve the Merger Proposal;
•	To approve the Advisory Compensation Proposal; and
•	To approve the Adjournment Proposal.
Our stockholders must approve the Merger Proposal for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described in the section entitled “The Merger Agreement.”
The vote on the Advisory Compensation Proposal is separate and apart from the Merger Proposal. Accordingly, a stockholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Proposal and vice versa. Because the vote on the Advisory Compensation Proposal is advisory in nature only, it will not be binding on either SPX FLOW or Buyer. Accordingly, if the Merger Proposal is approved by our stockholders and the Merger is completed, the Merger-related compensation is expected to be paid to our executive officers in accordance with the terms of their compensation agreements and arrangements even if the stockholders fail to approve the proposal.
We do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. If any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.
This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about February 1, 2022.
Record Date and Quorum
The holders of record of our common stock as of the close of business on January 31, 2022, the Record Date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, 42,058,085 shares of common stock were outstanding.
The holders of not less than one-third of the shares of Company common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy will constitute a quorum at the Special Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, then a new quorum will have to be established.
Required Vote
Each share of common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the proposals to be considered at the Special Meeting.

For SPX FLOW to complete the Merger, SPX FLOW stockholders holding a majority of the shares of common stock outstanding entitled to vote at the close of business on the Record Date must vote “FOR” the Merger Proposal. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes will count as a vote “AGAINST”.
Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy at the Special Meeting and entitled to vote. An abstention with respect to either proposal, or a failure to vote your shares of common stock will have the same effect as a vote “AGAINST” these proposals. Broker non-votes will have no effect.
Voting by SPX FLOW's Directors and Executive Officers
At the close of business on the Record Date, directors and executive officers of SPX FLOW were entitled to vote approximately 456,125 shares of common stock, or approximately 1.1% of the shares of common stock issued and outstanding on that date. We currently expect that SPX FLOW's directors and executive officers will vote their shares in favor of the Merger Proposal and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.
Voting; Proxies; Revocation
Attendance
All holders of shares of common stock as of the close of business on January 31, 2022, the Record Date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the Special Meeting, which will begin promptly at 9:00 a.m. (Eastern Time).
To attend the Special Meeting in person, you must provide proof of ownership of SPX FLOW common stock as of the close of business on the Record Date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you always wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee.
If you anticipate needing assistance to participate in the meeting due to a disability, we would appreciate it if you would please notify us by February 28, 2022, so we may be better prepared to assist you. Please contact Scott Gaffner, Vice President, Investor Relations and Strategic Insights, SPX FLOW, 13320 Ballantyne Corporate Place, Charlotte North Carolina, 28277 and provide information about the assistance you will need.
For safety and security reasons, SPX FLOW will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.
Providing Voting Instructions by Proxy
Alternatively, you may have your shares of SPX FLOW common stock voted in one of the following three ways, whether or not you plan to attend the Special Meeting:
•	by submitting a proxy by telephone by calling 1-800-690-6903 and following the telephone voting instructions printed on your proxy card;
•	by submitting a proxy over the Internet at www.proxyvote.com and following the Internet voting instructions printed on your proxy card; or
•	by marking, signing and dating each proxy card you receive and returning it in its accompanying postage-paid envelope.
If you are submitting a proxy by telephone or over the Internet, your voting instructions must be received by 11:59 p.m. (Eastern Time) on March 2, 2022.
Submitting a proxy by telephone, over the Internet or by mail will not prevent you from voting in person at the Special Meeting. You are encouraged to submit a proxy by telephone, over the Internet or by mail, even if you plan to attend the Special Meeting, to ensure that your shares of SPX FLOW common stock are represented at the Special Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record on the Record Date, unless you attend the Special Meeting and cast your vote on the proposals in person, the effect will be that your shares of common stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal.
Shares of Common Stock Held in “Street Name”
If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.
In accordance with the rules of NYSE, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions with respect to these proposals from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the Special Meeting with a properly executed legal proxy from your broker, bank, or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of SPX FLOW common stock not being voted on the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal and will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to instruct your nominee will have no effect for the Advisory Compensation Proposal or the Adjournment Proposal.
Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:
•
submitting a new proxy dated after the date of the proxy being revoked, by using the telephone or internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to SPX FLOW, in each case, in accordance with the instructions on the enclosed proxy card;

•
delivering to Scott Gaffner, Vice President, Investor Relations and Strategic Insights a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked; or

•
attending the Special Meeting and voting your shares of SPX FLOW common stock in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the meeting).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to SPX FLOW or by sending a written notice of revocation to SPX FLOW, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by SPX FLOW before the Special Meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the Special Meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote at the Special Meeting.
Abstentions
An abstention occurs when a stockholder attends a meeting, either physically or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the Special Meeting for purposes of determining whether a quorum has been achieved.
Abstaining from voting will have the same effect as a vote “AGAINST” for all three proposals

Solicitation of Proxies
SPX FLOW's Board is soliciting your proxy, and SPX FLOW will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of SPX FLOW's outstanding common stock. The Company has retained D.F. King, a proxy solicitation firm, to assist SPX FLOW's Board in the solicitation of proxies for the Special Meeting, and we expect to pay D.F. King approximately $20,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King or, without additional compensation, by certain of SPX FLOW's directors, officers and employees.
Other Information
You should not return your stock certificate or send documents representing common stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

Proposal No. 1 – The Merger
The description of the Merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.
Certain Effects of the Merger
Pursuant to the terms of the Merger Agreement, if the Merger Agreement is approved by SPX FLOW's stockholders and the other conditions to the closing of the Merger are satisfied or waived, Merger Sub will be merged with and into SPX FLOW, with SPX FLOW surviving the Merger as a wholly owned subsidiary of Buyer.
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of common stock issued and outstanding immediately before the Effective Time (other than shares held by the Company as treasury shares, owned by Buyer or Merger Sub or held by any holders who have properly demanded and perfected appraisal rights in compliance with Section 262) will be converted into the right to receive the Per Share Price of $86.50, without interest, and SPX FLOW Restricted Shares, Options, Restricted Stock Units and PSUs will be converted as described in the section entitled “The Merger Agreement—Treatment of Company Equity Awards”. Buyer, SPX FLOW, Merger Sub, and the paying agent for the merger consideration will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement.
The Company's common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “FLOW.” As a result of the Merger, SPX FLOW will cease to be a publicly traded company and will be wholly owned by Buyer. Following the completion of the Merger, SPX FLOW common stock will be delisted from the NYSE and deregistered under the Exchange Act, and SPX FLOW will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.
Background to the Merger
The following chronology summarizes the key events that led to the signing of the Merger Agreement and does not purport to catalogue every conversation, nor the details of every conversation, involving the Board, the Committee (as defined below), management or other representatives of SPX FLOW and other parties. Other than as described below and for contacts in the ordinary course of our business, there have been no material contacts between SPX FLOW and Lone Star in the two years preceding the signing of the Merger Agreement.
On September 26, 2015, SPX Corporation distributed 100% of the common stock of SPX FLOW to its stockholders in a spin-off transaction (the “Spin-Off”). Since the consummation of the Spin-Off, the Board and SPX FLOW's management have regularly reviewed SPX FLOW's business strategy and strategic plan in light of SPX FLOW's competitive position, industry trends and other potential challenges and opportunities in executing such business strategy and strategic plan. As part of this regular review, the Board and management have also worked together to evaluate performance against SPX FLOW's strategic plan (including its short- and long-term operational and stock price performance) and to identify strategic and financial opportunities to maximize stockholder value. In addition, to assist SPX FLOW in connection with certain strategic matters (including in connection with assisting it evaluating and responding to unsolicited acquisition proposals), SPX FLOW retained Morgan Stanley in March of 2016 to act as its financial advisor.
Beginning in 2018, SPX FLOW initiated a focus on enhancing stockholder value by improving gross margins and increasing recurring revenue. Consistent with these objectives, SPX FLOW conducted a detailed strategic review of its product lines, working with an external consultant to focus on the products and market verticals where SPX FLOW had a strong value proposition for customers and could grow profitably. This strategic review also included a plan to focus its Food and Beverage Systems business to emphasize process technologies with a strong value proposition to customers. The review also led the Board to the decision to divest its former Power and Energy reportable segment business in a transaction that closed on March 30, 2020. During 2020, SPX FLOW also launched an “80/20” initiative designed to utilize a data driven approach to identify and focus efforts on products and customers in target markets that were likely to generate higher growth and higher margins. These efforts, together with other initiatives, resulted in adjusted operating margins increasing from approximately 8.1% in 2018 to approximately 11.8% for the first three quarters of 2021, an improvement of 370 basis points.

In 2021, SPX FLOW remained focused on continued execution of the 80/20 initiative and other efforts designed to further improve gross margins, including through overall enterprise productivity enhancements and reductions in SG&A and supply chain costs.
On March 11, 2021, SPX FLOW hosted a virtual investor day in which it highlighted its three year strategic objectives to achieve (i) low- to mid- single digit organic revenue growth, (ii) mid-teens operating income margins and (iii) acquired revenue of $200-300 million. The investor day presentation also noted the four foundational pillars supporting these objectives: (i) profitable growth, (ii) high return investments, (iii) improved customer experience and (iv) strong commitment to people and culture.
On May 5, 2021, SPX FLOW announced results for its first fiscal quarter that reflected a year over year increase in organic revenue of 19% and a significant improvement in gross margins.
In early May, 2021, representatives of Morgan Stanley became aware through its ongoing dialogue with representatives of Ingersoll Rand Inc. (“Ingersoll Rand”), on an unsolicited basis, of Ingersoll Rand's possible interest in pursuing a potential strategic transaction with SPX FLOW. Representatives of Morgan Stanley updated Marcus Michael, President and Chief Executive Officer of SPX FLOW, of this information, who subsequently updated Robert Hull, the Chairman of the Board and Peter Ryan, SPX FLOW's Chief People Officer and General Counsel.
At the Board's regularly scheduled meeting on May 12, 2021, Mr. Michael informed the Board of the information he had learned from representatives of Morgan Stanley about Ingersoll Rand's possible interest in a strategic transaction and the Board authorized Mr. Michael to engage in preliminary discussions with Ingersoll Rand in the event he was contacted by Ingersoll Rand.
On May 13, 2021 and May 14, 2021, Mr. Michael and Vincente Reynal, chief executive officer of Ingersoll Rand, through a series of emails initiated by Mr. Reynal, arranged a lunch meeting for May 18, 2021.
At the lunch meeting on May 18, 2021, Mr. Reynal indicated that Ingersoll Rand had conducted diligence based on publicly available information and would be interested in pursuing a potential acquisition of SPX FLOW. Mr. Michael told Mr. Reynal that he appreciated the interest and that SPX FLOW and its Board would take seriously any opportunity to create value for SPX FLOW and its stockholders. No discussions occurred at this meeting with respect to price, structure or any other potential terms related to a transaction.
Following the lunch meeting on May 18, 2021, Mr. Michael separately briefed Messrs. Hull and Ryan on his conversation with Mr. Reynal. Thereafter, Mr. Ryan apprised SPX FLOW's outside counsel, Winston & Strawn LLP (“Winston”), of the meeting between Messrs. Michael and Reynal. This discussion between Mr. Ryan and Winston included a review of, among other things, the fiduciary duties of the Board in considering a potential offer by Ingersoll Rand and the guidelines that management not engage in discussions with any potential acquiror concerning post-closing compensation or equity arrangements until expressly permitted by the Board.
On or around May 19, 2021, Mr. Michael directed Morgan Stanley to update its annual valuation materials on the Company.
On May 22, 2021, Mr. Michael provided an oral update on his conversations with Mr. Reynal to a broader group of directors that included Mr. Hull, David Singer and Patrick Campbell.
On May 26, 2021, Mr. Michael placed a telephone call to Mr. Reynal. During this call, Mr. Michael explained that, as outlined in its 2021 investor day presentation and as demonstrated by its operating performance in the first quarter, SPX FLOW had a plan to drive value creation for its stockholders and, therefore, any proposal to acquire the Company should reflect the value of such opportunity. Mr. Reynal responded by indicating that Ingersoll Rand was prepared to send a letter formally expressing its interest in exploring a transaction with SPX FLOW.
Thereafter, at Mr. Michael's direction, a special meeting of the Board was scheduled for June 1, 2021, in order to further consider the overtures made by Ingersoll Rand.
On May 27, 2021, Mr. Michael received an email from Mr. Reynal, which included a letter from Ingersoll Rand (the “May 27 IR Proposal”). The May 27 IR Proposal set forth a valuation for SPX FLOW of $81.50 per share in an all cash transaction. The May 27 IR Proposal was a non-binding expression of interest and indicated that Ingersoll Rand would need four to five weeks to complete due diligence and negotiate definitive documentation.

Also on May 27, 2021, Mr. Michael discussed the May 27 IR Proposal with Messrs. Hull and Ryan and the plan to include it on the agenda for the special meeting of the Board already scheduled for June 1, 2021. Thereafter, Mr. Ryan discussed the May 27 IR Proposal with Winston, including potential responses to the proposal and the Board's obligations with respect to the proposal.
On May 28, 2021, Messrs. Michael and Ryan held a telephone call with representatives of Morgan Stanley in order to discuss the May 27 IR Proposal and potential responses by SPX FLOW.
On June 1, 2021, a special meeting of the Board was convened in order to consider and discuss the May 27 IR Proposal. At this meeting, Mr. Ryan led the Board in a review of materials related to corporate governance (including that management not engage in discussions with any potential acquiror concerning post-closing compensation or equity arrangements until expressly permitted by the Board) and the fiduciary duties of directors in the context of an unsolicited acquisition proposal. The Board then discussed the May 27 IR Proposal in the context of the value that could be delivered to the stockholders of SPX FLOW by continued execution of the strategic plan and related initiatives already underway. The Board also reviewed and discussed projections provided by SPX FLOW management and the preliminary valuation views prepared by Morgan Stanley based on such projections. These projections included the Management Case—Long Range Plan (as defined below), which reflect the Company achieving a target Adjusted EBITDA margin of 24.0% by 2025. Based on these discussions, the Board determined that the May 27 IR Proposal undervalued SPX FLOW and its growth prospects. Accordingly, the Board determined that the May 27 IR Proposal should be rejected. In addition, at this special meeting the Board reviewed and approved resolutions authorizing the formation of a strategic alternatives committee of the Board comprised of Messrs. Hull, Campbell and Singer (with Mr. Singer serving as the chair) to facilitate review of strategic alternatives, including a potential transaction with Ingersoll Rand (such committee, the “Committee”).
On June 2, 2022, consistent with the directive from the Board, Mr. Michael sent a response letter to Mr. Reynal indicating that the Board had unanimously concluded that the valuation contemplated by the May 27 IR Proposal undervalued SPX FLOW and its future prospects.
On June 10, 2021, Messrs. Michael and Reynal agreed to speak on the morning of June 11, 2021.
Later on June 10, 2021, Ingersoll Rand sent SPX FLOW a second letter relating to a non-binding indication of interest in a potential transaction (the “June 10 IR Proposal”). The June 10 IR Proposal contemplated a valuation for SPX FLOW at $85.00 per share in an all cash transaction. The June 10 IR Proposal also provided high-level background on Ingersoll Rand's valuation approach, indicating that from Ingersoll Rand's perspective its offer provided SPX FLOW with full credit for the business plan outlined in its investor day presentation and assumed that SPX FLOW could achieve the near and medium term objectives described in that plan.
Also on June 10, 2021, Mr. Michael provided the June 10 IR Proposal to each of Messrs. Hull, Ryan and Jaime Easley, Vice President and Chief Financial Officer of SPX FLOW.
On June 11, 2021, Messrs. Michael and Reynal spoke on the telephone to discuss the June 10 IR Proposal. During this call, Messrs. Michael and Reynal discussed the valuation contemplated by the June 10 IR Proposal and Mr. Reynal explained the assumptions underlying such valuation. Mr. Michael indicated that SPX FLOW would carefully review the June 10 IR Proposal and respond on a timely basis.
Also on June 11, 2021, Mr. Michael apprised each of Messrs. Hull, Easley and Ryan of his conversation with Mr. Reynal. Thereafter, Messrs. Michael, Easley and Ryan also discussed the June 10 IR Proposal with representatives of Morgan Stanley, who provided input on the process for any potential engagement with Ingersoll Rand. Mr. Ryan also discussed with Winston the June 10 IR Proposal and the potential responses to the updated proposal. Following these discussions, Mr. Michael requested a meeting of the Committee be scheduled for June 13, 2021 in order to provide the Committee with an opportunity to review and discuss the June 10 IR Proposal.
The Committee met on June 13, 2021. This meeting was also attended by Messrs. Michael, Easley and Ryan. At this meeting, the Committee reviewed and discussed the June 10 IR Proposal. Discussion then turned to the input and advice received by SPX FLOW from representatives of Morgan Stanley and Winston in respect of the unsolicited proposals from Ingersoll Rand. The Committee discussed the key elements of SPX FLOW's valuation, assuming the continued execution of its strategic plan based on management's projections, and also discussed potential interest in SPX FLOW from other third parties. The Committee also discussed the potential benefits and detriments of further engagement with Ingersoll Rand. Following such discussion, the Committee directed Mr. Michael to convey to Mr. Reynal that SPX FLOW rejected the June 10 IR Proposal.

On June 14, 2021, Mr. Michael had a telephone conversation with Mr. Reynal, during which he indicated that SPX FLOW believed that the June 10 IR Proposal undervalued SPX FLOW. Mr. Michael indicated that if Ingersoll Rand desired to receive non-public information on SPX FLOW's strategic initiatives and opportunities, Ingersoll Rand would need to provide an offer with a higher valuation than that contemplated by the June 10 IR Proposal. In response, Mr. Reynal agreed to review the terms of the June 10 IR Proposal further with his executive team and advisors and indicated that he would speak again soon with Mr. Michael.
On June 15, 2021, Mr. Reynal sent Mr. Michael an email indicating that, following further internal conversation, Ingersoll Rand's proposed valuation remained at $85.00 per share. Mr. Reynal also indicated that, while he understood SPX FLOW's belief in its long-term plan, such plan involved a number of execution risks and uncertainties. Mr. Reynal's email further indicated that Ingersoll Rand would not be in a position to increase its offer any further unless non-public information provided under a non-disclosure agreement indicated that SPX FLOW was materially ahead of plan and demonstrated an ability to drive more value than that contemplated by the investor day presentation.
Also on June 15, 2021, Mr. Michael discussed Mr. Reynal's email with Messrs. Ryan and Easley. Thereafter, Mr. Ryan provided Winston with a status update on the process and discussed appropriate next steps. Following those discussions, Mr. Ryan provided an email update to the Committee.
On June 18, 2021, Mr. Michael advised Mr. Reynal in a brief telephone call that SPX FLOW would provide a response to the June 10 IR Proposal the following week. Later on the same day, Mr. Michael provided the Committee with another written status update. He also shared with the Committee a draft response letter to the June 10 IR Proposal and Mr. Reynal's email on June 15, 2021. The Committee reviewed the proposed draft response letter and the Committee confirmed agreement with the approach.
On the same day, Mr. Michael sent to Mr. Reynal a response letter to the June 10 IR Proposal and Mr. Reynal's email on June 15, 2021. This response letter was substantially in the form previously agreed to by the Committee. The response letter stated that the Company believed that the June 10 IR Proposal undervalued SPX FLOW. The response letter also indicated that, in light of the valuation gap between the parties, the Company was not willing to provide confidential information about SPX FLOW.
On June 25, 2021, Mr. Michael provided a written update to the Board detailing deliberations of the Committee, discussions with advisors and the current status of interactions with Ingersoll Rand.
On July 17, 2021, SPX FLOW received a request for comment from The Wall Street Journal related to a story the newspaper planned to publish relating to Ingersoll Rand's interest in SPX FLOW. Thereafter, Mr. Michael discussed the request for comment with Messrs. Hull, Easley and Ryan. Mr. Ryan also contacted Winston and discussed the Company's legal obligations in responding to this inquiry. Following these discussions, SPX FLOW advised The Wall Street Journal that, as a matter of policy, the Company did not comment on rumors and market speculation. Mr. Michael also provided the Board with a written update, advising them of The Wall Street Journal's request for comment and the likelihood that a story would be published with respect to Ingersoll Rand's interest in SPX FLOW.
On July 18, 2021, The Wall Street Journal published a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW and that the most recent all-cash offer valued SPX FLOW “in the low $80's per share.”
On July 19, 2021, Ingersoll Rand issued a press release confirming that it had made an all-cash non-binding proposal to acquire SPX FLOW for $85 per share and the SPX FLOW Board had rejected the proposal. The release also stated that Ingersoll Rand “remain(s) committed to engaging with SPX FLOW” and that SPX FLOW is a “strong strategic fit” with Ingersoll Rand. Finally, the release noted that there can be no assurance that its proposal will result in a definitive agreement or that the proposed transaction or any other transaction will be approved or consummated.
Also on July 19, 2021, Messrs. Michael and Easley received unsolicited telephone calls from several stockholders regarding Ingersoll Rand's press release that, as a general matter, were supportive of the Company pursuing a transaction at the valuation proposed by Ingersoll Rand.
On the same day, Mr. Ryan also updated the Board and the Committee and solicited input on a potential press release to respond to Ingersoll Rand's public statement.

Following the close of trading on July 19, 2021, SPX FLOW issued a press release confirming that the Company had rejected an unsolicited, conditional, non-binding proposal from Ingersoll Rand at $85.00 per share. The press release noted that the Board and management team were open to all avenues to deliver stockholder value and remained focused on sustained and profitable growth.
The Committee met on the morning of July 20, 2021. The Committee discussed the public statement by Ingersoll Rand confirming its proposal and the unsolicited feedback from stockholders of SPX FLOW. The Committee then discussed and considered, among other things, the communication strategy for the earnings call scheduled for August 4, 2021, the possibility of initiating a formal outreach to potential acquirors following such earnings call and the potential for additional unsolicited offers to be made to acquire the Company. The Committee also directed Mr. Ryan to provide a written summary update for the full Board.
Later in the day, the chief executive officer of a publicly listed company (“Strategic Party 1”) sent Mr. Michael an unsolicited message stating that he had been watching the news and indicating receptivity to discussions with SPX FLOW regarding any strategic alternatives. Mr. Michael provided this message to Mr. Ryan and discussed an appropriate response with him. Mr. Ryan then provided an email update to representatives of Morgan Stanley and Winston on the unsolicited message and proposed response. Thereafter, Mr. Michael sent a reply message to the chief executive officer of Strategic Party 1 indicating appreciation for the outreach and that he would be in touch following the Company's earnings call.
On July 22, 2021, a long-time stockholder that indicated it beneficially owned approximately 4% of the Company's stock, delivered an unsolicited letter to the Board. The purpose of the letter was to state unequivocally that the stockholder would vote in favor of any offer for SPX FLOW at or above $85 and its belief that such a price fully reflected the value of SPX FLOW as a stand-alone company. The letter also strongly urged the Board to maximize stockholder value by publicly announcing, and immediately starting, a formal process that included both good faith negotiations with Ingersoll Rand and a demonstration of willingness to engage with other potential acquirors. The letter also indicated that the stockholder intended to make the contents of its letter public by July 28, 2021, if the Company did not publicly announce a process prior to such time.
The Committee met again on the morning of July 24, 2021, in order to discuss, among other things, the public disclosure of Ingersoll Rand's proposal and stockholder feedback, including the stockholder letter dated July 22, 2021. At this meeting, representatives of Morgan Stanley led the Committee in a discussion of the potential benefits and challenges associated with formally announcing a review of strategic alternatives. This discussion was followed by a review by Winston of the fiduciary duties of the Board relating to a decision to initiate and announce a formal review of strategic alternatives. Following further discussion on next steps, valuation matters, timing and the upcoming earnings call, the Committee agreed to call a meeting of the full Board for the following day and directed Mr. Ryan to send an update to the full Board summarizing the status of the Committee's deliberations.
The Board met on the morning of July 25, 2021. At the meeting, Mr. Michael provided an overview of the press reports relating to the unsolicited proposals from Ingersoll Rand, Ingersoll Rand's public confirmation of such proposals, the communication strategy in response thereto, feedback from stockholders of SPX FLOW and the deliberations of the Committee with respect to the timing and announcement of a potential review of strategic alternatives (including a possible sale transaction or a determination to continue to execute on SPX FLOW's strategic plan). Thereafter, representatives of Morgan Stanley provided the Board with their insights related to the then current circumstances, including market and investor reaction to the disclosures of the unsolicited proposals from Ingersoll Rand. Following this discussion by Morgan Stanley, the Board reviewed the potential benefits and challenges of initiating a formal review of a strategic review (including a possible sale transaction or a determination to continue to execute on SPX FLOW's strategic plan) and related public announcement. The Board also discussed valuation, how best to create a competitive process designed to maximize stockholder value and the manner in which Ingersoll Rand would be engaged in, and may respond to, a competitive process. Winston then provided an overview on the Board's fiduciary duties. Following further discussion by the Board, the Board determined, based on a variety of factors (including input from stockholders of SPX FLOW, market response and unsolicited interest from another potential strategic acquiror) to initiate a formal review of strategic alternatives (including a possible sale transaction or a determination to continue to execute on SPX FLOW's strategic plan) and to make prompt public disclosure of such decision.
On July 26, 2021, SPX FLOW issued a press release announcing a review of strategic alternatives, including a possible sale or merger of SPX FLOW or the continued execution of SPX FLOW's standalone strategy, including its strategic plan.

Under the direction of the Board, between the public announcement of the strategic review process on July 26, 2021 and the announcement of the signing of the Merger Agreement on December 13, 2021, representatives of Morgan Stanley sought to engage 23 potential strategic parties (including Ingersoll Rand) and eight financial parties (including Lone Star) in the exploration of a potential acquisition of SPX FLOW. During the course of the strategic review process, eight strategic parties and seven financial parties (including Lone Star) ultimately signed a non-disclosure agreement. Ingersoll Rand was provided a form of the non-disclosure agreement, but did not execute, or provide comments to, the form of non-disclosure agreement.
These non-disclosure agreements were all based on the same form non-disclosure agreement and all but one non-disclosure agreement executed by SPX FLOW included a standstill provision. Each non-disclosure agreement that was entered into by SPX FLOW with a standstill provision contained exceptions to the provision, including that private, non-public discussions and proposals to the Board or the officers of SPX FLOW were expressly permitted. The non-disclosure agreement without a standstill provision was entered into with Strategic Party 1.
Throughout the month of August, SPX FLOW and its advisors engaged in intensive work on the confidential presentation materials and sell-side due diligence efforts (including the population of a virtual data room).
On August 16, 2021, Mr. Ryan placed a phone call and sent an email to the general counsel of Ingersoll Rand regarding Ingersoll Rand's potential interest in participating in the strategic review process, but received no immediate response to either communication.
On August 18, 2021 and August 19, 2021, the Board held a regularly scheduled meeting via videoconference. This Board meeting included an update from representatives of Morgan Stanley on the status of the strategic review process, including the various parties that expressed interest and those parties that declined to participate in the strategic review process and an illustrative timeline for the strategic review process.
On August 24, 2021, Mr. Michael invited Mr. Reynal to a lunch meeting.
On August 25, 2021, Mr. Reynal told Mr. Michael that Ingersoll Rand was still evaluating next steps with its board of directors. Mr. Reynal noted that he expected to have an update by August 31 and that he would reach-out at that time. Mr. Michael suggested an in-person meeting, but did not receive a response from Mr. Reynal.
Between August 26, 2021 and August 31, 2021, management continued to work with the Company's advisors to finalize key documents for the strategic review process, including the management presentation and process letter. Drafts of the management presentation were also provided to the Board and to the Committee. In addition, Mr. Michael provided the Committee with a written update regarding prospective purchasers interested in participating in the strategic review process.
On August 31, 2021, at the direction of the Committee, Morgan Stanley delivered a process letter to prospective acquirors then participating in the strategic review process. This process letter requested that an initial indication of interest be delivered by the end of September, which was in advance of the Board's next scheduled meeting. The prospective acquirors were requested to provide, among other things, a proposed valuation for SPX FLOW on a price per share basis, the assumptions underlying such valuation and the form of merger consideration to be delivered. In addition, the process letter requested that bidders identify proposed financing sources and the time required to complete due diligence and negotiate definitive agreements. The process letter indicated that, following the submissions of the indications of interest, a limited number of parties would be selected to move on to the second stage of the transaction process (at which time additional guidance would be provided to prospective acquirors).
On September 1, 2021, management of SPX FLOW delivered its first management presentation to a prospective acquiror in connection with the strategic review process. During the course of the strategic review process, six parties (including two strategic parties and four financial parties) engaged in virtual or in-person meetings with the SPX FLOW management team.
Also on September 1, 2021, Ingersoll Rand issued a press release stating that Ingersoll Rand would not participate in SPX FLOW's strategic review process. Mr. Reynal wrote Mr. Michael contemporaneously with the issuance of the press release and provided the same message. Mr. Michael responded by indicating that SPX FLOW remained available to engage with Ingersoll Rand if Ingersoll Rand decided to reengage. Thereafter, Mr. Ryan provided the Board with a written update summarizing the Ingersoll press release and the communications between Messrs. Reynal and Michael.

On September 3, 2021, a virtual data room was opened to prospective acquirors. During the course of the strategic review process, six parties (including one strategic party and five financial parties) were provided access to the virtual data room.
On September 9, 2021, while SPX FLOW management continued to meet with prospective acquirors, representatives of Morgan Stanley received a verbal indication from Strategic Party 1 regarding potential interest in an alternative to a sale of SPX FLOW, whereby Strategic Party 1 would contribute certain business divisions into SPX FLOW in exchange for stock in SPX FLOW. The assets proposed to be contributed were non-core to SPX FLOW and inconsistent with the Company's strategic plan. Strategic Party 1 did not ultimately provide a formal indication of interest with respect to the above described proposal or an acquisition of SPX FLOW.
On September 11, 2021, the Committee met. During this meeting, the Committee discussed, among other things, the announcement by Ingersoll Rand that it would not participate in the strategic review process and the status of ongoing meetings with prospective acquirors (including the verbal indication of interest from Strategic Party 1). In addition, the Committee also discussed the agenda for the regularly scheduled Board meetings at the end of September, including SPX FLOW's strategic plan, valuation and matters related to the strategic review process.
On September 21, 2021, representatives of Morgan Stanley delivered to the Board a relationship disclosure memo.
On September 27, 2021, a private equity fund (“Financial Party 1”) submitted a non-binding indication of interest that valued SPX FLOW at between $85.00 and $87.50 per share in an all-cash transaction. Key assumptions underlying this indication of interest included: (i) that the historical and 2021E EBITDA provided for review of the prospective acquirors reflected the maintainable GAAP earnings base of the business, and (ii) management's forecast for 2021 and 2022 was achievable. The indication of interest from Financial Party 1 did not include any information on its plans or proposals for management compensation arrangements. Financial Party 1's indication of interest did not indicate how long it would need in order to complete due diligence on, and reach a definitive agreement with, SPX FLOW.
On September 28, 2021, Lone Star submitted a non-binding indication of interest that valued SPX FLOW at $85.00 per share in an all-cash transaction. Key assumptions underlying this indication of interest included: (i) 2021 outlook and performance, including an assumption of adjusted 2021 run-rate EBITDA being in excess of $310 million (excluding public company costs and non-cash corporate expenses), and (ii) confirmation of the Company's ability to execute against the longer term strategic plan. The indication of interest from Lone Star did not include any information on its plans or proposals for management compensation arrangements. Lone Star's indication of interest did not indicate how long it would need in order to complete due diligence on, and reach a definitive agreement with, SPX FLOW.
On September 28, 2021 and September 29, 2021, the Board held a regularly scheduled meeting. These meetings included discussions of, among other things, the status of the strategic review process. In particular, representatives of Morgan Stanley discussed the status of the strategic review process, including the status of discussions with prospective acquirors and a review of the preliminary valuation analysis with respect to various strategic alternatives. Mr. Easley presented on the Management Case—Long Range Plan and valuation of the Company. Thereafter, Winston reviewed, among other things, the fiduciary duties of the Board in connection with the strategic review process.
Also on September 29, 2021, SPX FLOW learned that a strategic party (“Strategic Party 2”) had determined to withdraw from the process following review of the potential transaction with its board of directors.
No strategic parties remained involved in the strategic review process following the withdrawal of Strategic Party 2. Other than Financial Party 1 and Lone Star, no other party submitted an indication of interest.
Following submissions of the indications of interest by Financial Party 1 and Lone Star, each of Financial Party 1 and Lone Star were directed to continue their due diligence efforts and provide an update to their indication of interest in advance of the Board's next scheduled meeting on November 1, 2021. Morgan Stanley requested that the updated proposal focus on valuation, sources and uses (including detailed information on the status of discussions with debt financing sources), remaining diligence and work-streams and time required to reach a signed transaction.
On October 12, 2021, SPX FLOW hosted in-person meetings with representatives of Lone Star in the Company's corporate headquarters in Charlotte, North Carolina. Representatives from SPX FLOW in attendance at this meeting included Messrs. Michael, Easley, Ryan and Tyrone Jeffers, Vice President, Global Manufacturing and Supply Chain for SPX FLOW along with representatives from Morgan Stanley. The meeting agenda included a review of the history of the SPX FLOW business, market dynamics and trends, go-to-market model and strategy, and 2021 and multi-year operational expectations.

On the same day and following the in-person October 12, 2021 meeting, Messrs. Michael and Easley and representatives from Lone Star attended a dinner meeting together along with representatives from Morgan Stanley. During this dinner the group discussed their personal experiences relative to business as well as Lone Star's experience as an owner of operating companies.
On October 20, 2021 and October 21, 2021, representatives from Lone Star conducted site visits to SPX FLOW's Rockford, IL and Delavan, WI facilities. Representatives in attendance at these site visits from SPX FLOW included Messrs. Michael and Jeffers along with representatives from Morgan Stanley. During the site visits, the parties also discussed Lone Star's observations regarding SPX FLOW's end markets, key product lines and operating structure.
On October 22, 2021, representatives of Morgan Stanley delivered to the Board an updated relationship disclosure memo.
On October 25, 2021, a letter was delivered to the Board by a stockholder of SPX FLOW. The letter stated, among other things, the stockholder's belief that a sale transaction would be in the best interests of SPX FLOW and its stockholders. The letter also indicated the stockholder's belief that management's long-term vision and plan for SPX FLOW, as articulated at the investor day presentation, were viewed by the investment community as aggressive and subject to significant execution risk, the result of which was that market participants were applying significant risk-weighted adjustments to management's forecasts. The letter stated that such doubt held within the investment community would continue to limit the potential for value creation on a standalone basis.
On the same day, Mr. Ryan provided the Committee with a written summary and copy of the stockholder letter.
On October 27, 2021, Financial Party 1 indicated that it would not submit an updated bid and would be withdrawing from the process.
On October 28, 2021, Lone Star submitted an updated proposal reaffirming its interest in acquiring SPX FLOW in an all cash transaction that valued SPX FLOW at $85.00 per share. Lone Star's updated proposal indicated that threshold commercial, business and industry diligence was completed and that remaining diligence would be focused on: (i) the near-term free cash flow profile and liquidity of SPX FLOW, and (ii) completion of customary confirmatory diligence (and the issuance of due diligence reports) by third party advisors. Lone Star's proposal included a detailed sources and uses for the proposed transaction, which did not contemplate any rollover by management (and no other terms were otherwise provided in the updated proposal regarding Lone Star's plans with respect to management). The proposal concluded with a statement that Lone Star was confident in its ability to complete due diligence and negotiate definitive agreements within a period of 30 days.
On the same day, Messrs. Michael, Easley and Ryan met with representatives of Morgan Stanley in order to review the updated proposal submitted by Lone Star, the withdrawal from the process by Financial Party 1, the stockholder letter received October 25, 2021 and potential next steps with respect to the strategic review process.
On October 29, 2021, the Committee met in order to, among other things, review the status of the strategic review process and to discuss the stockholder letter received on October 25, 2021. At the meeting, the Committee engaged in a detailed review of Lone Star's diligence efforts to date, the updated proposal submitted by Lone Star on October 28, 2021 and valuation analysis of the Company. Following these discussions, the Committee determined to proceed with a final stage of due diligence and engagement with Lone Star, with the objective of finalizing terms for the Board's consideration prior to its regularly scheduled meeting in December. In addition, the Committee then considered the possibility of having Mr. Michael reach out to Strategic Party 2 to discuss its potential interest in re-engaging in the process.
On November 1, 2021, the Board met in order to, among other things, review the status of the strategic review process. Representatives of Morgan Stanley discussed the status of Lone Star's engagement with the sale process and provided an overview of Lone Star's updated proposal. The representatives of Morgan Stanley also provided a preliminary analysis of the Lone Star proposal from a valuation perspective, including a review of the proposal based on comparable transactions. The Board also reviewed and discussed projections provided by SPX FLOW management and the valuation views prepared by Morgan Stanley based on such projections. These projections included (i) the Management Case—Long Range Plan, and (ii) the Management Case—Adjusted, which was developed by management at the direction of the Board in order to reflect cost saving and other initiatives only to the extent already substantially implemented and reflected the Company achieving a target Adjusted EBITDA margin of only 22.0% by 2025. Winston then provided an overview on the fiduciary duties of the Board in considering Lone Star's updated proposal. The Board then discussed next steps in connection with Lone Star's updated indication of interest and the timeline required in order to obtain an actionable binding offer.
On November 5, 2021, Winston provided a draft of the Merger Agreement to Lone Star's counsel, Gibson, Dunn & Crutcher LLP (“Gibson”).
On November 11, 2021, Messrs. Michael and Ryan met with representatives of Morgan Stanley following SPX FLOW's earnings call for its third quarter. This meeting included a discussion on feedback received from stockholders. In addition, the participants on the call considered the merits of reaching out to Strategic Party 2 to discuss potential interest in re-engaging in the process. Following this discussion, it was determined that Mr. Michael would reach out to the chief executive officer of Strategic Party 2 in order to determine whether Strategic Party 2 was interested in re-engaging.
Over the course of November 18, 2021 and November 19, 2021, representatives of Lone Star and representatives of SPX FLOW management participated in due diligence sessions held in person at the Company's corporate headquarters in Charlotte, North Carolina and held dinner meetings. Representatives of Morgan Stanley were also present at these due diligence sessions and dinner meetings.
On November 23, 2021, Mr. Michael spoke with the chief executive officer of Strategic Party 2. The chief executive officer of Strategic Party 2 indicated that he did not believe there was any change in its position, but he would follow-up with Mr. Michael.
Also on November 23, 2021, Gibson provided Winston with a detailed markup on the draft Merger Agreement. These comments included, among other things, the following:
•
The addition of a requirement that SPX FLOW cooperate in good faith and use commercially reasonable efforts to repatriate cash, as requested by Lone Star, to the United States from any foreign jurisdiction in as tax- and cost-efficient a manner as reasonably practicable, with a view to maximizing the amount of SPX FLOW's cash held in the United States (and including a cap on the amount of cash permitted to be held in the People's Republic of China as of the closing date);

•
The addition of a marketing period for the debt financing that would not commence until closing conditions are satisfied (other than those that can only be satisfied at closing), the Required Information (as defined therein) has been delivered and 20 business days (without counting blackout periods) have elapsed;

•	The removal of the requirement for Lone Star to enforce its rights under the Debt Commitment Letter in the event of a breach by the lenders;
•	The addition of a prohibition on the Company paying dividends to its stockholders after signing of the Merger Agreement;
•	The proposed treatment of all outstanding performance-based restricted stock units to vest at the target level of performance set forth in each award agreement;
•
An increase of the company termination fee from 2% to 4% of the equity value of the transaction and the addition of a requirement that such fee be payable (a) upon termination of the Merger Agreement by Lone Star following a change of recommendation by the Board or (b) in the event that the stockholder vote fails to pass following such a change of recommendation;

•	An additional termination fee payable by SPX FLOW equal to 1% of the equity value of the transaction in the event that SPX FLOW failed to secure stockholder approval for the transaction; and
•
A reduction of the termination fee payable by buyer from 10% to 4% of the equity value of the transaction and the addition of language providing that such buyer termination fee would be the sole and exclusive monetary remedy in the event of a debt financing failure or any other breach under the Merger Agreement.

Also on November 23, 2021, there was an increase in buying activity in the stock of SPX FLOW that appeared to coincide with inaccurate reports relating to the strategic review process undertaken by the Company, including inaccurate reports that the Company had received offers as part of its process that valued the Company at $97 per share of SPX FLOW common stock. Following discussions with representatives of Morgan Stanley and Winston, SPX FLOW management provided the Committee with a written update on such activity. The Committee, after reviewing the update provided by SPX FLOW management, determined that, consistent with the Company's established policy, SPX FLOW should not respond to the reports.

On November 24, 2021, SPX FLOW management provided a written update to the Board on the unsubstantiated takeover rumors.
On November 29, 2021, Winston and Gibson met by videoconference to review open issues related to Gibson's markup of the Merger Agreement. Winston focused its feedback on key issues, including the marketing period for Lone Star's debt financing, the requirement for Lone Star to enforce its rights under the Debt Commitment Letter, the Company's ability to continue paying dividends to its stockholders after the signing of the Merger Agreement, amounts and triggers for each party's terminations fees, the treatment of the outstanding performance-based restricted stock units and the repatriation of foreign cash.
On November 30, 2021, the Committee met. At this meeting, Mr. Michael provided the Committee with an update on the status of the strategic review process. Thereafter, the Committee engaged in discussion on the key issues currently under negotiation with Lone Star and key workstreams required to be completed in advance of the Committee's upcoming meeting on December 7, 2021 and the Board's meeting on December 8.
On December 1, 2021, Gibson sent Winston a draft of Lone Star’s Debt Commitment Letter that was contemplated by the proposed Merger Agreement. This Debt Commitment Letter was provided by creditworthy lending institutions and was assessed to be on customary terms and conditions for a transaction of this kind.
Also on December 1, 2021, Winston sent a revised draft of the Merger Agreement to Gibson. Over the course of the next week, in advance of the scheduled meetings of the Committee and the Board, Winston and Gibson met by videoconference on a number of occasions and exchanged three further drafts of the Merger Agreement, with negotiations focusing on the key areas highlighted on the November 29, 2021 videoconference call between Winston and Gibson.
In addition, on December 4, 2021, Gibson provided Winston with initial drafts of the Equity Commitment Letter and Limited Guarantee contemplated by the proposed Merger Agreement with Lone Star. In advance of the scheduled meetings of the Committee and the Board, Winston and Gibson exchanged two further drafts of these documents.
On December 7, 2021, Lone Star submitted an updated proposal to acquire all of the outstanding shares of common stock of SPX FLOW for cash consideration of $85 per share. At the time Lone Star submitted its updated proposal on December 7, 2021, the following material open issues remained unresolved in the Merger Agreement:
•	Whether or not Lone Star would be expressly required to enforce its rights under the Debt Commitment Letter in the event of a breach by the lenders;
•	Whether or not the Company would be entitled to continue paying dividends to its stockholders after signing of the Merger Agreement;
•	The vesting treatment of the outstanding performance-based restricted stock units;
•	The amount of the company termination fee, with Lone Star proposing 3.25% and the Company proposing 2.75%, in each case of the equity value of the transaction; and
•	The requirement that the Company reimburse buyer's expenses of up to $10 million in the event that the Company failed to secure stockholder approval for the transaction.
At 4:30 p.m. (Eastern Time) on the same day, the Committee convened to review the proposal from Lone Star. Representatives of Morgan Stanley provided the Committee with a review of the updated proposal and preliminary valuation analysis related thereto. The Committee then engaged in discussion with respect to the updated proposal. The discussion focused on, among other things, the potential impact on the market price for SPX FLOW common stock in the event it was announced that SPX FLOW would terminate the strategic review process and continue the pursuit of its strategic plan on a standalone basis. The Committee also discussed the possible stockholder reaction to such an announcement. Winston then summarized the terms of the Merger Agreement and the key open issues remaining in the Merger Agreement.
Also on December 7, 2021, representatives of Morgan Stanley provided the Board with an updated relationship disclosure memo.
On December 8, 2021, the Board convened a regularly scheduled meeting, which included a review and discussion of the updated proposal from Lone Star. During the meeting, Mr. Singer led the Board in a comprehensive update regarding the status of the proposed transaction. The Board discussed the history of the strategic review process, insights related to valuation derived from the process and the deliberations of the Committee related to potential next steps. The Board discussed the price offered by Lone Star, SPX FLOW's strategic plan and prospects on a standalone basis and unsolicited feedback provided by the Company's stockholders on the strategic review process. During the meeting, representatives of Morgan Stanley led a discussion on the preliminary valuation of SPX FLOW. Next, Winston summarized the key legal terms contemplated by the latest Lone Star bid and the fiduciary duties of the Board in connection with its consideration of the updated proposal. Following these deliberations, the Board determined to make a counter-offer to Lone Star.
During the evening of December 8, 2021, at the direction of the Board, representatives of Morgan Stanley presented Lone Star with a counteroffer of $88 per share.
On December 9, 2021, Lone Star responded that it was willing to increase its offer to $86.50 per share and signaled a willingness to resolve other open contractual issues in a reasonable manner.
Later on the same day, Morgan Stanley, at the direction of the Board, discussed with representatives of Lone Star whether it could increase its price further. Lone Star, however, indicated that the $86.50 counter-offer was its best and final offer. Mr. Ryan reviewed this counter-offer with Mr. Singer, who then conducted one-on-one telephone calls with each of the directors during the evening of December 9, 2021 and the morning of December 10, 2021.
On the morning of December 10, 2021, Mr. Michael and the chief executive officer of Strategic Party 2 had a telephone conversation in which the chief executive officer of Strategic Party 2 indicated that Strategic Party 2 was not interested in reengaging in the strategic review process.
Also, on the morning of December 10, 2021, after Mr. Singer had completed his discussions with the directors, Mr. Singer advised Mr. Ryan that the Company and its advisors should work to finalize all remaining issues in the Merger Agreement and related transaction documents, with a view to submitting them for formal Board approval on December 12, 2021.
Between December 10, 2021 and December 12, 2021, Winston and Gibson engaged in extensive videoconferences and telephonic meetings in order to review and discuss the remaining open issues in the Merger Agreement and other transaction documents. Over these same days Winston and Gibson exchanged seven drafts of the Merger Agreement along with several drafts of the Equity Commitment Letter and Limited Guarantee. The terms of the Equity Commitment Letter and Limited Guarantee were agreed to on December 11, 2021, with the Merger Agreement reaching executable form on December 12, 2021.
At 4:00 p.m. (Eastern Time) on December 12, 2021, the Board convened a special meeting via videoconference with representatives of Morgan Stanley and Winston in attendance. Representatives of Morgan Stanley reviewed with the Board certain financial analyses. Winston provided an overview of the Board's fiduciary duties in the context of a change of control and the terms of the Merger Agreement, the Debt Commitment Letter, the Equity Commitment Letter and Limited Guarantee. The Morgan Stanley representatives then rendered Morgan Stanley's oral opinion, which was subsequently confirmed in writing, to the Board that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of SPX FLOW common stock. Following discussion, the Board unanimously determined that the transaction proposed by Lone Star was fair to, and in the best interests of, SPX FLOW and its stockholders, unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and authorized SPX FLOW to enter into the Merger Agreement and related transaction documents. In addition, the treatment of equity incentive awards contemplated by the Merger Agreement were considered and approved by the Compensation & Human Capital Management Committee of the Board.
In the early evening of December 12, 2021, the parties executed the Merger Agreement and related transaction documents. On the morning of December 13, 2021, SPX FLOW issued a press release announcing the transaction.
Reasons for the Merger; Recommendation of the Board
The Board unanimously recommends that the SPX FLOW stockholders vote “FOR” the Merger Proposal at the Special Meeting.
The Board, with the assistance of its financial and legal advisors, evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, unanimously determined that the Merger is fair to, and in the best interests of, SPX FLOW and its stockholders, unanimously approved and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement and authorized SPX FLOW to enter into the Merger Agreement. Accordingly, on December 12, 2021, the Board unanimously resolved to recommend that the stockholders of SPX FLOW approve the Merger Proposal.
In the course of reaching its recommendation, the Board considered the following material factors relating to the Merger Agreement and the Merger, each of which the Board believes supported its decision (not necessarily in order of relative importance):
•
its belief, based on discussions and negotiations by SPX FLOW's senior management and advisors with Buyer and other potentially interested parties, that (i) stockholder value will be maximized through a sale of the entire business, and (ii) the merger consideration (which Buyer increased from an initial $85 per share of SPX FLOW common stock to the final $86.50 per share of SPX FLOW common stock during the course of negotiations, as described in the section entitled “—Background to the Merger” beginning on page 24 of this proxy statement) was the highest value reasonably attainable for SPX FLOW's stockholders on the date the Merger Agreement was signed;

•	the fact that the Per Share Price represents:
○
an implied premium of 39.3% versus the unaffected closing share price of $62.09 as of July 16, 2021 (the last trading day before the Wall Street Journal story reporting on Ingersoll Rand's offer to purchase SPX FLOW);

○
an implied premium of 20.8% versus the unaffected 52-week high closing share price of $71.62 as of May 10, 2021 (the highest closing share price during the 52-week trading period prior to the Wall Street Journal story reporting on Ingersoll Rands's offer to purchase SPX FLOW);

○	an implied premium of 1.0% versus the closing share price of $85.63 on December 10, 2021;
○
an implied multiple of 16.8 times SPX FLOW's estimated earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA” in this proxy statement, for the year ended December 31, 2021 and 12.2 times SPX FLOW's estimated EBITDA for the year ended December 31, 2022;

•
the Forecasted Financial Information prepared by SPX FLOW's management and other current information regarding (i) SPX FLOW's business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry, financial market and M&A market conditions, and (iii) opportunities and competitive factors within SPX FLOW's industry;

•
the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•
the potential for other third parties to enter into strategic relationships with or to seek to acquire SPX FLOW, particularly following the public announcement on July 26, 2021 of the decision by the SPX FLOW Board to review strategic alternatives, a review of management's and Morgan Stanley's dealings with other possible buyers in connection with the process initiated following such announcement, the feedback received in the course of such process, and the likelihood that a third party would offer a higher price than the Per Share Price contemplated by the proposed transaction;

•	the timing of the Merger and the risk that if SPX FLOW does not accept an offer now (as provided for in the Merger Agreement), it may not have another opportunity to do so or a comparable opportunity;
•
the oral opinion of Morgan Stanley, which was subsequently confirmed by the delivery of a written opinion, dated December 12, 2021, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Per Share Price of SPX FLOW common stock in cash to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of SPX FLOW common stock, as more fully described below under the heading “Opinion of Morgan Stanley.”

•	the presentations by, and discussions with Winston regarding the transaction and its analyses of the legal issues related thereto;
•
feedback received from SPX FLOW's stockholders in response to the public disclosure of Ingersoll Rand's unsolicited proposal and the SPX FLOW Board's subsequent announcement of its decision to explore strategic alternatives;

•	the key conditionality risks associated with the proposed transaction and how those risks are mitigated in the Merger Agreement;
•	other key terms in the Merger Agreement, including:
○
SPX FLOW's ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding unsolicited acquisition proposals following the execution of the Merger Agreement;

○
the SPX FLOW Board's view that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal, including the Merger Agreement's terms and conditions as they relate to the ability to make changes in the recommendation of the SPX FLOW Board;

○	SPX FLOW's ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to paying Buyer a termination fee and complying with the other conditions of the Merger Agreement;
○
SPX FLOW's ability to, under certain circumstances, specifically enforce the agreement to prevent breaches of the Merger Agreement and to enforce the terms of the Merger Agreement, including the consummation of the Merger;

○
Buyer's obligation to consummate the transactions contemplated by the Merger Agreement not being subject to any financing condition and the fact that Buyer had secured committed financing with respect to a substantial portion of the merger consideration;

○	the strength of the financing commitments contemplated by the transaction;
○	the commitment by Buyer, subject to certain limitations, to take all actions necessary to obtain key approvals, including in particular, antitrust approvals; and
•	that the Merger will only be consummated if the Merger Agreement is adopted by the holders of at least a majority of the outstanding shares of common stock of SPX FLOW entitled to vote.
In the course of reaching its recommendation, the Board also considered the risks and potentially negative factors relating to the Merger Agreement and the Merger, including:
•
that SPX FLOW stockholders will not participate in any future earnings or growth of SPX FLOW and will not benefit from any appreciations in the value of SPX FLOW, including any future appreciation in value that could be realized as a result of the combination of SPX FLOW with Merger Sub;

•	the risk that the Merger might not be completed unless and until certain specified conditions are satisfied or waived;
•	the right of Buyer to terminate the Merger Agreement under certain circumstances;
•	the effect of the resulting public announcement of a termination of the Merger Agreement on the trading price of SPX FLOW's common stock if such termination were to occur;
•	that the offer price under the Merger Agreement does not represent a substantial premium above SPX FLOW's current stock price;
•	that, under the terms of the Merger Agreement, SPX FLOW is unable to solicit other Acquisition Proposals during the pendency of the Merger;
•
the obligations on the conduct of SPX FLOW's business prior to the consummation of the Merger, including the requirements that SPX FLOW not pay dividends to its stockholders and that, subject to specific limitations, SPX FLOW conduct its business in the ordinary course consistent with past practice;

•
the requirement that SPX FLOW pay Buyer a termination fee and/or reimburse certain of Buyer's expenses under certain circumstances following termination of the Merger Agreement, including if the SPX FLOW Board changes its recommendation in favor of adoption of the Merger Agreement or terminates the Merger Agreement to accept a Superior Proposal from another party or SPX FLOW's stockholders vote against the consummation of the Merger;

•	that there is risk that if the Merger Agreement is terminated, it may be terminated in circumstances in which no fees or damages are recoverable against Buyer;
•
the requirement that the Merger will only be consummated if the Merger Agreement is adopted by the holders of at least a majority of the outstanding shares of common stock of SPX FLOW entitled to vote;

•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger, and the substantial time and effort of SPX FLOW's management required to complete the Merger, which may disrupt SPX FLOW's business operations;

•
that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to SPX FLOW's business, sales operations, financial results and the Company's relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, sales and other personnel), vendors, customers and other partners, and may divert management and employees attention away from SPX FLOW's day-to-day business operations and its current strategic plan;

•
the fact that the transaction has a potential Outside Date of September 12, 2022 and consequently, SPX FLOW stockholders could be asked to vote on the adoption of the Merger Agreement well in advance of completion of the transactions contemplated by the Merger Agreement, depending on when the transactions contemplated by the Merger Agreement close;

•	that SPX FLOW's directors and officers may have interests in the Merger that may be different from, or in addition to, those of SPX FLOW's other stockholders;
•	the other potential strategic alternatives available to SPX FLOW, some of which could result in a more successful and valuable company; and
•	that receipt of the merger consideration will generally be a taxable transaction for U.S. federal income tax purposes.
The foregoing discussion of the information and factors considered by the Board includes the material factors considered by the Board but does not necessarily include all of the factors considered by the Board. In view of the complexity and variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board unanimously resolved to recommend that the stockholders of SPX FLOW approve the Merger and the Merger Agreement based upon the totality of information it considered.
Certain SPX FLOW Unaudited Prospective Financial Information
As part of its annual strategic planning process, SPX FLOW management prepares an internal long-range financial plan containing certain non-public unaudited prospective financial information with respect to SPX FLOW on a standalone basis, together with certain extrapolations of such prospective financial information for certain fiscal years. At the direction of SPX FLOW's Board, the Company prepared projections for fiscal years 2021 through 2025, which reflect the Company achieving a target Adjusted EBITDA margin of 24.0% by 2025E and are substantially similar to the projections provided to prospective buyers (the “Management Case—Long Range Plan”). The Management Case—Long Range Plan assumes share repurchases of $37 million in 2021 and $25 million annually in 2022 through 2025, and annual dividends of $15 million from 2022 through 2025. In connection with the Merger and at the direction of the Board, the Company's management also prepared projections, which are consistent with the Management Case—Long Range Plan, but reflect the Company achieving a target Adjusted EBITDA margin of only 22.0% by 2025E (the “Management Case—Adjusted” together with the Management Case—Long Range Plan, the “Management Cases”). The Management Case—Adjusted was not provided to prospective buyers and was used solely for purposes of the Board's review and analysis of the Merger. SPX FLOW management also approved for use certain publicly available analyst consensus “street estimates” for SPX FLOW through 2023 and extrapolated such estimates for fiscal years 2024 to 2025 (the “Street Consensus Forecasted Financial Information”). The Street Consensus Forecasted Financial Information assumes no further acquisitions, share repurchases or dividends consistent with the Management Cases and reflects the Company achieving an Adjusted EBITDA margin of 20.6% in 2025E. Finally, SPX FLOW management also approved for use certain projections based on SPX FLOW management's public disclosures (the “Public Guidance Forecasted Financial Information,” and, together with the Street Consensus Forecasted Financial Information and Management Cases, the “Forecasted Financial Information”). The Public Guidance Forecasted Financial Information assumes mid-single digits organic revenue growth, similar margin as the Street Consensus Forecasted Financial Information and $150 million in incremental revenue by 2023. The Forecasted Financial Information was provided to the Company's Board and the Company's financial advisor in connection with their respective consideration and evaluation of the Merger.
The Company does not as a matter of course make public projections as to future performance for extended periods beyond one fiscal year due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, the Company is including in this proxy statement a summary of certain limited unaudited prospective financial information for the Company, without giving effect to the Merger, solely to give Company stockholders access to certain nonpublic information provided to the Company's Board, the Company's financial advisor and Lone Star for purposes of considering and evaluating the Merger. The inclusion of the Forecasted Financial Information in this proxy statement should not be regarded as an indication that the Company, the Company's Board, Lone Star or any of their respective representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the Forecasted Financial Information should not be relied on as such.
The Forecasted Financial Information, and the underlying assumptions upon which the Forecasted Financial Information was based, are subjective in many respects, and subject to different interpretations and potential revisions attributable to the nature of SPX FLOW's industry in which it operates, as well as actual experience and business developments. While presented with numerical specificity, the Forecasted Financial Information constitutes “forward-looking statements” and reflects numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company's control. Multiple factors, including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Forecasted Financial Information or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Forecasted Financial Information will be realized or that actual results will not be significantly higher or lower than projected. Because the Forecasted Financial Information covers multiple years, such information by its nature becomes less reliable with each successive year.
The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, personal judgement, and this is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither SPX FLOW nor its affiliates, officers, directors, advisors or other representatives can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information in this proxy statement does not constitute an admission or representation by the Company or any other person that the information is material.
The summary of the Forecasted Financial Information is provided in this proxy statement solely for informational purposes only and is not provided to influence Company stockholders' decisions regarding whether to vote for the Merger Proposal or any other proposal.
The Forecasted Financial Information was not prepared with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasted Financial Information included in this proxy statement has been prepared at the direction of, and is the responsibility of, management of SPX FLOW. Neither Deloitte & Touche LLP (“Deloitte & Touche”), the Company's independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Forecasted Financial Information, and accordingly, the Deloitte & Touche does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche report contained in SPX FLOW's Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this proxy statement relates to the Company's historical financial information. It does not extend to the Forecasted Financial Information and should not be read to do so.
The following tables reflect selected metrics reflected in, or generated from, the Forecasted Financial Information, which do not take into account any circumstances or events occurring after the date that they were prepared, do not take into account any potential cost synergies or revenue opportunities arising out of the Merger, and do not give effect to the Merger. Further, the Forecasted Financial Information does not take into account the effect on SPX FLOW of any possible failure of the Merger to occur. Neither SPX FLOW nor any of its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any SPX FLOW stockholder or other person regarding SPX FLOW's ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved.
The following is a summary of the Forecasted Financial Information:
Management Case—Long Range Plan
(dollars in millions)(1)
	Q4-2021E	2022E	2023E	2024E	2025E
Revenue	$417	$1,666	$1,718	$1,812	$1,912
Adjusted EBITDA(2)	$73	$312	$375	$415	$458
(1)	Management Case—Long Range Plan represents management projections as of December 10, 2021.
(2)
Adjusted EBITDA is defined for purposes of the Forecasted Financial Information as net income before interest expense, investment and other income, income taxes and depreciation and amortization, burdened by stock compensation expense. This Non-GAAP measure is different from measures determined in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Management Case—Adjusted
(dollars in millions)(1)
	Q4-2021	2022E	2023E	2024E	2025E
Revenue	$417	$1,630	$1,718	$1,812	$1,912
Adjusted EBITDA(2)	$71	$281	$340	$379	$421
(1)	Management Case—Adjusted represents management projections as of December 10, 2021.
(2)
Adjusted EBITDA is defined for purposes of the Forecasted Financial Information as net income before interest expense, investment and other income, income taxes and depreciation and amortization, burdened by stock compensation expense. This Non-GAAP measure is different from measures determined in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Street Consensus Forecasted Financial Information
(dollars in millions)(1)
	Q4-2021	2022E	2023E	2024E	2025E
Revenue	$398	$1,622	$1,678	$1,729	$1,775
Adjusted EBITDA(2)	$67	$249	$313	$340	$367
(1)	Street Consensus Forecasted Financial Information represents “street estimates” through 2023 and extrapolated estimates for 2024 to 2025.
(2)
Adjusted EBITDA is defined for purposes of the Forecasted Financial Information as net income before interest expense, investment and other income, income taxes and depreciation and amortization, burdened by stock compensation expense. This Non-GAAP measure is different from measures determined in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Public Guidance Forecasted Financial Information
(dollars in millions)
	Q4-2021	2022E	2023E	2024E	2025E
Revenue	$398	$1,697	$1,828	$1,883	$1,934
Adjusted EBITDA(1)	$67	$260	$341	$370	$399
(1)
Adjusted EBITDA is defined for purposes of the Forecasted Financial Information as net income before interest expense, investment and other income, income taxes and depreciation and amortization, burdened by stock compensation expense. This Non-GAAP measure is different from measures determined in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

The Forecasted Financial Information includes certain non-GAAP financial measures that are not prepared in accordance with GAAP and that may be different from non-GAAP financial measures used by other companies. The Company believes that the use of these non-GAAP financial measures provides an additional tool for stockholders to use in evaluating the Company's potential future operating results and trends. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.
The Forecasted Financial Information does not take into account the possible financial and other effects on the Company of the Merger and do not attempt to predict or suggest future results of the combined company. The Forecasted Financial Information does not give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Forecasted Financial Information does not take into account the effect on the Company of any possible failure of the Merger to occur.
For the foregoing reasons and considering that the Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Forecasted Financial Information set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Forecasted Financial Information. The Company urges all Company stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”
Opinion of Morgan Stanley
SPX FLOW retained Morgan Stanley to act as financial advisor to SPX FLOW's Board in connection with the proposed Merger. The Company's Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of SPX FLOW's business and affairs. At the meeting of SPX FLOW's Board on December 12, 2021, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Price of SPX FLOW common stock in cash to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of SPX FLOW common stock.
The full text of the written opinion of Morgan Stanley, dated as of December 12, 2021, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. You are encouraged to read the opinion carefully and in its entirety. Morgan Stanley's opinion was rendered for the benefit of SPX FLOW's Board, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the Per Share Price to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement. Morgan Stanley's opinion did not address any other aspects or implications of the Merger, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or the fairness of the amount or nature of the compensation to any officers, directors or employees of SPX FLOW, or any class of such persons, relative to the Per Share Price to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement. Morgan Stanley did not express any opinion or recommendation as to how the stockholders of SPX FLOW should vote at the stockholders' meeting to be held in connection with the Merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex B.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	Reviewed certain publicly available financial statements and other business and financial information of the Company;
•	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
•	Reviewed certain financial projections prepared by the management of the Company;
•	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
•	Reviewed the reported prices and trading activity for SPX FLOW common stock;
•
Compared the financial performance of the Company and the prices and trading activity of shares of SPX FLOW common stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	Participated in certain discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;
•	Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated December 11, 2021, and certain related documents; and
•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company and formed a substantial basis for its opinion. With respect to the Forecasted Financial Information, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Buyer will obtain financing required to consummate the Merger and that the definitive Merger Agreement will not differ in any material respect from the draft furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley noted that it is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Per Share Price to be received by the holders of shares of SPX FLOW common stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of delivery of its opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated December 12, 2021. The following summary is not a complete description of Morgan Stanley's opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 10, 2021, the last trading day prior to the date of the meeting of the Board at which Morgan Stanley rendered its oral opinion. Capitalization information for SPX FLOW, including fully diluted number of shares, was provided on December 12, 2021 by SPX FLOW management to Morgan Stanley, and were approved by SPX FLOW management for Morgan Stanley's use in its financial analyses.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley used and relied upon the following financial projections: (i) the Street Consensus Forecasted Financial Information, as more fully described above under “Certain SPX FLOW Unaudited Prospective Financial Information,” (ii) the Public Guidance Forecasted Financial Information, as more fully described above under “Certain SPX FLOW Unaudited Prospective Financial Information”, (iii) the Management Case—Adjusted, as more fully described above under “Certain SPX FLOW Unaudited Prospective Financial Information”, and (iv) the Management Case—Long Range Plan, as more fully described above under “Certain SPX FLOW Unaudited Prospective Financial Information”, which were approved by SPX FLOW management for Morgan Stanley's use in connection with its financial analyses.
Historical Trading Range Analysis
Morgan Stanley reviewed the historical trading range of shares of SPX FLOW common stock for the 52-week period ending December 10, 2021 and noted that, during such period, the maximum stock price for shares of SPX FLOW common stock was $88.55 (maximum closing trading price was $87.15), which was also an all-time high as of December 10, 2021, the minimum stock price for shares of SPX FLOW common stock was $52.30 (minimum closing trading price was $52.97), and the unaffected all-time maximum stock price for shares of SPX FLOW common stock prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW, was $71.62 (and unaffected all-time maximum closing trading price was $70.60). Morgan Stanley also noted that the closing trading price for shares of SPX FLOW common stock on July 16, 2021, the last trading day prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW, was $62.09.
Equity Research Analyst Price Targets
Morgan Stanley reviewed the undiscounted unaffected price targets for shares of SPX common stock prepared and published by equity research analysts that had been published by Bloomberg as of July 16, 2021, the last trading day prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW. These targets generally reflect each analyst's estimate of the future public market trading price of shares of SPX FLOW common stock. In order to better compare the equity research analysts' stock price targets with the Per Share Price, based on its professional judgment and experience, Morgan Stanley discounted each analyst's price target to present value assuming a cost of equity of 9.3%. This analysis resulted in a discounted analyst unaffected price target range for SPX FLOW common stock of $61.00 to $82.00, rounded to the nearest $1.00.
Morgan Stanley also reviewed the undiscounted current price targets for shares of SPX common stock prepared and published by equity research analysts that had been published by Bloomberg as of December 10, 2021. In order to better compare the equity research analysts' stock price targets with the Per Share Price, based on its professional judgment and experience, Morgan Stanley discounted each analyst's price target to present value assuming a cost of equity of 9.3%. This analysis resulted in a discounted analyst current price target range for SPX FLOW common stock of $69.00 to $99.00, rounded to the nearest $1.00.
Morgan Stanley compared these ranges to the Per Share Price of SPX FLOW common stock in cash, to the closing trading price of SPX FLOW common stock of $62.09 on July 16, 2021, the last trading day prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW, and the closing trading price of $85.63 on December 10, 2021.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for SPX FLOW common stock and these estimates are subject to uncertainties, including the future financial performance of SPX FLOW and future financial market conditions.
Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for SPX FLOW with comparable publicly available consensus equity analyst research estimates for selected companies that, in Morgan Stanley's professional judgment, share certain similar business characteristics and have certain comparable operating characteristics.
For purposes of this analysis, Morgan Stanley analyzed the ratios of aggregate value, which Morgan Stanley defined as fully diluted market capitalization plus net debt, plus non-controlling interest (as appropriate for the company being analyzed), less investment in associate (as appropriate for the company being analyzed), to EBITDA, which is defined as earnings before interest, taxes, depreciations and amortization for the calendar year 2022, which ratios Morgan Stanley referred to as Aggregate Value/CY2022E EBITDA, calculated with the burden of stock based compensation. Certain of the foregoing terms are used throughout this summary of financial analyses.
The below table summarizes the companies, the metrics and the multiples employed in this analysis:
Consensus Aggregate Value/CY2022E EBITDA
Xylem	24.7x
IDEX	22.0x
Graco	21.5x
Ingersoll Rand	20.3x
Alfa Laval	16.3x
Dover	15.4x
ITT	13.8x
GEA	12.0x
Crane	9.5x
Sulzer	8.6x
Based on its analysis and its professional judgment, Morgan Stanley selected a reference range of Aggregate Value/CY2022E EBITDA, burdened by stock-based compensation, of 11.0x–15.0x for SPX FLOW. Morgan Stanley applied the elected reference range to the adjusted EBITDA set forth in the Street Consensus Case, the Management Case—Adjusted, and the Management Case—Long Range Plan.
Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of SPX FLOW common stock on a fully diluted basis (in each case, rounded to the nearest $1.00):
Public Trading Comparables Analysis	Implied Equity Value Per Share Range
Street Consensus Forecasted Financial Information	$62–$85
Management Case—Adjusted	$70–$96
Management Case—Long Range Plan	$78–$107
Morgan Stanley compared these ranges to the Per Share Price of SPX FLOW common stock in cash, to the closing trading price of SPX FLOW common stock of $62.09 on July 16, 2021, the last trading day prior to The Wall Street

Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW, and the closing trading price of $85.63 on December 10, 2021.
No company used in the public trading comparables analysis is identical to SPX FLOW or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing analysis necessarily involves complex considerations and judgments concerning differences between SPX FLOW and the companies being compared and other factors that would affect the value of the companies to which SPX FLOW is being compared. In selecting comparable companies, Morgan Stanley made numerous judgments and assumptions with respect to size, business mix, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of SPX FLOW. These include, among other things, selected company growth and profitability, the impact of competition on the business of SPX FLOW or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of SPX FLOW or the industry, or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis on SPX FLOW, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. In connection with this analysis, Morgan Stanley calculated a range of per share equity values for SPX FLOW.
Morgan Stanley calculated the estimated present value of the unlevered free cash flows that SPX FLOW was forecasted to generate from the fourth quarter of calendar year 2021 through calendar year 2025 on a standalone basis. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Street Consensus Forecasted Financial Information, the Public Guidance Forecasted Financial Information, the Management Case—Adjusted and the Management Case—Long Range Plan.
For purposes of this analysis, unlevered free cash flows were calculated as adjusted EBITDA (burdened by stock based compensation) less depreciation and amortization, plus minority interest, to arrive at operating income, less taxes (assuming a 25.0% of cash tax rate for the projection period per SPX FLOW management guidance to reflect tax assets and incentives and assuming 28.0% of tax rate in the terminal year to reflect normalized level of tax rate), to arrive at net operating profit after tax, plus depreciation and amortization, less increases in net working capital, less cash restructuring expenses, less capital expenditures, adjusted for any net proceeds from asset sales or expenditure on asset purchases. These estimated unlevered free cash flows were reviewed and approved by SPX FLOW management for Morgan Stanley's use.
Morgan Stanley calculated terminal values for SPX FLOW by applying a range of terminal growth rates of 2.0% to 3.0%, based on Morgan Stanley's professional judgment, to the unlevered free cash flows of SPX FLOW through 2025. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of September 30, 2021, using a range of discount rates from 7.7% to 9.5%, which were selected based on Morgan Stanley's professional judgment.
Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of SPX FLOW common stock on a fully diluted basis (in each case, rounded to the nearest $1.00):
Discounted Cash Flow Analysis	Implied Equity Value Per Share Range
Street Consensus Forecasted Financial Information	$62–$97
Public Guidance Forecasted Financial Information	$62–$99
Management Case—Adjusted	$73–$114
Management Case—Long Range Plan	$82–$127
Morgan Stanley compared this range to the Per Share Price of SPX FLOW common stock in cash, to the closing trading price of SPX FLOW common stock of $62.09 on July 16, 2021, the last trading day prior to news reports speculating about Ingersoll Rand's offer for SPX FLOW, and the closing trading price of $85.63 on December 10, 2021.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company's estimated future earnings. The resulting equity value was subsequently discounted to arrive at an estimate of the implied present value for such company's potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a standalone basis for SPX FLOW.
To calculate the discounted equity value for SPX FLOW, Morgan Stanley used estimated Aggregate Value/NTM EBITDA based on (i) the Street Consensus Forecasted Financial Information, (ii) the Public Guidance Forecasted Financial Information, (iii) the Management Case—Adjusted, and (iv) the Management Case—Long Range Plan. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for SPX FLOW, Morgan Stanley applied a range of Aggregate Value/NTM EBITDA multiples of 11.0x to 14.0x to these NTM estimates as of year-end 2022, which range was selected based upon Morgan Stanley's professional judgment and experience taking into account SPX FLOW's and its peers' historical long-term trading multiples, and discounted the resulting equity values to September 30, 2021 at a discount rate of 9.3%, which rate was selected based on the estimated cost of equity for SPX FLOW.
Based on this analysis, Morgan Stanley derived the below ranges of implied equity value per share of Company common stock on a fully diluted basis (in each case, rounded to the nearest $1.00). Morgan Stanley also derived the below implied equity value per share of Company common stock on a fully diluted basis utilizing SPX FLOW's average Aggregate Value/NTM EBITDA multiple of 10.1x since the completion of the Spin-Off on September 26, 2015 until July 16, 2021, the last trading day prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW, in each case, rounded to the nearest $1.00.
Aggregate Value/NTM EBITDA	Implied Equity Value Per Share Range (Selected Multiple Range of 11.0x to 14.0x)	Implied Equity Value Per Share (SPX FLOW Historic Average Trading Multiple of 10.1x)
Street Consensus Forecasted Financial Information	$74–$93	$68
Public Guidance Forecasted Financial Information	$77–$99	$71
Management Case—Adjusted	$81–$102	$74
Management Case—Long Range Plan	$89–$113	$82
Morgan Stanley compared this range to the Per Share Price of SPX FLOW common stock in cash, to the closing trading price of SPX FLOW common stock of $62.09 on July 16, 2021, the last trading day prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW, and the closing trading price of $85.63 on December 10, 2021.
Other Factors
Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
Precedent Transactions Analysis
For informational purposes, Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley selected, based on Morgan Stanley's professional judgment and knowledge of the sector, certain flow control related sector transactions since 2011 for which relevant financial information was publicly available.
For these transactions, Morgan Stanley reviewed the purchase price paid and calculated the ratio of the aggregate value of each transaction to the estimated last twelve months EBITDA (burdened by stock-based compensation where such information was available), which we refer to as LTM EBITDA, based on publicly available financial information. Morgan Stanley reviewed the transactions in connection with this analysis and determined the high, median and low multiples for such selected transactions as 18.9x, 12.0x and 8.3x, respectively.
The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment and taking into consideration, among other things, (i) the observed multiples for the precedent transactions listed above, (ii) the different business, financial and operating characteristics of the companies in such transactions as compared to the Company and (iii) the prevailing market trends for the valuation and performance companies in the Company's industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley applied Aggregate Value/LTM EBITDA multiple range of 11.0x to 15.0x to the Company's estimated EBITDA for 2021 of $226 million based on the Management Case—Long Range Plan.

Based on this analysis, Morgan Stanley calculated a range of implied fully diluted share prices for shares of SPX FLOW common stock of $56.00 to $77.00, rounded to the nearest $1.00.
No company or transaction used in the precedent transactions analysis is identical to SPX FLOW or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SPX FLOW, such as the impact of competition on SPX FLOW's business or the industry generally, industry growth and the absence of any adverse material change in the financial condition or prospects of SPX FLOW or the industry, or in the financial markets in general.
Precedent Premia Analysis
For informational purposes, Morgan Stanley also discussed with the Board, based on publicly available information, the premiums paid in certain U.S. acquisition transactions. The analyses excluded terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings, as they were not considered comparable to the Merger. Morgan Stanley considered premiums paid in announced transactions with a transaction value of approximately $1 billion or more that involved U.S. publicly traded target companies since 2005. The average premium paid in all such transactions since 2005 was 33%. Based on the foregoing, Morgan Stanley applied a premium range of 20% to 40% to the closing trading price of SPX FLOW common stock of $62.09 on July 16, 2021, the last trading day prior to The Wall Street Journal publishing a story reporting that, according to unnamed sources, Ingersoll Rand had made takeover bids for SPX FLOW. Based on this analysis, Morgan Stanley calculated a range of implied fully diluted share prices for SPX FLOW common stock of $75.00 to $87.00, rounded to the nearest $1.00.
No company or transaction used in the precedent transactions analysis is identical to SPX FLOW or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SPX, such as the impact of competition on SPX FLOW's business or the industry generally, industry growth and the absence of any adverse material change in the financial condition or prospects of SPX FLOW or the industry, or in the financial markets in general.
General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Morgan Stanley arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and it did not ascribe a specific range of values to SPX FLOW common stock or draw, in isolation, conclusions from or with regard to, and did not attribute any particular weight to, any one factor or method of analysis, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. In addition, in rendering its opinion, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of implied valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of SPX FLOW. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Per Share Price to be received by the holders of shares of SPX FLOW common stock and in connection with the delivery of its written opinion, dated December 12, 2021, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of SPX FLOW common stock might actually trade.
The Per Share Price to be received by the holders of shares of SPX FLOW common stock pursuant to the Merger Agreement was determined through arm's-length negotiations between SPX FLOW and Buyer, rather than by any financial advisor, and was approved by the Board. The Company's decision to enter into the Merger Agreement was solely that of the Board. As described in the section entitled “Reasons for the Merger; Recommendation of the Board”

beginning on page 34, Morgan Stanley's analyses were only one of the factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management with respect to the Merger or the Per Share Price.
Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. No limitations were imposed by the Board upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinion. Morgan Stanley did not recommend any specific amount or form of consideration to us or that any specific amount or form of consideration constituted the only appropriate consideration for the Merger.
The Board retained Morgan Stanley based upon Morgan Stanley's qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the Company's industry, and its knowledge and understanding of SPX FLOW's business and affairs. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Buyer, Buyer's affiliates, SPX FLOW, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.
As compensation for Morgan Stanley's services relating to its engagement, the Company has agreed to pay Morgan Stanley a total fee of approximately $34 million, approximately $9 million of which became payable upon the rendering of its opinion and the remainder of which is contingent upon the completion of the Merger. In addition, we have agreed to reimburse Morgan Stanley for its reasonable expenses including, without limitation, professional and legal fees and disbursements, plus any sales, use or other taxes related to such fees and disbursements, regardless of whether the Merger is consummated. In addition, SPX FLOW has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.
In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley or its affiliates (i) have provided financial advisory services to SPX FLOW for which Morgan Stanley or its affiliates has received, in the aggregate, compensation of less than $1 million, and (ii) have provided financing services to Lone Star and majority controlled affiliates and portfolio companies thereof for which Morgan Stanley or its affiliates has received, in the aggregate, compensation of between $5 million and $10 million, and Morgan Stanley or its affiliates are also currently engaged by a majority controlled affiliate of Lone Star to provide financing services thereto for which Morgan Stanley would expect to receive fees for any such services under certain circumstances. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to the Company and Lone Star and their respective affiliates in the future and would expect to receive fees for the rendering of any such services.
Financing
The Merger is not conditioned upon receipt of financing by Buyer. The Company anticipates that the total amount of funds needed to pay Company stockholders and holders of other equity-based awards the amounts due to them under the Merger Agreement, which will be approximately $3.723 billion based upon the number of shares of SPX FLOW common stock (and other SPX FLOW equity-based interests) outstanding as of January 31, 2022, and other fees and expenses necessary to complete the Merger and related transactions, including the repayment of indebtedness outstanding under SPX FLOW’s current credit facilities, will be funded through a combination of cash held by the Company, the Equity Commitment of up to $1.878 billion of equity financing and up to $2.31 billion of debt financing on the closing date.
Equity Financing
In connection with the equity financing and as contemplated by the Merger Agreement, Buyer has entered into an Equity Commitment Letter, with Lone Star pursuant to which Lone Star has committed, subject to the conditions described therein, to provide financing to Buyer by purchasing, or causing the purchase of, certain equity securities of Buyer with an aggregate purchase price up to $1.878 billion. The Company is an express third-party beneficiary of the equity financing commitment letter for the purpose of enforcing the obligations of Lone Star, and, subject to the terms and conditions thereof, has the ability to seek specific performance of Buyer's obligations to enforce the equity financing commitment letter if (1) all of the conditions to Buyer's obligation to consummate the transactions contemplated by the Merger Agreement have been satisfied (other than any condition that by its nature cannot be satisfied until the closing but each of which would be satisfied if the closing were to occur), as more fully described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 74, at a time when the closing would have otherwise occurred pursuant to the Merger Agreement, (2) the debt financing (as described below) has been funded in accordance with its terms or will be funded in accordance with its terms at the closing if the equity financing is funded at the closing and (3) the Company has irrevocably confirmed in writing that all conditions to the Company's obligation to consummate the transactions contemplated by the Merger Agreement described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 74 have been satisfied (or waived) and if specific performance is granted and the equity financing and the debt financing are funded, then the closing would occur.
Debt Financing
In connection with entering into the Merger Agreement, Merger Sub has entered into the Debt Commitment Letter, with the commitment parties, pursuant to which, subject to the terms and conditions set forth therein, the applicable commitment parties have committed to provide the credit facilities which include (1) a seven-year senior secured first lien term loan facility in an aggregate principal amount of $1,540.0 million, (2) a five-year senior secured first lien revolving credit facility in an aggregate principal amount equal to $200.0 million, and (3) senior unsecured increasing rate bridge loans in an aggregate principal amount equal to $570.0 million less the gross proceeds from the issuance of senior unsecured notes issued on or prior to the closing date in lieu of such bridge loans, to fund the Debt Commitment as set forth in the Debt Commitment Letter. The funding and availability of the credit facilities provided for in the Debt Commitment Letter is contingent on the satisfaction of certain customary closing conditions, including (1) the execution and delivery of definitive documentation with respect to the credit facilities in accordance with the terms and conditions set forth in the Debt Commitment Letter and (2) the completion of the Merger in all material respects in accordance with the Merger Agreement.
Limited Guarantee
Concurrently with the execution of the Merger Agreement, Lone Star delivered to the Company the Limited Guarantee, pursuant to which Lone Star has guaranteed the due and punctual payment to the Company of the Buyer termination fee, certain costs and expenses incurred by the Company in any legal proceeding for collecting the Buyer termination fee, and certain reimbursement and indemnification obligations specified in the Merger Agreement that may be owed by Buyer pursuant to the Merger Agreement.
See the section entitled “The Merger Agreement—Financing and Financing Cooperation.”
Interests of SPX FLOW's Directors and Executive Officers in the Merger
In considering the recommendation of the Company's Board that Company stockholders vote to approve the Merger Proposal, Company stockholders should be aware that the directors and executive officers of SPX FLOW have interests in the proposed Merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company's Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making its recommendation that Company stockholders vote to approve the Merger Proposal. See the section entitled “Proposal No. 1 – The Merger—Background to the Merger” and the section entitled “Proposal No. 1 – The Merger—Reasons for the Merger; Recommendation of the Board.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
For purposes of this disclosure:
•	The “named executive officers” of SPX FLOW are:
○	Marcus G. Michael, President and Chief Executive Officer;
○	Jaime M. Easley, Vice President and Chief Financial Officer;
○	Dwight A. K. Gibson, Chief Commercial Officer (through May 1, 2021);

○	Alvin T. Jeffers, Vice President, Global Manufacturing and Supply Chain; and
○	Kevin Eamigh, Chief Information Officer and Vice President, Global Business Services.
•	The executive officers of SPX FLOW since the beginning of SPX FLOW's last fiscal year on January 1, 2021 are:
○	the named executive officers;
○	Melissa Buscher, Chief Communications and Marketing Officer; and
○	Peter J. Ryan, Vice President, Chief People Officer and General Counsel.
Mr. Gibson left the Company on May 1, 2021. He has no outstanding agreements or understanding with SPX FLOW concerning any compensation that is based on or otherwise relates to the Merger, therefore he will not be in included in any of the discussion or tables below.
The following discussion sets forth certain material interests in the Merger of each person who has served as an executive officer or non-employee director of SPX FLOW since January 1, 2021 (excluding Mr. Gibson as provided above), which are briefly summarized:
•	The Merger Agreement provides for accelerated vesting and the cash-out of all Restricted Shares, Stock Options, Performance Stock Units and Restricted Stock Units.
•	Certain of the Company's executive officers may receive change in control severance compensation and benefits under existing agreements between such officers and the Company.
•	The Company's directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the Merger Agreement.
Emerson Fullwood retired from the Board in May 2021 and is therefore excluded from the discussion below.
Arrangements with Buyer
As described more fully in “The Merger Agreement—Employee Matters,” pursuant to the Merger Agreement, Buyer has agreed to provide continuing employees, including the executive officers, with the following for one year after the Effective Time: (i) a base salary or regular hourly wage, as applicable, cash-based bonus opportunities (including annual and quarterly bonus opportunities and cash long-term incentive opportunities) and sales and service incentive award compensation opportunities that are no less favorable in the aggregate than those provided to such employees by SPX FLOW as of December 12, 2021, (ii) other employee benefits that are no less favorable in the aggregate than those provided by SPX FLOW as of December 12, 2021 and (iii) severance benefits that are no less favorable than the Company’s severance arrangements in place as of December 12, 2021.
In addition, executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Buyer or the Surviving Corporation following the closing of the Merger, may (i) enter into new individualized compensation arrangements, (ii) participate in cash or equity incentive or other benefit plans maintained by Buyer or the Surviving Corporation and (iii) be permitted to purchase the equity of Buyer, the Surviving Corporation or one or more of their affiliates. As of the date of this proxy statement, no compensation arrangements between such persons and Buyer and/or its affiliates have been established. Pursuant to the Merger Agreement, our executive officers will serve as officers of the Surviving Corporation immediately following the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's charter and by-laws.
Treatment of Company Equity Awards
The Merger Agreement provides for the treatment set forth below with respect to the outstanding equity awards at the Effective Time, including those held by our directors and executive officers.
Restricted Shares. At the Effective Time, each outstanding Restricted Share will be fully vested, cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to the Per Share Price.
Stock Options. At the Effective Time, each Option, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock issuable upon exercise in full of such Option, multiplied by (2) the excess, if any, of the Per Share Price over the exercise price per share of such Option. Each Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled as of the Effective Time without payment.
Performance Stock Units. At the Effective Time, each outstanding PSU to the extent unvested will vest in accordance with the following: (i) if the applicable performance period has not been completed, the PSU will vest at the target level of performance (or, with respect to the PSUs that vest on the basis of the Company's operating income margin, at 325% of the target level of performance and with respect to the PSUs that vest on the basis of the Company's total shareholder return and were issued in 2020 or 2021, at 200% of the target level of performance) and (ii) if the applicable performance period has been completed, the PSU will vest at the actual level of performance, as determined in accordance with the terms of each outstanding award agreement. All vested PSUs will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock subject to such vested PSUs, multiplied by (2) the Per Share Price.
Restricted Stock Units. At the Effective Time, each outstanding Restricted Stock Unit, vested or unvested, will be fully vested, cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock subject to such Restricted Stock Units, multiplied by (2) the Per Share Price.
The number of outstanding equity-based awards that will be held by each executive officer of SPX FLOW as of March 31, 2022 (assuming continued service through such date) is set forth below, along with the estimated cash amount (inclusive of accrued dividend equivalent cash payments for Restricted Stock Units and PSUs that will vest in connection with the Merger, but without subtraction of applicable withholding taxes) each officer would be eligible to receive in connection with the consummation of the Merger with regard to such equity awards. For purposes of the table, we have assumed continued service by each executive through March 31, 2022 and for purposes of the PSUs, the numbers below represent the percentage of target at which all such PSUs will vest in connection with the Merger, as described above, for awards with performance periods ending after March 31, 2022.
Executive Officer	Stock Options (#)	Company RSUs (#)	Company PSUs (#)	Aggregate Value of Equity Awards ($)(1)
Marcus G. Michael	15,801	27,169	239,447	23,532,614
Jaime M. Easley	—	5,854	52,702	5,080,904
Alvin T. Jeffers	—	4,280	38,935	3,749,766
Kevin Eamigh	—	4,280	38,935	3,749,766
Melissa Buscher	—	1,567	9,595	968,527
Peter J. Ryan	—	6,794	38,935	3,967,905
(1)
This column includes the following dividend equivalent cash payments with respect to each executive officer's Restricted Stock Units and PSUs that will vest in connection with the consummation of the Merger: Mr. Michael - $71,986; Mr. Easley - $15,810; Mr. Jeffers - $11,668; Mr. Eamigh - $11,668; Ms. Buscher - $3,014; and Mr. Ryan - $12,347.

The Company has historically granted Restricted Shares to its non-employee directors. The following table shows the outstanding Restricted Shares that will be held by each non-employee director as of March 31, 2022, and the estimated cash amounts each of the Company's non-employee directors would be eligible to receive in connection with the consummation of the Merger with regard to such Restricted Shares, assuming continued service by each director through such date:
Non-Employee Director	Restricted Shares (#)(1)	Value of Restricted Shares upon Vesting ($)(2)
Majdi B. Abulaban	1,949	168,589
Anne K. Altman	1,949	168,589
Patrick D. Campbell	1,949	168,589
Robert F. Hull, Jr.	1,949	168,589
Jonathan M. Pratt	1,949	168,589
Sonya M. Roberts	1,949	168,589
Suzanne B. Rowland	1,949	168,589
David V. Singer	1,949	168,589
(1)	This column includes the number of shares of Company common stock subject to outstanding Restricted Shares.
(2)
The consideration for Restricted Shares in this column is equal to the number of shares of Company common stock subject to the award multiplied by $86.50. Upon vesting of the Restricted Shares, each non-employee director will also receive an additional $350.82 in dividends payable with respect to the underlying Restricted Shares.

Golden Parachute Payment Mitigation
In connection with the transactions contemplated by the Merger Agreement, certain executive officers of the Company (including its current named executive officers) may become entitled to payments and benefits that could constitute “excess parachute payments” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”). To mitigate the potential impact of Section 280G on the Company and the executive officers, on December 20, 2021, the Compensation Committee of the Company's Board approved the acceleration into December 2021 of the following compensation items with respect to the Company's named executive officers: (i) the payment of the portion of the 2021 annual bonuses under the SPX FLOW Annual Enterprise Incentive Plan that would have otherwise been paid in the first quarter of 2022 to each named executive officer at 100% performance level (i.e., target), with any portion of such bonuses earned in excess of the target paid in January 2022, and (ii) the immediate vesting of Restricted Stock Units and PSUs (collectively, the “Stock Units”) at the following levels for the named executive officers: 77,063 Stock Units for Mr. Michael, 15,622 Stock Units for Mr. Easley, 11,208 Stock Units for Mr. Jeffers, and 11,208 Stock Units for Mr. Eamigh, all of which were originally scheduled to vest in the first quarter of 2022 . The amounts paid to each named executive officer with respect to the payment of the portion of the 2021 annual bonuses in (i) above were equal to $950,000 for Mr. Michael, $318,885 for Mr. Easley, $304,690 for Mr. Jeffers and $294,080 for Mr. Eamigh.
With respect to executive officers who are not named executive officers, $157,069 and $296,555 in bonuses were paid under (i) above to Ms. Buscher and Mr. Ryan, respectively, and 1,288 and 6,509 Stock Units were immediately vested under (ii) above for Ms. Buscher and Mr. Ryan, respectively.
Contractual Change in Control Benefits
We have entered into agreements, including an employment agreement for our President and Chief Executive Officer and a change-in-control agreement and stock plan award agreements with each of our executive officers, which govern the executive’s compensation and benefits in the event of a qualifying termination of employment following a change in control of the Company.
Pursuant to each executive officer’s change-in-control agreement, each officer will be entitled to certain benefits upon (i) the termination of their employment for any reason other than death, disability, retirement or “Cause” or (ii) the termination of their employment by the executive officers for “Good Reason,” in each case within a specified number of months (for Mr. Michael, 36 months, and for Ms. Buscher and Messrs. Easley, Jeffers, Eamigh and Ryan, 24 months) following a change in control (each, a “Qualifying Termination”).
Under each executive officer's change-in-control agreement, “Cause” generally means with respect to such executive: (i) willful and continued failure to substantially perform executive's duties with the Company, (ii) willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) conviction of (or pleading nolo contendere to) a felony that impairs the executive's ability substantially to perform executive's duties with the Company.
Under each executive officer's change-in-control agreement, “Good Reason” generally means, without the executive's express written consent, the occurrence within two years following a change of control of the Company of any one or more of the following with respect to such executive:
(i)	A material reduction or alteration in executive's duties and responsibilities, or the status of executive's position from those in effect on the day prior to the change of control;
(ii)	A material reduction by the Company in executive's base salary or in executive's most recent annual target incentive award opportunity;
(iii)	The Company's requiring executive to be based at a location in excess of fifty (50) miles from the executive's current location;
(iv)
The failure by the Company to continue in effect the Company's employee benefit plans, policies, practices or arrangements in which the executive participates (including at substantially the same relative amount and level of participation) prior to the change of control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) to provide similar benefits has been made with respect to such plan(s); and

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the agreement.

In the event of a Qualifying Termination, the executive officer will be entitled to the following:
•	a lump sum payment equal to the executive officer’s annual salary multiplied by (i) three for Mr. Michael and (ii) two for Ms. Buscher and Messrs. Easley, Jeffers, Eamigh and Ryan;
•	a lump sum payment equal to:
(a)	for Mr. Michael, three times the greater of actual bonus paid for the prior year or the target bonus (calculated based on year-end annual salary) for the termination year;
(b)
for Ms. Buscher and Messrs. Easley, Jeffers, Eamigh and Ryan, two times the greatest of (A) the highest earned bonus amount for three years prior to the termination year, (B) the target bonus for the termination year or (C) the earned bonus for the termination year;

•
a lump sum payment equal to the greater of (A) target bonus for the termination year or (B) actual bonus for the termination year, in either case prorated based on length of employment during such termination year;

•	value of vesting in all unvested Restricted Stock Units and Performance Stock Units at the agreed upon performance levels set forth in the section entitled “Treatment of Company Equity Awards”;
•	a cash equivalent of all unused, accrued vacation time;
•	outplacement services not to exceed: (i) $50,000 in total for Mr. Michael and (ii) $35,000 in total for each of Ms. Buscher and Messrs. Easley, Jeffers, Eamigh and Ryan;
•
life insurance coverage, provided by the Company at the Company’s expense, in an amount equal to two times the executive officer’s annual salary at the time of termination for two years and thereafter an amount equal to one times the executive officer’s annual salary for the remainder of his or her life;

•
continued coverage under the medical, dental and vision plans in which the executive was enrolled as of the termination date for a period of (i) three years for Mr. Michael and (ii) two years for Ms. Buscher and Messrs. Easley, Jeffers, Eamigh and Ryan;

•
payment of all base salary for the time period ending on the executive officer's date of termination; reimbursement of reasonable and necessary expenses incurred by the executive officer prior to termination; and all other amounts to which the executive officer is entitled under any compensation or benefit plan, program, practice or policy of the Company in effect as of the date of termination; and

•
Mr. Michael is entitled to reimbursement of expenses related to financial planning, annual tax return preparation and annual physicals incurred through December 31st of the year including the second anniversary of his date of termination.

As a condition to receipt of the severance amounts discussed below and referenced in the tables found in “—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger,” the executive officer is required to execute a general release and waiver of claims in favor of the Company and will be bound by the terms of a non-competition and non-solicitation agreement, which prohibits the executive officer from soliciting or diverting any customer, potential customer, employee or potential employee or competing with any of our businesses in which the executive has been employed for a period of one year from the date of termination.
The Merger will constitute a “change in control” for purposes of each of these arrangements. These arrangements do not include a “gross-up” for any golden parachute excise tax imposed on the executive officer pursuant to Section 4999 of the Code. Rather, if amounts payable under such arrangements would be subject to an excise tax under the provisions of Code Section 4999, the payments will be reduced to an amount equal to the greatest dollar amount that would not subject the executive officer to the imposition of the excise tax, unless the executive officer would be placed in a better after-tax position receiving all payments and paying the excise tax (the “Best Pay Cutback Provision”). None of the executive officers are eligible for an excise tax gross-up.
For the quantification of the value of the severance benefits described above that would be payable to the Company's named executive officers in the event of a Qualifying Termination in connection with a change in control, see the section of this proxy statement captioned “—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” below. With respect to executive officers who are not named executive officers, the compensation that is based on or otherwise relates to the Merger that will or may become payable to such executive officers in connection with the Merger (applying the same assumptions as are applied with respect to our named executive officers’ compensation in the section of this proxy statement captioned “—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” below), include an aggregate of $2,579,225 in cash, $649,545 in perquisites/benefits and the equity amounts as described above.
Quantification of Potential Payments to Named Executive Officers in Connection with the Merger
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that the Company's named executive officers could receive in connection with the Merger, as described more fully above under the section entitled “—Interests of SPX FLOW's Directors and Executive Officers in the Merger.” Such amounts have been calculated based on the number of shares and awards outstanding as of January 6, 2022 and assume: (i) the Effective Time is March 31, 2022, which is the assumed date of closing of the Merger solely for purposes of the disclosures in this section, (ii) a per share price of the common stock of $86.50, (iii) each named executive officer's annual base salary and annual target bonus opportunity remains unchanged from those in effect as of the date of this proxy statement, (iv) none of the named executive officers receives any additional equity-based awards following the date hereof, (v) the forfeiture of the PSUs awarded in 2019 that are based on Return on Invested Capital, which are expected to be forfeited prior to March 31, 2022, (vi) each named executive officer incurs a Qualifying Termination at or immediately following the Effective Time, (vii) with respect to Code Section 280G, the full value of all payments and benefits have been used and no potential reductions have been applied pursuant to the Best Pay Cutback Provision described above, and (viii) each of the named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the named executive officers, if any, may materially differ from the amounts set forth below.
The amounts set forth in the table below are the subject of a non-binding advisory vote of Company stockholders, as described in the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation (Proposal 2).”
	Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total Value ($)
Marcus G. Michael	5,937,500	23,532,614	1,066,440	30,536,554
Jaime M. Easley	1,644,500	5,080,904	364,041	7,089,445
Alvin T. Jeffers	1,565,850	3,749,766	378,408	5,694,024
Kevin Eamigh	1,501,908	3,749,766	381,748	5,633,422
(1)
Amounts shown reflect the severance payments pursuant to each named executive officer's change-in-control agreement. The cash severance payments are considered “double-trigger” payments, which means that a Qualifying Termination is a prerequisite to such payment. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)(a)	Prorated EIP Bonus ($)(b)	Total ($)
Marcus G. Michael	5,700,000	237,500	5,937,500
Jaime M. Easley	1,564,000	80,500	1,644,500
Alvin T. Jeffers	1,489,200	76,650	1,565,850
Kevin Eamigh	1,428,388	73,520	1,501,908
(a)
The amounts in this column represent the cash severance payments to which the named executive officers would be entitled under their respective change-in-control agreements upon a Qualifying Termination on March 31, 2022, immediately following the Effective Time. The cash severance is payable in a single lump sum and is equal to:

(i)
for Mr. Michael, three times the sum of (A) annual salary plus (B) the greater of actual bonus paid for the prior year or the target bonus (calculated based on year-end annual salary) for the termination year; and

(ii)
for Messrs. Easley, Jeffers and Eamigh, two times the sum of (A) annual salary plus (B) the greatest of the highest earned bonus amount for three years prior to the termination year, the target bonus for the termination year (calculated based on year-end annual salary) or the earned bonus for the termination year.

(b)	The amounts in this column represent a 2022 target bonus payment, prorated based on length of employment up to the assumed March 31, 2022 Effective Time.
(2)
As described in greater detail above in the sections entitled “—Treatment of Company Equity Awards” and “—Contractual Change in Control Benefits,” amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Company equity awards, based on the Per Share Price of $86.50. Pursuant to the Merger Agreement,

these payments are “single trigger” payments that will become payable at the time of the Merger. The estimated amount of each such payment is set forth in the table below:
Named Executive Officer	Stock Options ($)	Company RSUs ($)	Company PSUs ($)	Total Dividend Equivalents ($)
Marcus G. Michael	398,343	2,350,119	20,712,166	71,986
Jaime M. Easley	—	506,371	4,558,723	15,810
Alvin T. Jeffers	—	370,220	3,367,878	11,668
Kevin Eamigh	—	370,220	3,367,878	11,668
(3)
Amounts shown reflect the potential value of certain “double-trigger” payments that each named executive officer could receive in connection with (i) continued participation in health and welfare benefits, (ii) payout of unused accrued vacation, (iii) key manager life insurance benefit, (iv) outplacement assistance and (v) certain post-termination expense reimbursements, in each case if such named executive officer incurred a Qualifying Termination at the Effective Time. The estimated amount of each such benefit is set forth in the table below:

Named Executive Officer	Health and welfare benefit continuation ($)	Unused accrued vacation ($)(a)	Life insurance benefit ($)(b)	Outplace- ment assistance ($)(c)	Post- termination expense reimbursements ($)(d)	Total ($)
Marcus G. Michael	84,799	91,346	745,795	50,000	$94,500	1,066,440
Jaime M. Easley	56,533	44,231	228,277	35,000	—	364,041
Alvin T. Jeffers	52,420	42,115	248,873	35,000	—	378,408
Kevin Eamigh	51,415	40,396	254,937	35,000	—	381,748
(a)	For purposes of this disclosure, we have assumed that each named executive officer would receive an unused accrued vacation payment of 5 weeks' vacation.
(b)
Because portions of these benefits are self-insured, we calculate and maintain liabilities for this program under appropriate accounting standards. Generally, the assumptions and methods used for financial reporting were also used in determining the values in this disclosure (discount rates, mortality, etc.).

(c)	These amounts represent the maximum aggregate value of outplacement assistance that may be provided to each named executive officer under their change-in-control agreements.
(d)
This amount represents the total post-termination expense reimbursements Mr. Michael is eligible to receive under his employment agreement following a Qualifying Termination. For purposes of this disclosure, we have assumed (i) that Mr. Michael would use the maximum value of financial planning and annual tax return preparation expense reimbursements he is eligible to receive (or $30,000 per year) and (ii) Mr. Michael would likely spend a similar amount as he has in past years on his annual physicals, estimated to be $1,500 per year based on expense reimbursements received for the same benefit in 2017 and 2018 of $1,275 and $1,336, respectively. It is estimated that such expense reimbursements would be incurred by Mr. Michael through December 31st of the year of the second anniversary of the Effective Time.

Insurance and Indemnification of Directors and Executive Officers
The terms of the Merger Agreement provide for certain post-closing covenants related to insurance and indemnification of directors and executive officers. For a description of such covenant, see the section entitled “The Merger Agreement—Indemnification and Insurance.”
Benefits Arrangements with the Surviving Corporation
The terms of the Merger Agreement provide for certain post-closing covenants related to employee benefit arrangements. For a description of such covenants, see the section entitled “The Merger Agreement—Employee Matters.”
Material U.S. Federal Income Tax Consequences of the Merger
The following summarizes the material U.S. federal income tax consequences of the Merger that are generally applicable to stockholders of SPX FLOW. The following discussion is based upon the Code, the Treasury regulations promulgated under the Code, and existing administrative rulings and court decisions, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly with retroactive effect, and to differing interpretations. Any change could affect the validity of the following discussion. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described herein. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax or any aspects of the tax on “net investment income” imposed under

Section 1411 of the Code. This discussion also does not address any special tax rules applicable to particular stockholders such as stockholders that are financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in such entities or arrangements), insurance companies, dealers in securities or traders in securities that elect to use a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, stockholders who acquired their shares of SPX FLOW common stock pursuant to the exercise of compensatory stock options or otherwise in connection with the performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, certain former citizens or long-term residents of the United States, any person who receives consideration other than cash in the Merger (or any transaction related thereto), retirement plans or other tax-deferred accounts, and stockholders who hold their shares of SPX FLOW common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction. The following discussion does not address tax consequences to the persons subject to the base erosion and anti-abuse tax. This discussion is limited to holders who hold their shares of SPX FLOW common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address the U.S. federal income tax consequences to holders who demand appraisal rights under Delaware law. In addition, the following discussion does not address non-income tax consequences or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger).
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of SPX FLOW common stock that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all of the substantial decisions of which one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control, or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a “United States person” under the Code.
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of SPX FLOW common stock that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership or another entity or arrangement treated as a partnership for U.S. federal income tax purposes is the owner of shares of SPX FLOW common stock, the tax treatment of the partner or owner in such partnership or other entity or arrangement will depend upon the status of the partner or owner and the activities of the partnership or other entity or arrangement. Accordingly, partnerships and other pass-through entities that hold shares of SPX FLOW common stock and partners or owners of such partnerships or other entities, as applicable, should consult their own respective tax advisors regarding the tax consequences of the Merger.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND ARE BASED UPON CURRENT LAW AS OF THE DATE HEREOF. EACH HOLDER OF SHARES OF SPX FLOW COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.
U.S. Holders
In General
The Merger will be a taxable transaction for U.S. Holders. A U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the surrendered shares of SPX FLOW common stock. A U.S. Holder's adjusted tax basis in the shares of SPX FLOW common stock is generally the amount paid for such shares of SPX FLOW common stock (less the amount of any distribution received by such holder treated as a tax-free return of capital). If a U.S. Holder acquired different blocks of shares of SPX FLOW common stock at different times or at different prices, such U.S. Holder must determine gain or loss separately for each block of shares of SPX FLOW common stock exchanged for cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for the shares of SPX FLOW common stock is greater than one year as of the closing. A reduced rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to certain limitations.
Backup Withholding and Information Reporting
Cash consideration received by a U.S. Holder pursuant to the Merger may be subject to backup withholding and information reporting. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct taxpayer identification number (“TIN”) or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations are generally exempt from backup withholding. Each U.S. Holder should complete and sign the IRS Form W-9 (or substitute or successor form) included with the letter of transmittal and certify under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding. If a U.S. Holder fails to provide the correct TIN or certification, payments received may be subject to backup withholding, currently at a 24% rate. Backup withholding is not an additional tax. Amounts so withheld can be credited against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
In General
Subject to the discussion below in “—Backup Withholding and Information Reporting”, a Non-U.S. Holder will generally not be subject to any U.S. federal income tax on any gain recognized upon such Non-U.S. Holder's exchange of shares of SPX FLOW common stock pursuant to the Merger Agreement unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder in the United States), or (iii) such Non-U.S. Holder's shares of SPX FLOW common stock constitute a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act of 1980, as amended, which will, in general, be the case if, at any time during the shorter of the five-year period preceding the Merger or the Non-U.S. Holder's holding period for its shares of SPX FLOW common stock, SPX FLOW was a “United States real property holding corporation” and such holder held (actually or constructively) more than 5% of the shares of SPX FLOW common stock.
If a holder is a Non-U.S. Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, such holder will be subject to a 30% tax (or a lower rate under an applicable tax treaty) on the gain recognized in the Merger (which may be offset by certain U.S.-source capital losses).
If a holder is a Non-U.S. Holder and any gain recognized in the Merger is effectively connected with a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), then the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder. If the Non-U.S. Holder is a foreign corporation, it may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such Non-U.S. Holder's country of residence.
SPX FLOW believes that it is not, and will not be as of the effective date of the Merger, a “U.S. real property holding corporation.” However, there is no assurance that the IRS will not challenge that determination. In the event that the IRS were to successfully assert that SPX FLOW is a U.S. real property holding corporation, then any gain recognized on the sale of SPX FLOW's stock by a Non-U.S. Holder who or that held (actually or constructively pursuant to applicable stock ownership attribution rules) more than 5% of SPX FLOW's common stock at any time during the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period for its shares of SPX FLOW common stock would be treated as effectively connected with the conduct of a trade or business within the United States and would therefore be subject to U.S. federal income tax at the graduated rates applicable to an individual or a corporation (depending on the Non-U.S. Holder's status). Each Non-U.S. Holders should consult its individual tax advisors with respect to these rules and the application of these rules to such Non-U.S. Holder’s particular circumstances.
Backup Withholding and Information Reporting
A Non-U.S. Holder is generally not subject to backup withholding and information reporting as described above under “—U.S. Holders—Backup Withholding and Information Reporting,” provided such Non-U.S. Holder properly certifies its non-U.S. status on an IRS Form W-8BEN, W-8 BEN-E, or another appropriate version of IRS Form W-8 or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts so withheld can be credited against such Non-U.S. Holder's U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES OR TO CERTAIN TYPES OF STOCKHOLDERS MENTIONED ABOVE. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY NON-U.S., STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.
Regulatory Clearances
HSR Clearance. Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. The Merger may not be completed until the expiration of a 30-calendar day waiting period, which begins when Buyer and SPX FLOW file Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC, unless such waiting period is earlier terminated by the Antitrust Division and the FTC. Buyer and SPX FLOW filed their Pre-Merger Notification and Report Forms on December 17, 2021, in connection with the Merger, and the waiting period expired at 11:59 p.m. (Eastern Time) on January 18, 2022.
Non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Buyer nor SPX FLOW believes that the Merger will violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Additional Regulatory Clearance. The Merger is also subject to the filing or obtaining certain necessary notices, clearances, approvals, waivers or consents by the antitrust and other regulatory authorities in other jurisdictions, including the Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (European Union), the Anti-Monopoly Law of China 2007 and SAMR Interim Provisions on the Review of Concentration of Undertakings of 2020 (The People's Republic of China), Turkish Law on Protection of Competition No. 4054, as amended, and Communiqué No. 2010/4 on Mergers and Acquisitions Requiring the Approval of Competition Board (Turkey), and Articles L. 151-1 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code as per last amendment on 31 December 2019 (Décret no 2019-1590) (France). The Merger cannot be completed until SPX FLOW and Buyer obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.
The Merger received approval from the applicable governmental entity in Turkey with respect to the above referenced antitrust laws in Turkey on January 7, 2022.
Litigation Relating to the Merger
On January 12, 2022, a purported stockholder of SPX FLOW filed a complaint in the United States District Court for the Southern District of New York, captioned O’Dell v. SPX FLOW, Inc., et al., No. 1:22-cv-00309 (S.D.N.Y.) (the “O’Dell Litigation”). The complaint names the Company and the Company’s directors as defendants. The complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act in connection with the disclosures contained in the January 11, 2022 preliminary proxy statement issued by the Company.
On January 21, 2022, a purported stockholder of SPX FLOW filed a complaint in the United States District Court for the Southern District of New York, captioned Ciccotelli v. SPX FLOW, Inc., et al., No. 1:22-cv-00582 (S.D.N.Y.) (the

“Ciccotelli Litigation” and, together with the O’Dell Litigation, the “Stockholder Litigation”). The complaint names the Company and the Company’s directors as defendants. The complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act in connection with the disclosures contained in the January 11, 2022 preliminary proxy statement issued by the Company.
The complaints seek a variety of equitable and injunctive relief including, among other things, enjoining the consummation of the Merger, rescinding the transaction if it is consummated, and awarding the plaintiffs costs and attorneys’ fees.
On January 20, 2022, SPX FLOW received a demand letter on behalf of a purported SPX FLOW stockholder, Shiva Stein (the “Stein Demand”). The Stein Demand alleges that the preliminary proxy statement filed on January 11, 2022 by SPX FLOW in connection with the transactions contemplated by the Merger Agreement omits material information with respect to such transactions, and requests that SPX FLOW disseminate corrective disclosures in an amendment or supplement to this proxy statement.
On January 26, 2022, SPX FLOW received a demand letter from another putative SPX FLOW stockholder demanding access to certain books and records pursuant to Section 220 of the Delaware General Corporation Law allegedly for the purpose of (i) investigating the events leading to the Merger Agreement; (ii) investigating the independence and disinterestedness of the Board and SPX FLOW’s management in connection with the Merger; (iii) investigating the completeness of SPX FLOW’s disclosures regarding the Merger Agreement and Merger; (iv) determining whether wrongdoing, mismanagement, and/or material non-disclosure has taken place such that it would be appropriate to file an action against SPX FLOW, the Board, and/or any of SPX FLOW’s officers; (v) ascertaining the value of stockholders’ shares; and/or (vi) considering any other courses of action (the “220 Demand” and together with the Stein Demand, the “Demand Letters”).
The Company believes the claims in the Stockholder Litigation and the Demand Letters are without merit. However, at this time, it is not possible to predict the outcome of these matters or their effects on the Company or the Merger. An adverse judgment for monetary damages could have an adverse effect on the Company. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger.
SPX FLOW stockholders may file additional lawsuits challenging the transaction, which may name SPX FLOW, members of SPX FLOW’s Board, or others as defendants. No assurance can be made as to the outcome of such lawsuits or the lawsuits described above.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, SPX FLOW common stock will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about SPX FLOW or to modify or supplement any factual disclosures about SPX FLOW in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to SPX FLOW. The Merger Agreement contains representations and warranties by and covenants of SPX FLOW, Buyer and Merger Sub, and they were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications and other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or being made for other purposes, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in SPX FLOW's public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in SPX FLOW's periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.
Additional information about SPX FLOW may be found elsewhere in this proxy statement and SPX FLOW's other public filings. See the section entitled “Where You Can Find Additional Information.”
Structure of the Merger; Bylaws; Directors and Officers
At the Effective Time, Merger Sub will merge with and into SPX FLOW, and the separate corporate existence of Merger Sub will cease. SPX FLOW will be the Surviving Corporation in the Merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of Buyer. The certificate of incorporation that is attached as Exhibit A to the Merger Agreement will become the certificate of incorporation of the surviving company and the bylaws of the Company that are in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation.
The directors of Merger Sub at the Effective Time will become the initial directors of the Surviving Corporation. The individuals holding positions as officers of SPX FLOW at the Effective Time, other than the chairman, will become the initial officers of the Surviving Corporation.
When the Merger Becomes Effective
Unless otherwise mutually agreed in writing between the Company and Buyer, the closing of the Merger will take place at 9:00 a.m. (Eastern Time), on the third business day following the day on which the last of the conditions to be satisfied or waived in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with the Merger Agreement. However, if the marketing period (as defined in the Merger Agreement) for Buyer's debt financing has not ended as of the day on which the last of such conditions is fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), then the closing will not occur until the business day that is no earlier than three business days following the earlier of (a) the day during the marketing period on which Buyer provides written notice to the Company that the marketing period will be deemed ended (provided, that such notice may be conditioned upon the simultaneous completion of the debt financing, and provided further, that if such debt financing is not completed for any reason at any time, such notice will automatically be deemed withdrawn) and (b) the day the marketing period otherwise ends, or in any case, at such other time, place and day as the Company and Buyer agreed in writing. For purposes of the Merger Agreement, “business day” refers to any day ending at 11:59 p.m. (Eastern Time), other than a Saturday or Sunday, or a day on which banks are required or authorized to close in the City of New York.
On the closing date, SPX FLOW, Merger Sub and Buyer will file the certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as may be agreed by the Company and Buyer in writing and specified in the certificate of Merger.
As of the date of the filing of this proxy statement, we expect to complete the Merger during the first half of calendar year 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described below and include regulatory clearances, and it is possible that the Merger will not be completed until a later time, or at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. After the Requisite Company Vote is obtained, SPX FLOW's Board will not have the right to terminate the Merger Agreement in order to accept any Alternative Acquisition Proposal.
Effect of the Merger on the Common Stock
At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than (1) shares owned by Buyer and Merger Sub and shares owned by SPX FLOW as treasury stock (the shares referred to in this clause (1), “Excluded Shares”) and (2) shares owned by stockholders of SPX FLOW who have properly demanded and perfected appraisal rights in compliance with Section 262 prior to the Effective Time (the shares referred to in this clause (2), “Dissenting Shares”)) will be converted into the right to receive the merger consideration. The merger consideration will be $86.50 per share in cash, without interest thereon. SPX FLOW Restricted Shares, Options, Restricted Stock Units and PSUs will be treated as described below under the heading “Treatment of Company Equity Awards”. Buyer, SPX FLOW, Merger Sub, and the paying agent for the merger consideration will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement, see the section entitled “The Merger Agreement—Withholding Rights.”
At the Effective Time, each holder of Dissenting Shares will not be converted into the right receive the merger consideration and will be entitled to such rights afforded under Section 262, unless and until such holder fails to comply with the provisions of Section 262 or effectively withdraws or otherwise loses such holder's rights to receive payment under Section 262. If any such holder fails to comply with the provisions of Section 262 or effectively withdraws or loses such rights, such Dissenting Shares will be treated as if they had been converted at the Effective Time into the right to receive the merger consideration.
At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
Withholding Rights
Buyer, SPX FLOW, Merger Sub, the Surviving Corporation and the paying agent for the merger consideration will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement, and any such withheld amounts that are paid to the appropriate governmental authority will be treated as having been paid to the person in respect of which such deduction and withholding was made.
Treatment of Company Equity Awards
Restricted Shares. At the Effective Time, each outstanding Restricted Share, will be fully vested, cancelled, and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to the Per Share Price.
Stock Options. At the Effective Time, each outstanding Option, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to

(1) the total number of shares of Company common stock issuable upon exercise in full of such Option, multiplied by (2) the excess, if any, of the Per Share Price over the exercise price per share of such Option. Each Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled as of the Effective Time without payment.
Performance Stock Units. At the Effective Time, each outstanding PSU, to the extent unvested, will vest in accordance with the following provisions: (i) if the applicable performance period has not been completed, the PSU will vest at the target level of performance (or, with respect to the PSUs that vest on the basis of the Company's operating income margin, at 325% of the target level of performance and with respect to the PSUs that vest on the basis of the Company's total shareholder return and were issued in 2020 or 2021, at 200% of the target level of performance) and (ii) if the applicable performance period has been completed, the PSU will vest at the actual level of performance, as determined in accordance with the terms of each outstanding award agreement. All vested PSUs will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock subject to such vested PSUs, multiplied by (2) the Per Share Price.
Restricted Stock Units. At the Effective Time, each outstanding Restricted Stock Unit, vested or unvested, will be fully vested, cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding, equal to (1) the total number of shares of Company common stock subject to such Restricted Stock Units, multiplied by (2) the Per Share Price.
Payment for Common Stock in the Merger
At or prior to the Effective Time, Buyer will deposit, or cause to be deposited, with the paying agent, cash sufficient to pay the aggregate merger consideration (other than Excluded Shares and Dissenters Shares). Promptly (and no later than the third business day) after the Effective Time, the Surviving Corporation will cause the paying agent to mail or electronically submit to each holder of record of shares of Company common stock (other than Excluded Shares) (1) a letter of transmittal as reasonably agreed by Buyer and SPX FLOW and (2) instructions for effecting the surrender of certificates (or affidavits of loss in lieu thereof as provided in the Merger Agreement) or book-entry shares in exchange for the merger consideration. Upon surrender to the paying agent of the certificates (or affidavit of loss in lieu therefore as provided in the Merger Agreement) or book-entry shares, as applicable, to the paying agent in accordance with the terms of the letter of transmittal, the holder of the certificate will be entitled to receive a check or wire transfer equal to the number of shares represented by the certificate (or affidavit of loss in lieu thereof) as provided in the Merger Agreement or book-entry shares multiplied by the Per Share Price, and such certificate or book-entry shares so surrendered will be cancelled.
Representations and Warranties
The Merger Agreement contains representations and warranties of SPX FLOW, subject to certain exceptions in the Merger Agreement, in the company disclosure schedule delivered in connection with the Merger Agreement and in certain of SPX FLOW's public filings, as to, among other things:
•	organization, good standing and qualification to do business;
•	capital structure;
•	corporate authority, approvals relating to the execution, delivery and performance of the Merger Agreement and the fairness of the Merger Agreement;
•	governmental filings and the absence of certain violations of certain instruments, contracts and laws;
•
the reports, forms, documents and financial statements required to be filed with the SEC, and the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of certain changes, including that there has not been a Company Material Adverse Change with respect to SPX FLOW, from October 2, 2021 and ending on December 12, 2021;
•	the absence of undisclosed litigation and liabilities;
•	employee benefit plans and other agreements, plans and policies with or concerning employees;
•	compliance with applicable laws and licenses;

•	takeover statutes;
•	environmental matters;
•	tax returns, filings and certain other tax matters;
•	employee relations, labor matters and compliance with labor and employment laws;
•	intellectual property;
•	data privacy and security;
•	insurance;
•	material contracts;
•	real property;
•	brokers and finders;
•	affiliate transactions; and
•	no stockholder rights plan.
The Merger Agreement also contains representations and warranties of Buyer and Merger Sub, subject to certain exceptions in the Merger Agreement, as to, among other things:
•	organization, good standing and qualification to do business;
•	corporate authority and approvals relating to the execution, delivery and performance of the Merger Agreement;
•	governmental filings and the absence of certain violations of certain instruments, contracts and laws;
•	the absence of certain actions, including civil, criminal or administrative actions, claims, arbitrations, investigations or other proceedings;
•	the sufficiency of the funds available to Buyer and Merger Sub to pay the merger consideration and the other amounts payable under the Merger Agreement;
•	the capitalization of Merger Sub;
•	brokers and finders;
•	solvency;
•	ownership of Company capital stock;
•	proxy statement;
•	stockholder and management arrangements;
•	investment intention; and
•	the Limited Guarantee.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Change” qualification, as discussed below.
For purposes of the Merger Agreement, a “Company Material Adverse Change” means any event, change, effect, development, circumstance, condition, state of facts or occurrence (each a “Change”) that, when considered individually or in the aggregate with all other changes, is or would be reasonably likely to (x) prevent, materially delay or materially impair the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by the Merger Agreement or (y) be materially adverse to the business, financial condition, or results of operations of the Company and its subsidiaries taken as a whole. However, no Change to the extent resulting from the following will constitute or be taken into account in determining whether there is a Company Material Adverse Change:

•
Changes in legal, tax, economic, political and/or regulatory conditions generally in the Unites States or other countries in which the Company or any subsidiaries conduct operations including (1) any Changes generally affecting the securities, credit or financial markets or (2) any Changes in interest or exchange rates;

•	Changes generally affecting the industry or industries in which the Company or any of its subsidiaries operate (including such Changes resulting from general economic conditions);
•
the announcement or pendency of the Merger Agreement and the transactions contemplated thereby (including the Merger and the announcement of any pending litigation or regulatory matters), including as a result of the identification of Buyer or any of its affiliates as the acquirer of the Company (this being understood, in each case, as provided for in the Merger Agreement, that the clause will not apply to any representation or warranty in the Merger Agreement to the extent the purpose of such representation or warranty is to address consequences resulting from the execution, delivery or performance of the Merger Agreement), or the consummation of the Merger or any other transactions contemplated by the Merger Agreement;

•
Changes arising out of geopolitical conditions, acts of terrorism or sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a governmental entity), civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, mudlines, wild fires, floods or other natural disasters) or force majeure events, including any material worsening of such conditions threatened or existing on the date of the Merger Agreement;

•
Changes arising due to COVID-19 or any law, directive, pronouncement or guideline issued by a government entity that relate to, arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); or any change in law, directive or pronouncement or guidelines or interpretation, in each case, to the extent that they have the force of law or are binding or are affecting the person which they purport to apply, following the date of the Merger Agreement or the Company or its subsidiaries' compliance therewith;

•
any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in applicable laws, after the date of the Merger Agreement, including to the extent relevant to the business of the Company or its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

•	Changes in GAAP or any foreign equivalents thereof after the date of the Merger Agreement or the interpretations thereof;
•	any action taken by Buyer or its affiliates or action or omission pursuant to the written request or with the written consent of Buyer;
•
any failure by the Company to meet any internal or public projections, forecasts, estimates of revenues, earnings or other financial performance or results of operations for any period (provided that this exception will not prevent or otherwise affect a determination that any change underlying such failure has resulted in, or contributed to, a Company Material Adverse Change); and

•
a decline in the price or trading volume of the Company's common stock (provided that this exception will not prevent or otherwise affect a determination that any change underlying such decline has resulted in, or contributed to, a Company Material Adverse Change).

However, with respect to the matters described in the foregoing first, second, fourth, fifth, sixth and seventh bullet points above, to the extent that such Change is disproportionately adverse to SPX FLOW and its subsidiaries taken as a whole relative to other companies of similar size operating in the industries or markets in which the Company and its subsidiaries operate, only the incremental disproportionate adverse impact or impacts of such Change may be taken into account.
Conduct of Business Pending the Merger
The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except (1) as required by the Merger Agreement, (2) as required by applicable laws or any governmental entity or COVID-19 measures, (3) with the prior written approval of Buyer (which may not be unreasonably withheld, delayed or conditioned), (4) as set forth in the disclosure schedule to the Merger Agreement, the business of SPX FLOW and its subsidiaries will be conducted in all material respects, in the ordinary course of business (including, for the avoidance of doubt consistent with past practice in light of COVID-19), the Company will not and will cause its subsidiaries not to, take any of the following actions:
•	adopt any amendments to its certificate of incorporation or bylaws or other applicable governing instruments;
•
merge or consolidate the Company or any of its subsidiaries with any other person or restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries, except for any such transactions solely among wholly-owned subsidiaries of the Company

•
acquire assets or capital stock outside the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $10,000,000 in any transaction or series of related transactions, other than capital expenditures not otherwise prohibited under the Merger Agreement;

•
issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its subsidiaries, other than (1) any issuance, of Company common stock upon the settlement of company Restricted Stock Units and PSUs outstanding as of the Merger Agreement date (and dividend equivalents, if applicable); (2) any issuance of Company common stock upon the exercise of Options outstanding, as of the Merger Agreement date or (3) the issuance of shares of capital stock by a subsidiary of the Company to the Company or to another subsidiary of the Company, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;

•
make any loans, advances or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly-owned subsidiary of the Company) in excess of $5,000,000 in the aggregate, other than as would be permitted under the Merger Agreement;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends paid by any direct or indirect wholly-owned subsidiary of the Company to the Company or to any other direct or indirect wholly-owned subsidiary of the Company;

•
reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than (1) to the extent required by the stock plan or any award outstanding on the date of the Merger Agreement, or (2) the acquisition of any Company common stock tendered by current or former employees or directors in order to pay taxes in connection with the settlement of Restricted Shares, Restricted Stock Units or PSUs;

•
incur any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly-owned subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, other than the incurrence of indebtedness for borrowed money incurred in the ordinary and usual course of business pursuant to the Company's existing credit facilities and that can be repaid without penalty on or prior to the closing date and issuances of letters of credit under the Company's revolving credit facility;

•	make or authorize any capital expenditure in excess of $40,000,000 in the aggregate;
•	make any material changes with respect to accounting policies or procedures except as required by changes in GAAP or any foreign equivalent thereof;
•
compromise or settle any action (including any action related to the Merger Agreement or the transactions contemplated thereby) or any commitment, obligation or liability, in each case other than compromises or settlements that (A) involve only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its subsidiaries of less than $2,500,000 in the aggregate, and (B) do not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the closing;

•
(A) make, revoke or modify any material election related to taxes, (B) change or otherwise alter the fiscal year of any member of the company group, any material matter related to tax accounting, or any method of tax accounting, (C) file any material amended tax return or any amendment or other modification to any tax return, (D) enter into any closing agreement (as defined in Section 7121 of the Code), (E) enter into any voluntary disclosure agreement or program with any governmental authority, (F) settle, compromise, concede or abandon any material tax claim or assessment, (G) surrender any right to claim a refund of material taxes, (H) consent to any extension or waiver of the limitation period applicable to any, tax, tax claim, or tax assessment, (I) file or join in any material tax return (other than a tax return that is prepared in accordance with past practice and custom of the company group), or (J) change the tax residency or tax classification of any member of the company group;

•
except for transactions among the Company and its wholly-owned subsidiaries or among the Company's wholly-owned subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets or businesses of the Company or its subsidiaries, including capital stock or any of its subsidiaries, in each case which are material to the Company and its subsidiaries taken as a whole, other than equipment, inventory, supplies and other assets in the ordinary course of business and other than pursuant to contacts in effect prior to the date of the Merger Agreement that have been made available to Buyer prior to the date of the Merger Agreement;

•
except as required pursuant to any benefit plan or contract as in effect on the date of the Merger Agreement, or as otherwise required by applicable laws, (A) grant or provide any severance or termination payments or severance or termination benefits to any director or officer of the Company or any of its subsidiaries or other employee of the Company or any of its subsidiaries having an annual base salary of more than $250,000, (B) increase the compensation payable to or benefits provided to any director or officer or any of its subsidiaries or other employee of the Company or any of its subsidiaries having an annual base salary of more than $250,000, except for immaterial increases in the ordinary course of business and consistent with past practice, (C) grant any new equity awards to any director, officer, employee or other service provider of the Company or any of its subsidiaries, (D) establish, adopt, terminate or amend any benefit plan or any plan, agreement, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of the Merger Agreement, other than (x) annual renewals in the ordinary course of business and consistent with past practice and consistent with the terms of such previously disclosed to Buyer, (y) the funding and creation of a rabbi trust for the SPX FLOW Supplemental Retirement Savings Plan, or (z) the funding and creation of a rabbi trust for the SPX FLOW Supplemental Retirement Plan for Top Management, or (E) hire or promote, other than in the ordinary course of business, any employee or other individual service provider of the Company or any of its subsidiaries with an annual base salary of more than $250,000, or terminate the service (other than for cause) of any employee of the Company or any of its subsidiaries with an annual base salary of more than $250,000;

•	enter into, amend or modify in any material respect or terminate (except with respect to the expiration of the stated term or renewal in connection therewith) certain Company material contracts;
•	adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan; or
•	agree, authorize or commit to take any of the foregoing actions.
Access
Subject to certain exceptions and limitations, SPX FLOW is required to, and required to cause its subsidiaries to, provide reasonable access, during normal business hours throughout the period prior to the Effective Time of the Merger, to its employees, properties, books, contracts and records, and during such period the Company is required, and it shall require its subsidiaries to furnish promptly to Buyer and the debt financing sources all information concerning its business, properties and personnel as may be reasonably requested. However, SPX FLOW is not required to (1) permit any inspection, or to disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality; (2) to disclose (a) any legally privileged information of the Company or any of its subsidiaries, (b) any information that is competitively sensitive or (c) any information that would violate law; (3) to permit Buyer, the debt financing sources or any of their representatives to conduct any environmental site assessment or other sampling or investigation; provided, however, that in respect of any information withheld pursuant to clauses (1) and (2), the

Company will use commercially reasonable efforts to provide such information in a manner that does not result in disclosure of (x) any trade secrets of third parties or a violation of such confidentiality obligations, (y) any legally privileged or competitively sensitive information or (z) information that would violate law. All requests for information shall be directed to the executive officer of or other person designated by the Company. Buyer and the debt financing sources and their respective representatives are required to, use commercially reasonable efforts to minimize the disruption to the businesses of the Company and its subsidiaries resulting from receiving access.
Without limiting the generality of the foregoing, from the date of the Merger Agreement until the Effective Time, the Company will use its reasonable best efforts to promptly furnish to Buyer (A) monthly consolidated financial statements of the Company and its subsidiaries, including an unaudited balance sheet, income statement and statement of cash flows, for each calendar month through the closing date, (B) the consolidated cash balance of the Company and its subsidiaries as of the end of each calendar month, (C) monthly consolidated cash forecasts for the Company and its subsidiaries and (D) a monthly update to the consolidated financial outlook of the Company and its subsidiaries for each calendar month, fiscal quarter or the balance of the fiscal year as it may prepare for management's internal use; provided, the Company shall only be required to furnish the materials set forth in the foregoing clauses (A) through (D) to Buyer in the format (and at times) consistent with the manner in which the Company has prepared such materials in the ordinary course of business and consistent with past practice. The confidentiality agreement dated as of July 30, 2021, between LSF Investments, LLC and the Company (the “Confidentiality Agreement”) will survive the execution and delivery of the Merger Agreement and will apply to all information furnished thereunder.
Acquisition Proposals; No Solicitation
Except as permitted by the Merger Agreement, SPX FLOW must not, and must not permit its subsidiaries to, and must direct and use reasonable best efforts to cause its and its subsidiaries' respective representatives not to, directly or indirectly:
•
initiate, endorse, facilitate or solicit any inquiries, indications of interest, proposals or offers that constitute, or would reasonably be expected to result in, an “Acquisition Proposal,” as defined below (including providing access to non-public information);

•	enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal; or
•	otherwise knowingly assist, participate, cooperate in or knowingly facilitate any effort or attempt to make an Acquisition Proposal.
Pursuant to the Merger Agreement, an “Acquisition Proposal” means any indication of interest, proposal or offer with respect to:
•
a merger, sale, joint venture, partnership, license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction; or

•
any other direct or indirect acquisition, in each case, involving 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of the Company's subsidiaries), consolidated revenues or consolidated net income of the Company, in each case other than the transactions contemplated by the Merger Agreement.

Existing Discussions or Negotiations
Pursuant to the Merger Agreement, SPX FLOW has agreed to, and to cause its subsidiaries and instruct the Company's and its subsidiaries' respective representatives to, (1) immediately cease and cause to be terminated any existing solicitation, initiation, discussion or negotiation with any person conducted by the Company, its subsidiaries, or any of their representatives with respect to any Acquisition Proposal or with respect to any inquiries, indications of interest, proposals or offers that would reasonably be expected to result in an Acquisition Proposal other than to (a) directing such persons to relevant provisions in the Merger Agreement or (b) following receipt of an unsolicited Acquisition Proposal, contacting such person or its representatives solely to clarify terms and conditions of such Acquisition Proposal pursuant to and in accordance with the relevant provisions of the Merger Agreement, as discussed below; (2) promptly following the date of the Merger Agreement (and in any event within three business days after the date of the Merger Agreement), request in writing that each person that has executed a confidentiality agreement in connection its consideration of any Acquisition Proposal or potential Acquisition Proposal, promptly destroy or return to the Company all nonpublic information previously furnished by the Company or any of its representatives to such persons or any of such person's representatives in accordance with the terms of such confidentiality agreement and (3) promptly following the date of the Merger Agreement (and in any event within one business day after the date of the Merger Agreement), terminate access to any physical or electronic data room relating to a possible Acquisition Proposal by such person and its representatives.
Notwithstanding anything to the contrary contained in the Merger Agreement, SPX FLOW will not be restricted from permitting a person to request a waiver of a “standstill” or similar obligation solely to make an unsolicited and nonpublic Acquisition Proposal to the Company or from granting such a waiver, in each case, to the extent that such waiver is required by such person to make an unsolicited and nonpublic Acquisition Proposal to the Company if SPX FLOW's Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law.
Receipt of Acquisition Proposals
Notwithstanding certain provisions of the Merger Agreement described above, prior to the time the Requisite Company Vote is obtained, if SPX FLOW receives an unsolicited bona fide written Acquisition Proposal not preceded by a breach of SPX FLOW's non-solicitation obligations under the Merger Agreement, then SPX FLOW may contact a person who has made an unsolicited bona fide written Acquisition Proposal solely to clarify the terms and conditions thereof. In addition, if SPX FLOW's Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that (1) the failure to take the applicable action would be inconsistent with the directors' fiduciary duties under applicable law and (2) based on the information then available and after consultation with its outside legal counsel and independent financial advisor, the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), then SPX FLOW may:
•
provide information (including access to the employees of the Company and its subsidiaries) in response to a request by a person making the written Acquisition Proposal if the Company received from the person making the Acquisition Proposal an executed confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to, the Company than those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) provided that, (a) the Company shall provide Buyer with a non-redacted copy of each confidentiality agreement the Company has executed in accordance with the Merger Agreement within 24 hours of its execution and (b) any non-public information provided to any such person will have been previously provided to Buyer or will be provided to Buyer prior to or promptly following the time it is provided to such person (and in any event within 24 hours thereafter); and

•	engage in or participate in discussions or negotiations with any person who has made an unsolicited bona fide written Acquisition Proposal.
Pursuant to the Merger Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal, that involves more than 50% of the consolidated total assets (including equity securities of SPX FLOW's subsidiaries), consolidated revenues or consolidated net income or the total voting power of any class of equity securities of the Company, that SPX FLOW's Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor, (1) taking into account all relevant factors (including closing certainty, certainty of financing, the legal, financial, timing, regulatory and other aspects of the Acquisition Proposal, conditions to consummation and the identity of the person(s) making the proposal) and the likelihood of the proposal being completed in accordance with its terms that, if completed, would result in a transaction more favorable to SPX FLOW's stockholders from a financial point of view than the Merger and (2) that is reasonably likely to be completed on the terms proposed.
SPX FLOW must notify Buyer within 24 hours if SPX FLOW, any of its subsidiaries or its or their representatives receives (1) any inquiries, indications of interest, proposals or offers with respect to, or that are reasonably likely to lead to, an Acquisition Proposal, (2) any request by any person for non-public information in connection with or with respect to any Acquisition Proposal or (3) any request to initiate or continue discussions or negotiations, with respect to an Acquisition Proposal, setting forth in the notice the identity of the person making or delivering such inquiry, indication of interest, proposal or offer, and the material terms and conditions of such inquiry, indication of interest, proposal or offer and any draft agreement or other relevant transaction documents provided in connection therewith and thereafter must keep Buyer reasonably informed, on a prompt basis, of the status and terms of any such inquiry, indication of interest, proposal or offer (including by notifying Buyer in writing of any amendments or material changes thereto within 24 hours of receipt thereof by the Company) and the status of any such discussions or negotiations including any change in the Company's intentions as previously notified.
Change of Board Recommendation; Alternative Acquisition Agreement
SPX FLOW's Board has unanimously recommended that SPX FLOW stockholders vote “FOR” the Merger Proposal. The Merger Agreement permits SPX FLOW's Board to effect a Change of Recommendation (as defined below) only in certain limited circumstances, as described below.
Except as expressly permitted by the Merger Agreement, SPX FLOW's Board may not:
•
withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) in a manner adverse to Buyer, the Company Recommendation with respect to the Merger or approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date of the Merger Agreement;

•
cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for an acceptable confidentiality agreement as defined in the Merger Agreement, in each case constituting or related to or which is intended to or is reasonably likely to result in any Acquisition Proposal, an “alternative acquisition agreement”;

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or enter into an alternative acquisition agreement;
•	fail to include the Company Recommendation in this proxy statement; or
•
fail to expressly reaffirm publicly the Company Recommendation within 10 business days following Buyer's or Merger Sub's written request to do so if an Acquisition Proposal is publicly announced or disclosed (or, with respect to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last 10 business days prior to the then-scheduled stockholders meeting, fail to take the actions referred to in this paragraph, with reference to the 10 business day period being replaced with three business days).

The actions described in the first bullet point above is referred to in this proxy statement as a “Change of Recommendation.”
However, before the Requisite Company Vote is obtained, SPX FLOW's Board may effect a Change of Recommendation and/or terminate the Merger Agreement in response to a Superior Proposal, if SPX FLOW's Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement offered by Buyer. Before effecting a Change of Recommendation or terminating the Merger Agreement in response to a Superior Proposal, (1) SPX FLOW must have given Buyer at least five business days' prior written notice of its intention to do so (which notice shall state the reasons therefor, including the material terms and conditions of, and the identity of the person making such Superior Proposal, and include a copy of the alternative acquisition agreement and any other relevant transaction documents and a copy of any financing commitments relating thereto), (2) SPX FLOW has negotiated in good faith (to the extent Buyer requests to negotiate) with Buyer during such notice period to enable Buyer to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or that the Board would no longer determine that the failure to make such Change of Recommendation would be inconsistent with the directors' fiduciary duties under applicable law and (3) at the end of the notice period, SPX FLOW's Board must determine in good faith, taking into account any revisions to the terms of Merger Agreement proposed in writing by Buyer and after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Buyer were to be given effect and that the failure to make such Change of Recommendation would continue to be inconsistent with the directors' fiduciary duties under applicable law (provided further that each material amendment to the financial terms of the Superior Proposal will be deemed a new Acquisition Proposal, requiring additional notice to Buyer, and SPX FLOW’s Board may not make a Change of Recommendation without offering to Buyer to negotiate for three business days from the date of such additional notice).

In addition, before the Requisite Company Vote is obtained, SPX FLOW's Board may effect a Change of Recommendation in response to an “Intervening Event” (as defined below) unrelated to a Superior Proposal if SPX FLOW's Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law, taking into account any revisions to the Merger Agreement. Before effecting a Change of Recommendation in response to an Intervening Event, (1) SPX FLOW must have given Buyer at least five business days’ prior written notice of its intention to do so and a reasonably detailed description of such Intervening Event that serves as a basis of the Change of Recommendation as soon as reasonably practicable after becoming aware of it, (2) SPX FLOW has negotiated in good faith (to the extent Buyer requests to negotiate) with Buyer during such notice period to enable Buyer to propose revisions to the terms of the Merger Agreement such that it would obviate the basis for the Change of Recommendation and (3) at the end of the notice period, SPX FLOW's Board must determine in good faith, taking into account any revisions to the terms of the Merger Agreement proposed in writing by Buyer and after consultation with its outside legal counsel and financial advisor, that the failure to effect a Change of Recommendation would still be inconsistent with its fiduciary duties under applicable law if the changes proposed by Buyer were to be given effect (provided further that each material change to facts and circumstances relating to the Intervening Event shall require a new notice and SPX FLOW’s Board may not make a Change of Recommendation without offering to Buyer to negotiate for three business days from the date of such additional notice).
Under the Merger Agreement, an “Intervening Event” means a material development or material change in circumstances with respect to the Company or its subsidiaries, occurring after the date of the Merger Agreement and prior to the receipt of the Requisite Company Vote that (i) was not known to, or reasonably foreseeable by the Company's Board as of or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company's Board as of the date of the Merger Agreement) and (ii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of the Merger Agreement in the market price or trading volume of the Company common stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred); provided, further, that an Acquisition Proposal that resulted from a breach of SPX FLOW's non-solicitation obligations under the Merger Agreement may not be the basis for an Intervening Event.
The Merger Agreement does not prohibit SPX FLOW or SPX FLOW's Board from (a) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to the stockholders of SPX FLOW a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of SPX FLOW) or (b) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company); provided that the foregoing will not be deemed to permit SPX FLOW’s Board to make a Change of Recommendation except in accordance with the Merger Agreement.
SPX FLOW Stockholders' Meeting
Subject to termination of the Merger Agreement, SPX FLOW has agreed to (i) take all reasonable action necessary and in accordance with the applicable laws, the rules and regulations of the NYSE and its certificate of incorporation and bylaws, to duly call, give notice of and to convene a meeting of the stockholders of SPX FLOW common stock (which meeting, together with any adjournment or postponement, is referred to in this proxy statement as the “SPX FLOW stockholders' meeting”) as promptly as reasonably practicable, in any event no later than 40 calendar days after (a) the 10th calendar day after the preliminary proxy statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the proxy statement, or (b) if the SEC has, by the 10th calendar day after the preliminary proxy statement thereof has been filed with the SEC, informed the Company that it intends to review the proxy statement, the date on which the SEC confirms that it has no further comments on this proxy statement and (ii) unless there was a Change of Recommendation as a result of an Intervening Event, use reasonable best efforts to solicit from the holders of shares proxies in favor of the approval of the Merger Agreement. SPX FLOW is permitted to postpone or adjourn the SPX FLOW stockholders' meeting to a later date for the following reasons:

(1) with the consent of Buyer, (2) (A) due to the absence of a quorum or (B) due to the Company not having received proxies representing a sufficient number of shares for the Requisite Company Vote, whether or not a quorum is present, in each case of (A) and (B), to solicit additional proxies, or (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company board has determined in good faith after consultation with outside legal counsel and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the stockholders' meeting; provided, that the Company may not postpone or adjourn the stockholders' meeting more than twice in the case of clauses (2)(A) and (2)(B). In addition, the Record Date of the Company stockholders' meeting will not be changed without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed). Subject to SPX FLOW's rights to effect a Change of Recommendation in response to an Intervening Event or a Superior Proposal and to terminate the Merger Agreement in response to a Superior Proposal, as described in the section entitled “—Change of Board Recommendation; Alternative Acquisition Agreement,” SPX FLOW's Board must include the Company Recommendation in this proxy statement and publicly reaffirm such recommendation within 24 hours after a request to do so by Buyer or Merger Sub and must take all lawful action to obtain the Requisite Company Vote.
Financing and Financing Cooperation
The consummation of the Merger is not conditioned upon Buyer’s receipt of financing. However, under the Merger Agreement, Buyer is obligated to, and is obligated to cause its affiliates to use their, respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the equity financing and the debt financing on the terms and conditions described in the Equity Commitment Letter and the Debt Commitment Letter so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the closing date (subject to the marketing period). If all or any portion of the debt financing or the Debt Commitment Letter expire or are terminated prior to the closing, for any reason, or all or any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer is obligated to, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange for and obtain any such portion in an amount sufficient to pay the aggregate merger consideration from alternative sources on terms or conditions that are not materially less favorable, taken as a whole, (as determined by Buyer in its reasonable judgment) than those contemplated by the Debt Commitment Letter. Prior to the closing, without the prior written consent of the Company, Buyer will not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Commitment Letter or the Equity Commitment Letter or other documentation relating to the debt financing or the equity financing or any proposed definitive agreements relating to Buyer’s debt financing to the extent such amendment, modification, supplement or waiver or proposed definitive agreement would (i) change the amounts to be funded at the closing under the equity financing and the debt financing (including by changing the amount of fees to be paid or original issue discount thereof) to an amount below the amount of funds needed to complete the Merger, (ii) amend, modify or supplement the conditions or contingencies to the debt financing or the equity financing in a manner adverse to Buyer that would make such conditions less likely to be satisfied on the closing date or impose new or additional conditions or expand any existing condition to the receipt of the debt financing or the equity financing, (iii) otherwise delay funding of Buyer’s financing in any “non de minimis” respect or make funding of Buyer’s financing less likely to occur (including by making the satisfaction of the conditions to Buyer’s financing less likely to occur) at or prior to the closing, (iv) impose additional material obligations on the Company or any of its subsidiaries or affiliates as it relates to the satisfaction of the conditions to the availability of the debt financing, (v) change the date for termination and/or expiration of the Debt Commitment Letter or the Equity Commitment Letter to an earlier date unless an analogous change is made under the Merger Agreement or (vi) adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or the Equity Commitment Letter; provided that (A) Buyer may amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of the Merger Agreement, (2) in connection with any commitment replacement facility in accordance with the terms of the Debt Commitment Letter or (3) to the extent not otherwise prohibited under the Merger Agreement and (B) the existence or exercise of any “flex” provisions in the fee letter as in effect on the date of the Merger Agreement shall not be prohibited. In addition, Buyer will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing, including taking all actions necessary to (w) maintain in effect the Equity Commitment Letter, (x) satisfy on a timely basis all conditions applicable to Buyer and Merger Sub in the Equity Commitment Letter, if any, (y) consummate the equity financing at or prior to the closing and (z) enforce its rights under the Equity Commitment Letter (including seeking specific performance). Subject to certain exceptions, prior to the Closing, the

Company shall, and shall cause its subsidiaries and shall use its reasonable best efforts to cause its and their respective non-legal representatives to, at Buyer’s sole cost and expense, provide to Buyer and its subsidiaries all cooperation reasonably requested by Buyer that is necessary in connection with the arrangement and consummation of the debt financing to the extent not unreasonably interfering with the business of the Company or any of its subsidiaries.
Employee Matters
The Merger Agreement provides that Buyer will provide or cause to be provided to each employee of SPX FLOW who continues to be employed after the Effective Time compensation and benefits for a period of one year following the Effective Time on the following terms:
•
Ongoing Compensation: a base salary or regular hourly wage, as applicable, cash-based bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities but excluding equity or equity-based incentive opportunities), and sales and service incentive award compensation opportunities that are no less favorable in the aggregate than those provided by SPX FLOW and its subsidiaries as of the date of the Merger Agreement;

•	Other Employee Benefits: other employee benefits that are no less favorable in the aggregate than those provided by the Company and its subsidiaries as of the date of the Merger Agreement; and
•
Severance: severance benefits that are no less favorable than those set forth in the Company's severance agreements with employees, policies, and programs in effect as of the date of the Merger Agreement, as may be amended in accordance with the terms of the Merger Agreement (or as otherwise agreed to with the applicable employee).

The Merger Agreement also provides that with respect to any employee benefit plan maintained by Buyer in which any employee of the Company or its subsidiaries or the beneficiaries or dependents thereof is otherwise eligible to participate effective as of the Effective Time (excluding any equity, equity-based and other incentive compensation arrangements), Buyer will use reasonable best efforts, or will cause the Surviving Corporation to use reasonable best efforts to (1) recognize all service of such employees with the Company or any of its subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant, other than benefit accruals under a defined benefit pension plan, (2) waive any eligibility waiting periods and evidence of insurability requirements, and (3) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Buyer benefit plans that may apply as of or following the Effective Time.
Further, the Merger Agreement provides that from and after the Effective Time, the Company or the Surviving Corporation, as applicable, will and Buyer will cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, all written employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and its subsidiaries, including bonuses, incentives, severance payments or deferred compensation arrangements (including for the avoidance of doubt, the SPX FLOW Supplemental Retirement Savings Plan and the SPX FLOW Supplemental Retirement Plan for Top Management), in existence as of the date of the Merger Agreement.
The Merger Agreement also requires that from and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Buyer will cause the Company, the Surviving Corporation or the benefit plans to, provide or pay when due to the employees of the Company and its subsidiaries and any beneficiaries and dependents thereof all benefits and compensation pursuant to the benefit plans as in effect as of the date of the Merger Agreement or accrued through, and to which such individuals are entitled to as of the Effective Time and from time to time.
Finally, under the terms of the Merger Agreement, Buyer has acknowledged that a “change in control” or “change of control” as defined in the Company stock plan and each benefit plan, will occur at the Effective Time.
Efforts to Complete the Merger
Exchange of Information, Participation and Strategy
Subject to the terms of the Merger Agreement, SPX FLOW and Buyer will cooperate with each other and have agreed to use (and shall cause their respective subsidiaries to use) reasonable best efforts to complete the transactions contemplated by the Merger Agreement as soon as practicable including by:

•
preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, including any filings required under the HSR Act and any applicable foreign Antitrust Laws;

•
obtain as promptly as practicable, all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third-party or governmental entity in order to complete the Merger or any other transactions contemplated by the Merger Agreement including any filings required under the HSR Act and any applicable foreign Antitrust Laws; and

•
subject to applicable laws relating to the exchange of information, consult with the other on and consider in good faith the views of the other in connection with all of the information relating to Buyer or the Company, and any of their respective subsidiaries that appear in any filing made with, or written materials submitted to, any third party and or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The Company and Buyer each will, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the proxy statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective subsidiaries to any third party and/or governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Without limiting the generality of the foregoing, each party to the Merger Agreement has agreed to:
•
keep the Company regularly informed of the processing of the foreign investment filing and promptly notify the Company of any material communication from the French Treasury in relation to the Foreign Investment Clearance, in particular if they become aware of anything that could result in the Foreign Investment Clearance being delayed or denied;

•
promptly notify the other parties of the substance of any communication from the FTC, the DOJ, the French Treasury or any other governmental authority regarding the transactions contemplated by the Merger Agreement;

•	invite the Company and/or the Company's advisors to participate in any meeting or discussions with the French Treasury; and
•
provide the Company with a copy of any notification, submission, filing and any other communication in relation to the Foreign Investment Clearance process in the form submitted or sent; provided however, that any information which is of a confidential nature or is subject to duties of confidentiality may be communicated to the Company's legal advisors only, on an external-counsel-only-basis and provided that such legal advisors shall not directly or indirectly share this information with the Company.

In addition, Buyer and SPX FLOW will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other substantive communications received by Buyer or SPX FLOW from any third party or governmental authority.
Other Commitments
The Merger Agreement provides that, notwithstanding anything to the contrary in the Merger Agreement, Buyer will take any and all steps necessary to avoid or eliminate each and every objection that may be asserted by any governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws so as to enable the closing to occur expeditiously, but in no case later than the closing date. Such steps include, but are not limited to, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of Buyer's or the Company's assets, properties or businesses as necessary to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order which would have the effect of preventing the consummation of the transactions contemplated by the Merger Agreement by the closing date; provided, that, notwithstanding anything to the contrary in the Merger Agreement, Buyer will not be required to take any such steps with respect to any assets, properties or businesses of any affiliate of Buyer other than Merger Sub (or its permitted assigns), the Surviving Corporation or any of its subsidiaries.
Furthermore, each of Buyer and Merger Sub agrees that, between the date of the Merger Agreement and the closing, it will not, and will not permit any of its affiliates, if applicable, to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any ownership interest, assets or rights of any person, business or division thereof, or take any other action, if the entering into of a definitive agreement relating thereto, or the consummation of such acquisition, or the taking of any other action, would cause the failure to obtain the termination or expiration of the waiting period pursuant to the HSR Act or any other antitrust laws applicable to the Merger or result in any governmental entity entering an order prohibiting the consummation of the Merger.
Notwithstanding anything else contained in the Merger Agreement, nothing in the Merger Agreement will be construed to require Buyer to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Company Material Adverse Change (limited to a Change that, when considered individually or in the aggregate with all other Changes, is or would be reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole).
Indemnification and Insurance
Indemnification
The Merger Agreement provides that after the Effective Time, Buyer will, and will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of SPX FLOW or its subsidiaries or were serving at the request of SPX FLOW as an officer or director with respect to all acts or omissions by them in their capacities as such or taken at the request of SPX FLOW or any of its subsidiaries at any time prior to the Effective Time to the fullest extent permitted by applicable law (including with respect to advancement of expenses and attorneys' fees and advancing such expenses and fees) for a period of six years after the Effective Time.
Insurance
In addition, SPX FLOW will obtain, or Buyer will cause the Surviving Corporation to obtain, for a period of six years from and after the Effective Time, “tail” insurance policies for the extension of (1) the directors' and officers' liability coverage of SPX FLOW's existing directors' and officers' insurance policies and (2) SPX FLOW's existing fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable to the insured parties as SPX FLOW's existing policies with respect to matters existing or occurring at or prior to the Effective Time, subject to certain qualifications and provided that in no event will the annual cost of such insurance coverage exceed during such period 300% of the current aggregate annual premium paid by SPX FLOW for such purpose and, if the cost of the insurance coverage exceeds such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.
Coordination on Litigation
Each of Buyer and SPX FLOW have agreed to give the other party the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against it or any of its officers or directors arising out of or relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and (a) will keep the other reasonably informed regarding any such stockholder litigation including any proposed strategy and other significant decisions (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected), and (b) may offer comments or suggestions with respect to such litigation (which comments and suggestions shall be considered in good faith by the party receiving them). The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated by the Merger Agreement without Buyer's prior written consent (not to be unreasonably withheld, conditioned or delayed).
Other Covenants and Agreements
The Merger Agreement also contains additional covenants, including covenants relating to (1) the filing of this proxy statement, (2) the delisting and deregistration of the SPX FLOW common stock, (3) public announcements with respect to the transactions contemplated by the Merger Agreement, (4) other actions related to takeover statutes and reporting requirements under Section 16 of the Exchange Act, (5) repatriation of foreign cash, (6) obligations relating to legally required information and consultation procedures with works councils, unions or employee representatives, (7) cash payments towards indebtedness at closing and (8) further actions set forth in the company disclosure schedule delivered in connection with the Merger.

Conditions to Completion of the Merger
Each party's obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing of the following conditions:
•	the Requisite Company Vote;
•	the expiration or earlier termination of the waiting periods applicable to the completion of the Merger under the HSR Act;
•	receipt of consent from the applicable government entity in the European Union and the People's Republic of China under applicable antitrust laws; and
•
no law, order or injunction having been enacted, issued, promulgated, enforced or entered by a court or other governmental authority of competent jurisdiction is in effect and that restrains, enjoins or otherwise prohibits the completion of the Merger.

The respective obligations of Buyer and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Buyer at or prior to the closing of the following additional conditions, among others:
•
the accuracy of the representations and warranties of the Company as of the date of the Merger Agreement and as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a Company Material Adverse Change or other qualification provided in the Merger Agreement;

•	the performance by the Company in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date;
•	the absence of a Company Material Adverse Change having occurred on or after the date of the Merger Agreement;
•	the receipt by Buyer of a certificate signed by an officer of SPX FLOW, dated as of the closing date, certifying that the conditions set forth in the three preceding bullet points are satisfied; and
•
the receipt of consent from the applicable governmental entity in Turkey with respect to the applicable antitrust laws and the receipt of consent from the applicable governmental entity in France with respect to foreign direct investments.

The obligation of SPX FLOW to complete the Merger is subject to the satisfaction or waiver by SPX FLOW at or prior to the closing of the following additional conditions, among others:
•
the accuracy of the representations and warranties of Buyer and Merger Sub as of the date of the Merger Agreement and as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date) except for inaccuracies that would not be reasonably likely to prevent, materially delay or materially impair the ability of Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the performance by each of Buyer and Merger Sub in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and
•	the receipt by SPX FLOW of a certificate signed by an officer of Buyer dated as of the closing date, certifying that the conditions set forth in the two preceding bullet points are satisfied.
Termination
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in the following circumstances:
•	by the mutual written consent of SPX FLOW and Buyer;
•	by either SPX FLOW or Buyer, if:

○
the Merger has not been completed by the Outside Date (as it may be extended as described below); provided, that the right to terminate if the Merger has not been completed by the Outside Date shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

○	the Requisite Company Vote has not been obtained at the SPX FLOW stockholders' meeting including any adjournment or postponement thereof; or
○
a law, order or injunction by a court or other governmental authority of competent jurisdiction has been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits the completion of the Merger, and has become final and non-appealable; provided, that the right to terminate in such event shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, such event.

by SPX FLOW, if:
•
Buyer or Merger Sub has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case which (1) would result in a failure of a condition to the obligation of SPX FLOW to complete the Merger and (2) is either not curable prior to the Outside Date or is not cured within the earlier of (x) 30 days following the giving of notice thereof by SPX FLOW to Buyer and (y) the Outside Date; or

•
prior to the time the Requisite Company Vote is obtained, (i) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal (and that did not result from a breach of the Merger Agreement terms, including the terms described in the section entitled “The Merger Agreement—Acquisition Proposals; No Solicitation”) and, (ii) prior to or concurrently with such termination, pays to Buyer the Company Termination Fee; or

•
if (i) the closing has not occurred on the date the closing should have occurred; (ii) all conditions to closing have been satisfied; (iii) the Company has irrevocably confirmed by written notice to Buyer that (A) the conditions to closing have been satisfied or will be satisfied, or the Company is willing to waive any unsatisfied condition to the closing, for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement, (B) the Company stands ready, willing and able to consummate the Merger and the other transactions contemplated by the Merger Agreement and (C) if Buyer and Merger Sub comply with their obligations under the Merger Agreement, the closing would occur; and (iv) the closing will not have been consummated by Buyer and Merger Sub within three business days after delivery of such notice.

by Buyer, if:
•
SPX FLOW has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case which (1) would result in a failure of a condition to the obligations of Buyer and Merger Sub to complete the Merger and (2) is either not curable prior to the Outside Date or is not cured within the earlier of (x) 30 days following the giving of notice thereof by Buyer to SPX FLOW and (y) the Outside Date; or

•	prior to the time the Requisite Company Vote is obtained, SPX FLOW's Board has made a Change of Recommendation.
Company Termination Fee; Buyer Termination Fee
SPX FLOW will be required to pay Buyer the Company Termination Fee in the following circumstances:
•
in the event that: (A) before obtaining the approval of the Merger Agreement by the stockholders of the Company constituting the Requisite Company Vote, an Acquisition Proposal (whether or not conditional) is publicly made or otherwise publicly disclosed, (B) thereafter, the Merger Agreement is terminated by the Company or Buyer as a result of the Requisite Company Vote not being obtained or the Merger not being completed by the Outside Date or by Buyer due to a Company breach of its representations, warranties, covenants or agreements, or any inaccuracy in their representations or warranties, and (C) within

12 months of such termination the Company and any of its subsidiaries shall have entered into a definitive agreement in respect of any Acquisition Proposal that is subsequently consummated, or the Company or any of its subsidiaries ultimately consummate an Acquisition Proposal which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for purpose of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”));
•	in the event the Merger Agreement is terminated by Buyer due to a Change of Recommendation; or
•	in the event the Merger Agreement is terminated by the Company due to a Superior Proposal.
In no event will more than one Company Termination Fee be payable under the Merger Agreement.
Buyer (or the guarantor pursuant to the Limited Guarantee) will be required to pay the Company the Buyer Termination Fee in the following circumstances:
•
Buyer or Merger Sub has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case which (1) would result in a failure of a condition to the obligation of SPX FLOW to complete the Merger and (2) is either not curable prior to the Outside Date or is not cured within the earlier of (x) 30 days following the giving of written notice thereof by SPX FLOW to Buyer and (y) the Outside Date; or

•
if (1) the closing did not occur on the date the closing should have occurred; (2) all conditions to closing have been satisfied; (3) SPX FLOW has irrevocably confirmed by written notice to Buyer that (A) the conditions to closing have been satisfied and will be satisfied, or SPX FLOW is willing to waive any unsatisfied condition to the closing set forth in the Merger Agreement for the purpose of consummating the Merger and other transactions contemplated by the Merger Agreement; (B) SPX FLOW stands ready, willing and able to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (C) if Buyer and Merger Sub complied with their obligations under the Merger Agreement, the closing would occur; and (4) the closing will not have been consummated by Buyer and Merger Sub within three business days after delivery of such notice.

In no event will more than one Buyer Termination Fee be payable under the Merger Agreement.
In the event that the Company fails to promptly pay the Company Termination Fee or the Buyer fails to promptly pay the Buyer Termination Fee, and in order to obtain such payment, the Buyer, on the one hand, or the Company, on the other hand, commences a legal proceeding that results in a judgment against the Company for the Company Termination Fee, or against the Buyer for the Buyer Termination Fee, or any portion thereof, as applicable, the Company shall pay the Buyer, or the Buyer shall pay the Company, as the case may be, its out-of-pocket costs and expenses (including attorney's fees) in connection with such legal proceeding (including interests) (the amounts referred to in the foregoing, the “Collection Costs”); provided, that in no event shall the Collection Costs exceed $10,000,000.
Buyer Expenses
In the event that the Merger Agreement is terminated by the Company or Buyer as a consequence of not receiving the Requisite Company Vote, under circumstances in which the Company Termination Fee is not then payable, then the Company will reimburse Buyer and its affiliates for the Buyer Expenses; provided, that the payment by the Company of the Buyer Expenses pursuant to this paragraph shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee to the extent required by the Merger Agreement. Payment of the Buyer Expenses shall be made by wire transfer of same-day funds to the accounts designated by Buyer within two business days after the Company received notice and documentation with respect to amounts validly due under this paragraph.
Limitation on Remedies
In the event of termination of the Merger Agreement and the abandonment of the Merger in accordance with the provisions described in the section entitled “—Termination,” the Merger Agreement will become void and of no effect with no liability to any person on the part of SPX FLOW, Buyer or Merger Sub (or of any of their respective representatives or affiliates), except that the Confidentiality Agreement and certain sections of the Merger

Agreement, including sections relating to termination fees and expenses, will survive termination. However, termination of the Merger Agreement will not relieve any party of any liability or damages to the other party resulting from any “willful breach” (as that term is defined in the Merger Agreement) of its obligations set forth in the Merger Agreement.
Expenses
Except as otherwise provided in the Merger Agreement, including as described in the sections entitled “—Financing and Financing Cooperation” and “—Company Termination Fee; Buyer Termination Fee,” whether or not the Merger is completed, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, including all fees and expenses of representatives, will be paid by the party incurring such expense.
Amendment and Modification
Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, certain provisions of the Merger Agreement, including provisions related to modification of the Merger Agreement, termination of the Merger Agreement, governing law, third-party beneficiaries, assignment, and non-recourse (and any provision of the Merger Agreement to the extent a modification, waiver or amendment of such provision would modify the substance of any of the foregoing provisions or related definitions), may not be modified, waived or amended in a manner that is adverse in any material respect to any of the debt financing sources without the consent of the debt financing sources party to the Debt Commitment Letter that have consent rights over amendments to the Merger Agreement.
Assignment
The Merger Agreement cannot be assigned by any of the parties thereto without the prior written consent of the other parties; provided, however, that (a) each of Buyer and Merger Sub may at any time assign all of its rights and interests under the Merger Agreement, by written notice to the Company, to a wholly-owned direct or indirect subsidiary of Buyer, in which event all references in the Merger Agreement to Buyer or Merger Sub, as applicable, will be deemed references to such other subsidiary, except that all representations and warranties made in the Merger Agreement with respect to Buyer or Merger Sub, as applicable, as of the date of the Merger Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such assignment; provided that any such assignment will not impede or delay the consummation of the transactions contemplated by the Merger Agreement, or (b) after the Effective Time, Buyer may assign, in its sole discretion, any or all of its rights under the Merger Agreement in whole or in part to any person, including to any of the financing sources of Buyer (including any debt financing sources), to the extent necessary for purposes of creating a security interest therein or otherwise assigning as collateral in respect of Buyer’s debt financing. Any purported assignment without compliance with the foregoing will be void.
Specific Enforcement
Each of the parties has agreed that if for any reason any of the provisions of the Merger Agreement, the Limited Guarantee or Equity Commitment Letter are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm would be caused for which money damages would not be an adequate remedy. Accordingly, except where the Merger Agreement is validly terminated, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement. Each of the parties has acknowledged and agreed that, subject to the conditions set forth in the Merger Agreement, such relief for specific performance shall include the right of the Company to cause Buyer to consummate the transactions contemplated thereby, in each case, if each of the mutual closing conditions and the closing conditions of Buyer set forth in the Merger Agreement have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the closing, but subject to the satisfaction or waiver of those conditions at the closing) and the closing is required to occur. The parties have further agreed that (i) by seeking specific performance, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under the Merger Agreement, including monetary damages in the event that the Merger Agreement is terminated or in the event that specific performance is not available or otherwise are not granted and (ii) no party shall be required to institute any action or proceeding for (or limit any party's right to institute any proceeding for) specific performance before exercising any termination right under the Merger Agreement (and pursuing damages after such termination), nor shall the commencement of any action or proceeding pursuant to the terms of the Merger Agreement restrict or limit any party's right to terminate the Merger Agreement in accordance with its terms or pursue any other remedies under the Merger Agreement that may be available then or thereafter. Pursuant to the Merger Agreement, in the event that any action or proceeding is brought in equity to enforce the provisions of the Merger Agreement, no party will allege or assert, and each party has waived the defense, that there is an adequate remedy at law.
Notwithstanding the foregoing, the right of the Company to seek specific performance of Buyer’s and Merger Sub's obligations to cause the equity financing to be funded and to complete the Merger will only be available if (1) all conditions to Buyer's obligation to consummate the transactions contemplated by the Merger Agreement have been satisfied (other than any condition that by its nature cannot be satisfied until the closing but each of which would be satisfied if the closing were to occur) at a time when the closing would have otherwise occurred pursuant to the Merger Agreement, (2) the debt financing has been funded in accordance with its terms or will be funded in accordance with its terms at the closing if the equity financing is funded at the closing and (3) the Company has irrevocably confirmed in writing that all conditions to the Company's obligation to consummate the transactions contemplated by the Merger Agreement have been satisfied (or waived) and if specific performance is granted and the equity financing and the debt financing are funded, then the closing would occur.

Proposal No. 2 - Advisory Vote on Named Executive Officer Merger-Related Compensation
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, SPX FLOW is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to its named executive officers in connection with the merger, as described in the section entitled “Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” under “Proposal No. 1 – The Merger—Interests of SPX FLOW's Directors and Executive Officers in the Merger,” including the footnotes to the table and related narrative discussion beginning on page 48 of this proxy statement.
SPX FLOW's Board unanimously recommends that the stockholders of SPX FLOW approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to SPX FLOW's named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “Proposal No. 1 – The Merger—Interests of SPX FLOW's Directors and Executive Officers in the Merger - Quantification of Potential Payments to Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve Advisory Compensation Proposal and vice versa. Because the Advisory Compensation Proposal is advisory only, it will not be binding on either SPX FLOW or Buyer. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of SPX FLOW's stockholders.
The above resolution approving the merger-related compensation of SPX FLOW's named executive officers on an advisory basis requires the affirmative vote of a majority of shares present and represented by proxy and entitled to vote with respect to this proposal.
SPX FLOW's Board unanimously recommends that the stockholders of SPX FLOW vote “FOR” the Advisory Compensation Proposal.

Proposal No. 3 – Vote on Adjournment
The Company's stockholders are being asked to approve the Adjournment Proposal, a proposal for one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal. If this Adjournment Proposal is approved, the Special Meeting could be adjourned by SPX FLOW's Board to any date. In addition, SPX FLOW's Board could postpone the Special Meeting before it commences. Pursuant to the Merger Agreement, SPX FLOW may postpone or adjourn the stockholders meeting (i) with the written consent of Buyer; (ii)(A) due to the absence of a quorum or (B) due to the Company not having received proxies representing a sufficient number of Shares for the Requisite Company Vote, whether or not a quorum is present, in each case, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the stockholders meeting; provided, that the Company may not postpone or adjourn the Stockholders Meeting more than twice pursuant to clauses (ii)(A) and/or (ii)(B).
Notwithstanding the foregoing, the Company shall, at the request of Buyer, to the extent permitted by Law, adjourn the stockholders meeting to a date specified by Buyer due to the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the Requisite Company Vote; provided that the Company shall not be required to adjourn the stockholders meeting more than once at the request of Buyer, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 business days.
If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of common stock will be voted in favor of the Adjournment Proposal.
The Company does not anticipate calling a vote on the Adjournment Proposal if Proposal 1, the Merger Proposal is approved by the requisite number of shares of SPX FLOW common stock at the Special Meeting.
The vote on the Adjournment Proposal is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal and vice versa.
Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of shares present or represented by proxy and entitled to vote with respect to this proposal.
SPX FLOW's Board unanimously recommends that the stockholders of SPX FLOW vote “FOR” the Adjournment Proposal, if a vote on the Adjournment Proposal is called.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents the beneficial ownership of our voting securities, as of January 31, 2022, for (1) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities, (2) each director of SPX FLOW, (3) our named executive officers and (4) all of our current directors and executive officers as a group based on the number of shares of SPX FLOW common stock outstanding as of January 31, 2022. Except pursuant to applicable community property laws and except as otherwise indicated, SPX FLOW believes each stockholder possesses sole voting and investment power with respect to its, his or her shares. In the case of our directors and executive officers, the number of shares beneficially owned are as of January 31, 2022. In the case of stockholders owning more than 5% of our shares, the number of shares beneficially owned are as of the latest Form 13D, 13D/A, 13G or 13G/A filed with the Securities and Exchange Commission as of January 31, 2022.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days, including options exercisable within 60 days. Restricted stock units that do not vest within 60 days of January 6, 2022 are not included in the beneficial ownership percentage.
The beneficial ownership of common stock is based on 42,058,085 shares of common stock issued and outstanding as of January 31, 2022.
	Common stock
	Number of Shares Beneficially Owned (#)	Percent of Class (%)
>5% Stockholders
Blackrock, Inc.(1) 55 E. 52nd Street New York, NY 10055	6,433,117	15.3
APG Asset Management US Inc. et al.(2) 666 3rd Ave., 2nd Floor New York, NY 10017	5,065,692	12.0
Wellington Management Group LLP et al.(3) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,254,584	5.4
Vanguard Group, Inc. et al.(4) 100 Vanguard Blvd. Malvern, PA 19355	4,250,662	10.1
Named Executive Officers and Directors
Marcus G. Michael(5)	220,626	*
Kevin Eamigh(6)	44,162
Dwight A.K. Gibson(7)	30,946	*
Jaime M. Easley(8)	24,761	*
Alvin T. Jeffers	14,518	*
Robert F. Hull, Jr.	30,694	*
Majdi B. Abulaban	10,815	*
Patrick D. Campbell	11,330	*
Anne K. Altman	16,281	*
David V. Singer	21,909	*
Suzanne B. Rowland	9,245	*
Jonathan M. Pratt	2,076	*
Sonya M. Roberts	684	*
All directors and executive officers as a group (15 persons)(9)	456,125	1.1
*
Indicates ownership of less than 1% of the outstanding shares of SPX FLOW's common stock. Each of our executive officers and directors may be contacted at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277.

(1)	Based on information provided in a Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc. on behalf of itself and its subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd (collectively, “BlackRock”), reporting beneficial ownership as of December 31, 2020. BlackRock reports having sole voting power with respect to 6,353,431 of the shares and sole dispositive power with respect to all of the shares and that BlackRock Fund Advisors beneficially owns five percent or greater of our outstanding shares of common stock.
(2)
Based on information provided in a Schedule 13G/A filed with the SEC on January 19, 2022 by APG Asset Management US Inc., APG Asset Management, N.V. (“APG NL”), APG Groep, N.V. (“APG Groep”), and Stichting Pensioenfonds ABP reporting beneficial ownership as of December 31, 2021. Such Schedule 13G reports that, as of December 31, 2021, each such person had shared voting power with respect to, and shared power to dispose of, all such shares. Such Schedule 13G/A also reported that APG NL is wholly-owned by APG Groep and is the investment manager with respect to the shares our common stock reported as being beneficially owned, that pursuant to an investment management agreement, APG NL has delegated its investment and voting power with respect to such securities to APG Asset Management US, Inc., which is its wholly-owned subsidiary, and that Stichting Pensioenfonds ABP is the majority owner of APG Groep. Based on such Schedule 13G/A, the address of PG Asset Management US Inc. is 666 3rd Ave., 2nd Floor, New York, NY 10017, the address of APG NL is Gustav Mahlerplein 3, 1082 MS Amsterdam, Netherlands, the address of APG Groep is Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands, and the address of Stichting Pensioenfonds ABP is PO Box 4806, 6401 JL Heerlen, Netherlands.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on January 10, 2022 Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”), and Wellington Management Company LLP (“Wellington”) reporting beneficial ownership as of December 31, 2021. Such Schedule 13G/A reports that, as of December 31, 2021, each of Wellington Management, Wellington Holdings and Wellington Advisors shared the power to vote 1,995,869 shares and shared the power to dispose of 2,254,584 shares and Wellington shared the power to vote 1,995,869 shares and the power to dispose of 2,195,615 shares. Such Schedule 13G/A further reports that such shares are owned of record by clients of specified investment advisors that are directly or indirectly owned by Wellington Management, that such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, shares of our common stock and that no such client is known to have such right or power with respect to more than five percent of the outstanding shares of our common stock.

(4)
Based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard Group, Inc. on behalf of itself and its subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited (collectively, “Vanguard”), reporting information as of December 31, 2020. Vanguard reports having shared voting power with respect to 43,784 shares, sole dispositive power with respect to 4,173,937 shares, and shared dispositive power with respect to 76,725 shares.

(5)
Includes 89,080 shares of common stock held by Mr. Michael indirectly by The Brigid R. Michael Revocable Trust U/A 07/24/15 for the benefit of Brigid R. Michael, of which Brigid R. Michael and Mr. Michael are trustees and 2,116 shares of common stock held by Mr. Michael's account in the 401(k) Plan.

(6)	Includes 1,200 shares of common stock held by Mr. Eamigh's account in the 401(k) Plan.
(7)
Mr. Gibson voluntarily resigned from his position, as Chief Commercial Officer with the Company effective as of May 1, 2021. The number of shares listed for Mr. Gibson is based on information known to the Company as of May 4, 2021.

(8)	Includes 1,235 shares of common stock held by Mr. Easley's account in the 401(k) Plan.
(9)	Includes executive officers, Melissa Buscher and Peter J. Ryan.

APPRAISAL RIGHTS OF SPX FLOW STOCKHOLDERS
If the Merger is consummated, a holder of the common stock who does not vote in favor of the Merger Proposal and who properly demands appraisal of its shares of common stock, who does not effectively withdraw its demand or waive or lose the right to appraisal and who otherwise complies with the requirements for perfecting and preserving appraisal rights, will be entitled to seek appraisal of his, her or its shares in connection with the Merger under Section 262.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder of the common stock exercise its appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trust or the other nominee.
Under Section 262, a holder of shares of common stock who (1) does not vote in favor of the Merger Proposal; (2) continuously is the record holder of such shares from the date of the making of the demand through the effective date of the Merger; and (3) otherwise follows the procedures set forth in Section 262 may be entitled to have its shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, on the amount determined to be fair value, as determined by the Delaware Court of Chancery. The “fair value” of the shares of common stock as determined by the Delaware Court of Chancery may be more than, the same as or less than the Per Share Price the stockholders are otherwise entitled to receive under the Merger Agreement.
Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to holders of the common stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review Annex C carefully and consult with legal advisors. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A holder of common stock who loses his, her or its appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, the Company encourages a stockholder considering exercising such rights to seek the advice of legal counsel.
A stockholder wishing to exercise the right to seek an appraisal of its shares of common stock must do ALL of the following:
•	the stockholder must not vote or submit a proxy in favor of the Merger Proposal;
•
the stockholder must deliver to SPX FLOW a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting and be a stockholder of record at the time of the making of such demand;

•
the stockholder must continuously hold the shares of common stock from the date of making the demand through the effective date of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective date of the Merger); and

•
a stockholder of record, a beneficial owner of shares as to which the record holder has duly demanded appraisal or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of common stock within 120 days after the effective date of the Merger. The surviving company is under no obligation to file any such petition and has no intention of doing so. Accordingly, it is the stockholder's obligation to initiate all necessary action to perfect his, her or its appraisal rights in respect of his, her or its shares of common stock within the time prescribed in Section 262.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against or abstain from voting on the Merger Proposal or not vote their shares.
Filing Written Demand
Any holder of shares of common stock wishing to exercise appraisal rights must deliver to SPX FLOW, before the vote on the Merger Proposal at the Special Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder's shares of common stock. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will result in the stockholder's loss of appraisal rights and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder's failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will result in a loss of appraisal rights.
Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name on the date the written demand is made. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform SPX FLOW of the identity of the holder and state that the person intends thereby to demand appraisal of the holder's shares of common stock in connection with the Merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
A STOCKHOLDER WHO HOLDS ITS SHARES IN BROKERAGE OR BANK ACCOUNTS, TRUST OR OTHER NOMINEE FORMS AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH ITS BANK, BROKER, TRUST OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of common stock as a nominee for others may exercise his, her or its right of appraisal with respect to shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares much be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention: Peter Ryan
At any time within 60 days of the effective date of the Merger, any holder of shares of common stock who has demanded appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to SPX FLOW a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of common stock determined in any such appraisal proceeding, which value may be more than, the same as or less than the Per Share Price.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the effective date of the Merger, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation, a beneficial owner of shares as to which the record holder has duly demanded appraisal or any record holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holder of shares of common stock who desires to have its shares appraised should initiate all necessary action to perfect its appraisal rights in respect of its shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the holder's previous written demand for appraisal.
Within 120 days after the effective date of the Merger, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon request given in writing, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the Merger Proposal and with respect to which SPX FLOW has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must give this statement to the requesting stockholder within 10 days after receipt of the request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders who have demanded appraisal and the Surviving Corporation, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.
In addition, because the common stock is publicly listed on the NYSE (and we do not expect this to change prior to the Merger), the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who are otherwise entitled to appraisal rights unless (x) the total number of such shares entitled to appraisal rights exceeds 1% of the outstanding shares of common stock or (y) the value of the merger consideration in respect of the such total number of shares for which appraisal rights have been pursued and perfected exceeds $1 million.
Determination of Fair Value
After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the shares of common stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the proceeding, the Delaware Court of Chancery will determine the “fair value” of the common stock as of the effective date of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, by the Surviving Corporation to the stockholders entitled to receive the same, upon surrender by those stockholders of the certificates representing their shares of common stock or, in the case of holders of uncertificated shares of common stock, forthwith. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
A stockholder considering seeking appraisal should be aware that the fair value of its shares of common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration it would receive pursuant to the Merger if it did not seek appraisal of its shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the merger consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although SPX FLOW believes that the Per Share Price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither SPX FLOW nor Buyer anticipate offering more than the Per Share Price to any stockholder exercising appraisal rights, and each of SPX FLOW and Buyer reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Price. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Each stockholder seeking appraisal is responsible for his, her or its attorneys' fees and expert witness expenses, although, upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.
If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted at the effective date of the Merger into the right to receive the Per Share Price. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the Merger or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the Per Share Price in accordance with Section 262 within 60 days of the effective date of the Merger or thereafter with the written approval of SPX FLOW.
From and after the effective date of the Merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder's shares of common stock, if any, payable to stockholders as of a time prior to the effective date of the Merger. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. In view of the complexity of Section 262, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless SPX FLOW has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to SPX FLOW at SPX FLOW, Inc., 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Scott Gaffner or by calling 704-752-4400. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting SPX FLOW at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS
The Merger is expected to be consummated prior to the next regularly scheduled annual meeting of our stockholders, in which case, the annual meeting would not be convened. However, if the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, any proposal which a stockholder wishes to have included in our proxy materials will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.
Pursuant to Rule 14a-8, any proposal that a stockholder of SPX FLOW wishes to have considered in connection with the 2022 annual meeting of stockholders must have been submitted to the Corporate Secretary at our principal executive offices no later than December 2, 2021, and in accordance with related provisions of SPX FLOW's current bylaws. Stockholder proposals to be presented at the 2022 annual meeting of stockholders which are not to be included on the Company's proxy materials must have been received by the Company no earlier than December 13, 2021, and no later than January 12, 2022, in accordance with the procedures in the Company's bylaws.
Pursuant to Rule 14a-8 and our bylaws, if the date of our next annual meeting is advanced or delayed by more than 30 calendar days from the anniversary date of the preceding year's annual meeting date, any stockholder proposal must be received within 10 days following the day we publicly disclose the date of the annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company's public filings are available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
The Company will make available a copy of its public reports, without charge, on its website at https://investor.spxflow.com as soon as reasonably practicable after SPX FLOW files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting SPX FLOW at SPX FLOW, Inc., 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Scott Gaffner, or by calling 704-752-4400. Each request must set forth a good faith representation that, as of the close of business on Record Date, the person making the request was a beneficial owner of Company common stock entitled to vote at the Special Meeting. In order to ensure timely delivery of the documents before the Special Meeting, any request should be made promptly to SPX FLOW.
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the Special Meeting:
•	SPX FLOW's Annual Report on Form 10-K for the fiscal year ended 2020;
•	SPX FLOW's Quarterly Report on Form 10-Q for the quarterly periods ended April 3, 2021, July 3, 2021 and October 2, 2021;
•	SPX FLOW's Definitive Proxy Statement for the 2021 Annual Meeting; and
•
SPX FLOW's Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on January 21, 2021, March 10, 2021, April 19, 2021, May 13, 2021, June 17, 2021, August 3, 2021, December 13, 2021, December 15, 2021 and December 22, 2021.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED FEBRUARY 1, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER
By and Among
SPX FLOW, INC.,
LSF11 REDWOOD ACQUISITIONS, LLC
and
REDWOOD STAR MERGER SUB, INC.
Dated as of December 12, 2021

A-i

Annex	A Defined Terms
A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2021, among SPX FLOW, Inc., a Delaware corporation (the “Company”), LSF11 Redwood Acquisitions, LLC, a Delaware limited liability company (“Parent”), and Redwood Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), the parties hereto intend that Merger Sub be merged with and into the Company with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders; (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger; and (iii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company (the “Company Recommendation”);
WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective stockholders; and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from Lone Star Fund XI, L.P., a Bermuda limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement as specified in the Guarantee; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:
ARTICLE I

The Merger
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.
1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, or through the electronic exchange of the applicable documents, using PDFs or electronic signatures, at 9:00 a.m. (Eastern Time) on the third business day following the day on which the last of the conditions set forth in Article V is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement (the date on which the Closing actually takes place, the “Closing Date”); provided, however, that if the Marketing Period (as defined below) has not ended as of the day on which the last of such conditions is fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall not occur until the business day that is no earlier than three business days following the earlier of (a) the day during the Marketing Period on which Parent provides written notice to the Company that the Marketing Period shall be deemed to be ended (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing (as defined below), and provided further, that if such Debt Financing is not completed for any reason at any time, such notice shall automatically be deemed withdrawn) and (b) the day on which the Marketing Period otherwise ends, or in any case, at such other time, place and day as the Company and Parent may agree in writing. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
1.4 Effects of the Merger. The Merger shall have the effects provided for in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
1.5 Charter and By-laws of the Surviving Corporation. At the Effective Time, (a) the charter of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended shall be the charter of the Surviving Corporation (the “Charter”), and (b) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the “By-laws”), in each case, until thereafter amended as provided therein or by applicable Laws.
1.6 Officers and Directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time (other than the chairman) shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws (and the position of chairman at the Surviving Corporation shall remain vacant unless and until such position is filled by the Board of Directors of the Surviving Corporation in accordance with the Charter and the By-laws). Subject to applicable Law, the directors of Merger Sub shall be the directors of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.
ARTICLE II

Effect of the Merger on Capital Stock
2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company:
(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $86.50 per Share in cash (the “Per Share Merger Consideration”), without any interest thereon. At the Effective Time, each Share (other than Excluded Shares) shall automatically cease to exist and the holders of Shares (other than Excluded Shares) immediately prior to the Effective Time not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent Shares (other than Excluded Shares) (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 2.2(b), the Per Share Merger Consideration, without any interest thereon, for each such Share held by them. The Per Share Merger Consideration paid upon the surrender for exchange of the Certificates or the Book-Entry Shares in accordance with Section 2.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Shares exchanged theretofore and represented by such Certificates or Book-Entry Shares.
(b) Cancellation of Excluded Shares. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Merger Sub immediately prior to the Effective Time (each, an “Excluded Share” and collectively, “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has demanded and perfected such holder’s right to appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, but such holder will be entitled to such rights as afforded under the DGCL with respect to such Dissenting Shares unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL with respect to such Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 with respect to such Dissenting Shares. The Surviving Corporation shall be entitled to retain any of the Per Share Merger Consideration not paid on account of the Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Shares shall not be entitled to any portion thereof. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting Shares, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Shares, and the Surviving Corporation shall promptly provide cash to the Paying Agent for the benefit of the holders of Shares at the Effective Time in an amount equal to the Per Share Merger Consideration multiplied by the number of such Dissenting Shares, and such Dissenting Shares shall no longer be deemed Dissenting Shares under this Agreement. The Company shall give Parent prompt written notice of receiving any written demands for appraisal of Shares, withdrawals of such demands and any other instruments served on the Company prior to the Effective Time pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Law, the Company shall not make any payment with respect to, offer to settle or settle any such written demands.
2.2 Exchange of Certificates.
(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with BNY Mellon, as paying agent hereunder (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares) at the Effective Time, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent upon demand. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any of the holders of Shares at the Effective Time to receive the payments as provided herein. To the extent that there are losses with respect to any such investments or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace, restore or increase the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 2.1(a).
(b) Exchange Procedures.
(i) Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail or electronically submit to each holder of record, as of immediately prior to the Effective Time, of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the

Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, as applicable, to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree in writing, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration.
(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, as applicable, to the Paying Agent in accordance with the terms of such duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check or wire transfer in immediately available funds for a cash amount equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and such Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, as applicable. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire transfer in immediately available funds for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registrations of transfer on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) as of the Effective Time who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. For purposes of this Agreement, the term “Governmental Entity” shall mean any (i) United States (federal, state or local) or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, (ii) arbitrator or arbitral body or (iii) self-regulatory agency.
(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
2.3 Treatment of Stock Plan.
(a) Restricted Shares. At the Effective Time, each outstanding share of restricted stock (a “Restricted Share”) under the Stock Plan (and any dividends accrued thereon, if applicable), shall be fully vested, cancelled and converted into the right to receive (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto), and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Restricted Shares held by any such holder immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.
(b) Stock Options. At the Effective Time, each outstanding share stock option (a “Stock Option”) under the Stock Plan shall be cancelled and converted into the right to receive (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto), and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) total the number of Shares subject to such Stock Option held by any such holder as of immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Stock Option, without interest and less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, in the event that the exercise price per Share under any Stock Option is equal to or greater than the Per Share Merger Consideration, such Stock Option shall be cancelled as of the Effective Time without payment therefore and shall have no further force or effect.
(c) Performance Stock Units. At the Effective Time, each outstanding performance-based restricted stock unit (a “Performance Stock Unit”) under the Stock Plan (and dividend equivalents thereon, if applicable), to the extent unvested, (i) if the applicable performance period has not been completed, shall vest at the target level of performance (or, with respect to the Performance Stock Units that vest on the basis of the Company’s operating income margin, at 325% of the target level of performance and with respect to the Performance Stock Units that vest on the basis of the Company’s total shareholder return and were issued in 2020 or 2021, at 200% of the target level of performance) and (ii) if the applicable performance period has been completed, shall vest at the actual level of performance, as determined in accordance with the terms of each outstanding award agreement, and all vested Performance Stock Units shall be cancelled (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such vested Performance Stock Units held by any such holder immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.
(d) Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit (a “Restricted Stock Unit”) under the Stock Plan (and dividend equivalents thereon, if applicable), vested or unvested, shall be fully vested, cancelled and converted into the right to receive (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto), and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Restricted Stock Unit held by any such holder immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.
(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt resolutions to implement the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d).
2.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted; provided, that nothing in this Section 2.4 shall be construed to permit the Company to take any action with respect to its Shares or other securities that is prohibited by the terms of this Agreement.
2.5 Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws relating to Taxes. To the extent that any such amount is so deducted or withheld and paid over to the appropriate Governmental Entity, such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties shall cooperate in good faith to obtain any available exemption from, or reduction of, such withholding.
ARTICLE III

Representations and Warranties
3.1 Representations and Warranties of the Company. Except as set forth in (x) other than with respect to the representations and warranties set forth in Sections 3.1(a), (b), (c) and (d), the Company Reports filed with the SEC at least two business days prior to the date of this Agreement (excluding in each case any disclosures set forth in any risk factor section or in any other section thereof to the extent they are cautionary, predictive or forward-looking in nature and not statements of historical fact) or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Change. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ charters and by-laws or comparable governing documents, each as amended to and in effect on the date hereof. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Change” means any event, change, effect, development, circumstance, condition, state of facts or occurrence (each a “Change”) that, when considered individually or in the aggregate with all other Changes, is or would be reasonably likely to (x) prevent, materially delay or materially impair the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement or (y) be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, that no Change resulting from the following shall constitute or be taken into account in determining whether there has been a Company Material Adverse Change under clause (y) (other than in the case of the following clauses (A), (B), (D), (E), (F) and (G), to the extent that such Change is disproportionately adverse to the Company and its Subsidiaries taken as a whole relative to other companies of similar size operating in the industries or markets in which the Company and its Subsidiaries operate in which case only the incremental disproportionate adverse impact or impacts of such Change may be taken into account in determining whether a Company Material Adverse Change has occurred):
(A) Changes in legal, tax, economic, political and/or regulatory conditions generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including (1) any Changes generally affecting the securities, credit or financial markets or (2) any Changes in interest or exchange rates;
(B) Changes generally affecting the industry or industries in which the Company or any of its Subsidiaries operate (including such Changes resulting from general economic conditions);
(C) the announcement or pendency of this Agreement and the transactions contemplated hereby (including the Merger and the announcement of any pending litigation or regulatory matters), including as a result of the identification of Parent or any of its Affiliates as the acquirer of the Company (it being understood, in each case, that this clause (C) shall not apply to any representation or warranty in Section 3.1 to the extent the purpose of such representation or warranty is to address consequences resulting from the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby);
(D) Changes arising out of geopolitical conditions, acts of terrorism or sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, mudslides, wild fires, floods or other natural disasters) or force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement;
(E) Changes arising due to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Entity that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any change in such Law, directive, pronouncement or guideline or interpretation thereof, in each case, to the extent that they have the force of law or are binding on or affecting the Person to which they purport to apply, following the date of this Agreement or the Company or its Subsidiaries’ compliance therewith;
(F) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in applicable Laws after the date of this Agreement, including, to the extent relevant to the business of the Company or its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;
(G) Changes in GAAP or any foreign equivalents thereof after the date hereof or the interpretations thereof;
(H) any (1) action taken by Parent or its Affiliates or (2) action or omission pursuant to the written request, or with the written consent of, Parent;
(I) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Change; and
(J) a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such decline has resulted in, or contributed to, a Company Material Adverse Change.
As used in this Agreement, “Affiliate” means with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof. As used in this Agreement, “COVID-19 Measures” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, claim, suit, proceeding or directive by any Governmental Entity, in each case, to the extent that they have the force of law or are binding on or affecting the Person to which they purport to apply, in connection with or in response to COVID-19, including, but not limited to, the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), Consolidated Appropriations Act, 2021(Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 (including IRS Notice 2020-65 and IRS Notice 2021-11). As used in this Agreement, “Governmental Order” means any order, judgment, injunction, ruling, decree, writ, stipulation, determination, settlement or award, in each case, entered by or with any Governmental Entity. As used in this Agreement, “Pandemic Response Laws” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), Consolidated Appropriations Act, 2021 (Pub. L. 116-260), the Presidential

Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 (including IRS Notice 2020-65 and IRS Notice 2021-11), and any other similar, corresponding, or additional federal, state, local, provincial, or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
(b) Capital Structure.
(i) The authorized capital stock of the Company consists of 300,000,000 Shares, of which 43,898,310 Shares (inclusive of 1,953,954 treasury shares) were outstanding as of the close of business on December 11, 2021 (the “Measurement Date”), and 32,000,000 shares of preferred stock, without par value, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date, other than 1,768,000 Shares reserved for issuance under the Company’s Stock Compensation Plan (as amended and restated as of May 8, 2019) (the “Stock Plan”), including pursuant to awards outstanding, the Company has no Shares reserved for issuance.
(ii) Section 3.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list of Restricted Shares, Stock Options, Restricted Stock Units and Performance Stock Units outstanding under the Stock Plan, including (A) the name of the holder or other identifiable identifier, (B) the date of grant, (C) the vesting criteria, and (D) the number of Shares underlying such awards (at target performance levels for any Performance Stock Units), subject to any applicable Privacy Laws that restrict the Company’s ability to provide such information about each outstanding award.
(iii) Except as set forth in Sections 3.1(b)(i) and (ii) or in Section 3.1(b)(iii) of the Company Disclosure Letter, there are no (A) bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter, (B) preemptive, subscription or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (C) options, warrants, conversion rights, stock appreciation rights, performance shares, contingent value rights, “phantom” equity or stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C), collectively with the Shares, “Company Securities”). Upon any issuance of any Shares in accordance with the terms of the Stock Plan or the applicable award agreement for awards issued outside of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. From the close of business on the Measurement Date to the execution of this Agreement, neither the Company nor any of its Subsidiaries has issued or agreed to issue any Company Securities.
(iv) Section 3.1(b)(iv) of the Company Disclosure Letter contains a correct and complete list of each of the Company’s Subsidiaries, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, owns an equity interest (each, a “Company Minority Interest Business”). All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by the Company or any of its Subsidiaries are owned free and clear of all Liens except for Permitted Tax Liens. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Company Minority Interest Businesses, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Except as set forth on Section 3.1(b)(iv) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by one or more wholly owned Subsidiaries of the Company, free and clear of any lien, charge, pledge, security interest, claim, license, option, right of first refusal or other encumbrance (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (other than certain Permitted Tax Liens) (each, a “Lien”). “Permitted Tax Liens” are liens that relate to Taxes, assessments and governmental charges or levies imposed upon the Company (A) that are not yet due and payable or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books and records.
(c) Corporate Authority; Approval and Fairness.
(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger (subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether enforcement is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).
(ii) The Company Board has (A) made the Company Recommendation, (B) directed that this Agreement be submitted to the holders of Shares for their approval at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of its financial advisor to the effect that, based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth in the opinion, the Per Share Merger Consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders, a signed true and complete copy of which will promptly be provided to Parent (for informational purposes only) following receipt by the Company Board. It is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
(iii) The Company Requisite Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated by this Agreement to be consummated by the Company other than the Merger.
(d) Governmental Filings; No Violations; Certain Contracts.
(i) Other than the filing of the Certificate of Merger and filings and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any other applicable antitrust laws and any other antitrust, merger control, competition, investment or similar Laws of any foreign jurisdiction (together with the HSR Act, “Antitrust Laws”), (B) under the Exchange Act, (C) under the rules of the New York Stock Exchange (“NYSE”) and (D) pursuant to any applicable foreign or state securities or blue sky laws (collectively, clauses (A) through (D), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, (x) individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change or (y) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(ii) Assuming receipt of the Company Approvals and the receipt of the Company Requisite Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any material obligations pursuant to, any Lease, Existing Encumbrance, license, contract, note, mortgage, indenture, agreement, arrangement or other instrument or obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries, or (C) assuming compliance with the matters referenced in Section 3.1(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Change or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(e) Company Reports; Financial Statements.
(i) The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended December 31, 2020, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2020, (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2020, and (D) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2019 (the “Applicable Date”) (clauses (A) through (D) collectively, the “Company Reports”). As of its respective date, or in the case of registration statement, on the date of effectiveness of such registration statement, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and any rules and regulations promulgated thereunder applicable to the Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) on a consistent basis during the periods involved, except as may be noted therein. There are no unconsolidated Subsidiaries of the Company, or any “off-balance sheet” arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. No significant deficiency, material weakness or fraud (in the case of fraud, whether or not material), that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2020. The Company maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and to make the certifications required pursuant to Sections 302 and 906 of SOX.

(iv) Since the Applicable Date, the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(v) Since the Applicable Date, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material and substantiated complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(vi) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is subject to ongoing review or outstanding SEC comment or investigation.
(vii) The Company is in compliance in all material respects with (A) the provisions of SOX and (B) the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company.
(f) Absence of Certain Changes. Since October 2, 2021 and ending on the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of businesses, (ii) there has not been any Change that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Change, or (iii) there has not been any action taken or agreed to be taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii) or (xiv) of Section 4.1.
(g) Litigation and Liabilities.
(i) Except as set forth on Section 3.1(g)(i) of the Company Disclosure Letter, since December 31, 2020, there have been no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material Order of any Governmental Entity. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened in writing that seek to enjoin or would be reasonably likely to have the effect of preventing or making illegal the Merger and the other transactions contemplated by this Agreement.
(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of October 2, 2021 included in the Company Reports, (B) incurred in the ordinary course of business since October 2, 2021 (none of which relate to breach of Contract, breach of warranty, tort, infringement or violation of applicable Laws), (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (D) that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 3.1(g)(ii) of the Company Disclosure Letter in each case after reasonable inquiry.
(h) Employee Benefits.
(i) All material Benefit Plans are listed by the jurisdiction to which such Benefit Plan applies on Section 3.1(h)(i) of the Company Disclosure Letter. As used herein, “Benefit Plan” means each benefit or compensation plan, policy or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company and its Subsidiaries, or with respect to which the Company and its Subsidiaries could reasonably be expected to have any material liability, including (A) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and (B) deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, profit sharing, retention, employment, consulting, change in control, retirement, supplemental retirement, retiree medical or life insurance, 13th and 14th month bonus, jubilee payment, welfare-benefit or fringe benefit plans, policies, programs, agreements or arrangements. With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, copies of: (A) the written plan document and any amendments currently in effect, (B) a written description of the material terms of any Benefit Plan that is not set forth in a written document, (C) the most recent summary plan description and each summary of material modifications, if any, (D) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) or any equivalent non-U.S. Governmental Entity and (E) the most recent determination or opinion letter, if any, issued by the IRS or any non-U.S. Governmental Entity.
(ii) Except for matters that, individually or in the aggregate, are not reasonably likely to be material to the Company or its Subsidiaries taken as a whole, (A) each Benefit Plan is in compliance in all material respects with its terms and ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws, (B) each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Benefit Plan, and the Company is not aware of any circumstances that are reasonably expected to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code and (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that could reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company.
(iii) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, or has any obligation to contribute to, or has any liability under or with respect to (A) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (B) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (C) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (D) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has or is reasonably expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code. The term “ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.
(iv) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries taken as a whole, all contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates or accrued in accordance with GAAP. As of the Closing Date, no Pension Plan will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA. No “reportable event,” as such term is used in Section

4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Pension Plan.
(v) Except as set forth on Section 3.1(h)(v) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, directly or in combination with any other event, (A) constitute a triggering event under any Benefit Plan or arrangement to which the Company or any of its Subsidiaries is a party that will result in any material payment becoming due from the Company or any of its Subsidiaries to any current or former employee, director, officer or individual independent contractor (or their dependents) of the Company or any of its Subsidiaries, or (B) result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit, or materially increase the amount of compensation due to any current or former employee, director, officer or individual independent contractor (or their dependents) of the Company or any of its Subsidiaries.
(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s), is reasonably expected to give rise to any “excess parachute payments” as defined in Section 280G of the Code. Neither the Company nor any of its Subsidiaries have any obligation to reimburse, gross-up, indemnify or otherwise pay any Taxes or Tax-related penalties imposed under Section 409A or Section 4999 of the Code.
(vii) With respect to each group health plan benefiting any current or former employee of the Company, any of its Subsidiaries or any of the Company’s ERISA Affiliates that is subject to Section 4980B of the Code, the Company, each of its Subsidiaries and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(viii) Each Benefit Plan that could be a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any material tax, interest or penalty thereunder. No Stock Option has been granted with an exercise price that is less than the fair market value of the Shares subject thereto on the date of grant, to the extent required by applicable Law.
(ix) As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened in writing litigation against or on behalf of any Benefit Plan or any sponsor or fiduciary thereof, or otherwise relating to the Benefit Plans, other than routine claims for benefits. To the Knowledge of the Company, no Benefit Plan is the subject of any audit, investigation or examination by any Governmental Entity.
(x) With respect to each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to for the benefit of employees located outside the United States (each, a “Non-U.S. Benefit Plan”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries taken as a whole, (A) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law or the terms of such Non-U.S. Benefit Plan, (B) from and after the Closing, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent or its Affiliates (including the Company) in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law, and (C) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities in all material respects.
(i) Compliance with Laws; Licenses.
(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
(ii) None of the Company, its Subsidiaries or its Affiliates, or to the Knowledge of the Company, their ultimate beneficial owners, officers, directors, agents, sales representatives, distributors, or third parties acting on behalf of such Persons, has since the Applicable Date (A) violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Laws and Regulations (each as defined below); or (B) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage.
(iii) Except with respect to filings described in Section 4.5, and except as set forth on Section 3.1(i)(iii) of the Company Disclosure Letter, at no time since the Applicable Date has the Company, its Subsidiaries or its Affiliates, or to the Knowledge of the Company, their ultimate beneficial owners, officers, directors, agents, sales representatives, distributors, or third parties acting on behalf of such Persons, (A) made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations; or (B) been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings by any Governmental Entity for violations of Anti-Corruption Laws, Anti-Money Laundering Law, or Global Trade Laws and Regulations or received any notice, request, or citation from any Governmental Entity for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations.
(iv) None of the Company, its Subsidiaries or its Affiliates, or their ultimate beneficial owners, officers, directors, or to the Knowledge of the Company, agents, sales representatives, distributors, or third parties acting on behalf of such Persons is currently a Restricted Party (as defined below).
(v) At no time since the Applicable Date has the Company, its Subsidiaries or its Affiliates, or to the Knowledge of the Company, their ultimate beneficial owners, officers, directors, agents, sales representatives, distributors, or third parties acting on behalf of such Persons, engaged in any direct or indirect dealings or transactions in or with a Restricted Party or Restricted Country (as defined below), nor is the Company or any its Subsidiaries currently engaged in any such activities.
(vi) As used in this Section 3.1(i):
(A) “Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
(B) “Anti-Money Laundering Laws” means Laws relating to money laundering, including financial recordkeeping and reporting requirements, such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849 (“AML 5”) and all national and international Laws enacted to implement AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where the Company or any of its Subsidiaries conducts business or owns assets, and any related or similar Law.
(C) “Global Trade Laws and Regulations” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury

Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; European Union (“EU”) Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control laws.
(D) “Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, or arbitrator or arbitral body or self-regulatory agency; (ii) any public international organization; (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition; (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition; or (v) any political party.
(E) “Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF), or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or AML 5; or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity.
(F) “Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC which currently includes: Crimea, Cuba, Iran, North Korea, and Syria.
(G) “Restricted Party” means (i) any Person included on one or more of the Restricted Party Lists (as defined below), (ii) any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a Person ordinarily resident in or an entity that is located in or organized under the laws of, or owned by or acting on behalf of, a Restricted Country.
(H) “Restricted Party Lists” includes the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; the UK Sanctions List, as implemented by the United Kingdom; and similar lists of restricted parties maintained by other applicable Governmental Entities.
(j) Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.2(i) are true and correct, no restrictions contained in any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s charter or by-laws is applicable to the execution, delivery or performance of this Agreement or the consummation of the Merger.
(k) Environmental Matters.
(i) (A) The Company and its Subsidiaries are, and since the Applicable Date have been, in material compliance with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess and are, and since the Applicable Date have been, in material compliance with all material permits, registrations, licenses, and other authorizations required under applicable Environmental Laws for the operation of their respective businesses as presently conducted (“Environmental Permits”), and have not received written notice regarding the revocation, rescission, or termination of any material Environmental Permit; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice or citation, the subject matter of which is unresolved, concerning any material violation of or material liability under any applicable Environmental Law; (D) there are no material decrees, orders or judgments outstanding, or any material complaints, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law; (E) neither the Company nor any of its Subsidiaries has provided an indemnity with respect to, any outstanding material liability of any other Person under any Environmental Laws, except for such indemnities included in the Leases or provided to lenders related to any financing agreement; (F) neither the Company nor any of its Subsidiaries has Released any Hazardous Substance at any of the Owned Properties or Leased Properties, nor to the Knowledge of the Company has any prior Release occurred at any of the Owned Properties, Leased Properties, except in all cases as would not be reasonably likely to result in material liability under Environmental Laws to the Company or any of its Subsidiaries; and (G) the Company has made available to Parent all Phase I or II environmental site assessments and all material written environmental audit reports from the last five years related to the Company’s or any of its Subsidiaries’ material compliance with or material liability under Environmental Laws at the Owned Properties or Leased Properties, each to the extent in its possession or control.
(ii) As used herein, the term “Environmental Law” means any applicable Law of any Governmental Entity (A) concerning pollution or the protection of the environment, (including air, water, soil and natural resources) or (B) the Release of or human exposure to any Hazardous Substances, in each case as presently in effect.
(iii) As used herein, the term “Hazardous Substance” means any substance, chemical, material or waste presently listed, designated, classified, or defined as hazardous, toxic, a contaminant, a pollutant, or radioactive or terms of similar import, including but not limited to petroleum and any derivative or by-products thereof, PCBs, asbestos and asbestos-containing materials, per- or polyfluoroalkyl substances, lead and lead-containing substances or 1,4-dioxane.
(iv) As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, releasing, escaping, dumping, migrating or disposing into, through or upon the environment.
(l) Taxes.
(i) All income Tax Returns and all material Tax Returns (other than income Tax Returns) of each member of the Company Group required to have been filed with any Governmental Entity in accordance with any applicable Law in the last five years have been duly and timely filed with the proper Governmental Entity (after giving effect to any tolling, waiver, mitigation or extension thereof), and each member of the Company Group has timely complied (after giving effect to any tolling, waiver, mitigation or extension thereof), in all material respects, with all material Tax information reporting requirements under all applicable Laws in the last five years;
(ii) All material Taxes required to be paid by each member of the Company Group have been duly and timely paid (after giving effect to any tolling, waiver, mitigation or extension thereof);
(iii) No claims or deficiencies for any material Taxes of the Company Group are being asserted or proposed or, to the Knowledge of the Company, threatened, by a Governmental Entity and no audit or investigation of any Tax Return of any member of the Company Group (or the Company Group) is currently underway or, to the Knowledge of the Company, threatened by a Governmental Entity other than routine correspondence audits and requests for information from a Governmental Entity that do not require extensive examination;
(iv) Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, equity holder, stockholder, or other third party;
(v) Other than Liens for Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been, and are being, maintained in accordance with GAAP, there are no Liens for Taxes upon any asset owned or held directly or indirectly by any member of the Company Group;
(vi) Adequate provision has been made in the Company Reports for payment of all material Taxes of the Company Group that were not yet due and payable as of October 2, 2021, and all material Taxes of any member of the Company Group (and the Company Group) accrued following the end of the most recent period covered by the Company Reports have been accrued in the ordinary course of business of the Company Group;
(vii) None of the Company Group has deferred any payment of material Taxes (that would otherwise be due) through any automatic extension or other grant of relief provided by a Pandemic Response Law, except in each case to the extent accrued on the Company Reports;
(viii) No member of the Company Group (whether with respect to any member of the Company Group, any asset owned or held directly or indirectly by any member of the Company Group, or otherwise) has waived or extended (or requested or agreed to waive or extend) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return, Tax assessment, or Tax deficiency that will survive the Closing;
(ix) In the last five years, no member of the Company Group has sought or obtained a ruling from any Governmental Entity which may affect the Tax position of a member of the Company Group, or any asset owned or held directly or indirectly by any member of the Company Group, subsequent to the Closing Date;
(x) With respect to each member of the Company Group, other than any such claims that have been resolved and were not material in the aggregate, no claim has been made in the last five years by a Governmental Entity in a jurisdiction where such member of the Company Group does not file Tax Returns that it is, or may be subject to, taxation by that jurisdiction (whether with respect to such member or any asset owned or held directly or indirectly by any member of the Company Group, or otherwise);
(xi) No power of attorney has been executed by, or entered into, on behalf of any member of the Company Group with respect to Taxes or any matter related to Taxes that will survive the Closing;
(xii) As of the Closing, no member of the Company Group has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, provincial, or non-U.S. Law), as a transferee or successor, and whether by operation of Law, Contract, or otherwise, and in the last five years no claim for liability has been asserted against any member of the Company Group (or the Company Group) as a transferee or successor, by Law, Contract, or otherwise;
(xiii) In the last five years, no member of the Company Group has ever been included in (or includible in) any “affiliated group” within the meaning of Section 1504(a)(1) of the Code (other than an “affiliated group” within the meaning of Section 1504(a)(1) of the Code of which the Company is the parent);
(xiv) In the last five years, no member of the Company Group ever has entered into or participated in any transaction that is described as (A) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local, provincial, or non-U.S. Law) or (B) a “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state, local, provincial, or non-U.S. Law);
(xv) No member of the Company Group (or the Investor in respect of a member of the Company Group) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, provincial or non-U.S. Law) executed on or prior to the Closing Date;
(xvi) In the last five years, no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and
(xvii) Any related party transactions subject to Section 482 of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) conducted by any member of the Company Group have been on an arm’s-length basis in accordance with Section 482 of the Code (and any corresponding or similar provision of state, local, provincial, or non-U.S. Law), and all related documentation and filings required by each such Law have been prepared or obtained and, if necessary, retained or filed with the applicable Governmental Entity.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean each of (i) any and all federal, state, county, local, provincial, foreign, non-U.S., and other taxes (including, for the avoidance of doubt, income, gross income, net income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, rent, gross receipts, franchise, inventory, ad valorem, severance, capital levy, capital gains, net worth, production, environmental, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, conveyance, license, lease, registration, withholding, employment, social contribution, social security (or similar), unemployment compensation, imputed underpayment under Section 6225 of the Code (or any other similar provision of state, local, provincial, or non-U.S. law), liability under Code Section 965(h), and other payroll-related taxes, real property taxes, personal property taxes, import duties, custom duties, and other governmental charges and assessments of any kind or nature), whether disputed or not, and whether or not measured in whole or in part by net income, and irrespective of whether owed as a primary, secondary, or joint liability, and including deficiencies, interest, additions to tax, or interest and penalties with respect thereto, (ii) any liability for the payment of amounts described in clause (i) as a result of transferee liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other agreement to indemnify any other Person, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, information returns, any amendment thereof, and all related and supporting information), including any claim for refund, amended return, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities, and (C) the term “Company Group” shall mean the Company, its Subsidiaries, and each other entity in which the Company or any Subsidiary of the Company owns an interest that is classified as equity for U.S. federal income tax purposes (or any similar or corresponding provision of applicable state, local, provincial, or non-U.S. Law).
(m) Labor Matters.
(i) Except as set forth on Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization or similar organization. Except as would not, individually or in the aggregate, be reasonably likely to be material to the Company or its Subsidiaries, since the Applicable Date, (A) there are and have been no labor strikes, disputes, walk-outs, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, (B) there are no material unfair labor practice charges before the National Labor Relations Board or any other Governmental Entity and no Action, in each case, pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company and its Subsidiaries, and (C) the Company and each of its Subsidiaries is and, since the Applicable Date, has been in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of workers, wages, hours, collective bargaining, unlawful discrimination or harassment, immigration, terms and conditions of employment and plant closing or mass layoffs, employee whistle-blowing, termination of employment, employee privacy, occupational safety and health, or other labor matters.
(ii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, the Company and each of its Subsidiaries have paid in full to the employees of the Company and its Subsidiaries or adequately accrued for in accordance with applicable Laws all compensation and benefits due to or on behalf of such employees of the Company and its Subsidiaries.
(iii) Since the Applicable Date, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.
(iv) Since the Applicable Date, (A) no material allegations of workplace sexual harassment, discrimination or similar misconduct have been filed in writing or, to the Knowledge of the Company, threatened in writing against the Company or any of its current or former directors, officers or senior level management employees and (B) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or similar misconduct by any of its current or former directors, officers or senior level management employees.
(n) Intellectual Property.
(i) The Company and each of its Subsidiaries exclusively owns or has a valid and enforceable right to use all Intellectual Property material to or otherwise necessary for the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof (the “Material Intellectual Property”). (A) No written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property that is owned by the Company or any of its Subsidiaries has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation or other proceeding; (B) no person or entity has given written notice to the Company or any of its Subsidiaries that the use of any Material Intellectual Property by the Company or any of its Subsidiaries is infringing any patent, trademark, copyright or design right, or that the Company or any of its Subsidiaries has misappropriated any trade secret; and (C) except as would not be material to the Company and its Subsidiaries taken as a whole, the use of the Material Intellectual Property by the Company and its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof, does not infringe any Intellectual Property right of any third party, and does not involve the material misappropriation of any trade secrets of any third party. Except as would not be material to the Company and its Subsidiaries taken as a whole, no present or former employee, officer or director of the Company or any Subsidiary, or agent, outside contractor or consultant of the Company or any Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Material Intellectual Property that is owned or purported by the Company to be owned by the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with standard industry practices to protect their rights in the Material Intellectual Property, and at all times has maintained the confidentiality of all information that constitutes or constituted a material trade secret of the Company or any Subsidiary, including requiring all third parties having access thereto to execute written non-disclosure agreements. No software that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries (“Proprietary Software”) is subject to any license that: (A) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (B) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, transfer or distribute any such Proprietary Software, in each case as currently used, transferred, or distributed by the Company or any of its Subsidiaries.
(ii) As used in this Agreement, “Intellectual Property” means all (A) trademarks, service marks, certification marks, Internet domain names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals thereof; (B) inventions and all patents, and applications therefor, including divisions, continuations, continuations-in-part, and all renewals, extensions, reexaminations and reissues thereof; (C) trade secrets, research records, processes, procedures, sales plans, sales strategies, customer lists, formulae, algorithms, know-how, blue prints, designs, plans (including business plans), software source code, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use; and (D) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals and extensions thereof.
(o) Data Privacy and Security.
(i) The Company and its Subsidiaries, their respective officers and employees and any processors acting on their behalf are in compliance and, since the Applicable Date, have complied with all applicable Laws from Governmental Entities relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation

(EU) 2016/679) and/or any implementing or equivalent national Laws, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), as well as U.S. federal and state Laws, including the California Consumer Privacy Act of 2018, and the New York SHIELD Act (collectively, “Privacy Laws”).
(ii) Since the Applicable Date, all information covered by the definitions of “personal data”, “personally identifiable information,” “personal information,” any substantial equivalent of these terms, or information otherwise protected under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household (collectively, “Personal Information”), has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries in accordance with Privacy Laws in all material respects.
(iii) To the extent required under applicable Laws, the Company and its Subsidiaries have in place commercially reasonable policies and procedures for the collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply with Privacy Laws in all material respects.
(iv) The Company and its Subsidiaries have, in accordance with applicable Privacy Laws, (A) provided individuals with information to the extent required by applicable Privacy Laws; (B) obtained, where required, individuals’ valid consent in relation to the collection, processing, transfer, disclosure, sharing, use and sale of their Personal Information; (C) to the extent required under applicable Privacy Laws, implemented and complied with its audit, training and data protection impact assessment procedures; (D) where the Company or such Subsidiary has instructed another party to process Personal Information on the Company’s or Subsidiary’s behalf, entered into data processing agreements which comply with the requirements of the Privacy Laws in all material respects; and (E) stored Personal Information for a period that complies, in all material respects, with any applicable written data retention policy and applicable Privacy Law.
(v) The Company and its Subsidiaries have implemented appropriate technical, physical, and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws to ensure the integrity and security of such Personal Information and all data of the Company and its Subsidiaries and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in compliance with Privacy Laws.
(vi) The Company and its Subsidiaries have not experienced any incident in which Personal Information was or may have been stolen, lost, destroyed, altered or improperly accessed, disclosed or used without authorization, and the Company is not aware of any facts suggesting the likelihood of the foregoing, including any breach of security. No circumstance has arisen in which Privacy Laws would require the Company or any of its Subsidiaries to notify a person or Governmental Entity of a data security breach or security incident.
(vii) The Company and its Subsidiaries have not been and are not currently (A) to the Company’s Knowledge, under audit or investigation by any Governmental Entity, including regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (B) subject to any written third party (other than any Governmental Entity) notification, claim, demand, audit or action in relation to the Company’s or its Subsidiaries’ processing of Personal Information, including a notification, a claim, a demand, or an action alleging that the Company or any of its Subsidiaries has collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of applicable Privacy Laws.
(viii) The performance of this Agreement will not violate (A) any Privacy Laws, or (B) any other privacy or data security requirements or obligations imposed under any contracts on the Company or any of its Subsidiaries. Upon execution of this Agreement, the Company and its Subsidiaries shall continue to have the right to use and process any Personal Information collected prior to the Closing in the same exact manner such data was collected, processed or used by them before the date of this Agreement in order to be able to conduct the ordinary course of business.
(p) Insurance. All material fire and casualty, general liability, motor carrier liability, business interruption, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of Insurance Policies, except for such breach, default, termination or modification that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change.
(q) Material Contracts.
(i) Except as set forth on Section 3.1(q) to the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by: (A) any Contract relating to indebtedness for borrowed money or that imposes a Lien on the assets of the Company or any of its Subsidiaries, or any financial guaranty thereof, in excess of $2,500,000, other than indebtedness between and among the Company and its Subsidiaries; (B) any Contract that prohibits the Company or any of its Subsidiaries from competing in any material respect in any business line or in any geographic area; (C) any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (D) other than customer, carrier or supplier Contracts entered into in the ordinary course of business, any Contract that involved expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $5,000,000 in the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $5,000,000 in the current fiscal year; (E) any Contract that involved, since the Applicable Date, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of (1) inventory in the ordinary course of business, (2) assets, capital stock and other equity interests by and among the Company and its Subsidiaries, or (3) assets, capital stock and other equity interests with a value of not more than $5,000,000 individually or $25,000,000 in the aggregate); (F) any Contract (other than this Agreement) that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any material joint venture or partnership Contract; (H) any Lease that provides for annual base rent in excess of $250,000; (I) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (J) any Contract that contains a put, call or similar right to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (K) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council; (L) any Contract that is a settlement, conciliation or similar agreement pursuant to which the Company or a Subsidiary other than any such Contract that (1) involves only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of less than $5,000,000 in the aggregate, and (2) do not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Closing; and (M) all agreements (1) for the employment or engagement of any director, officer, employee, individual independent contractor, or other Person on a full-time or consulting basis, which, if terminated, would give rise to severance or other liability or obligation in excess of $500,000 or (2) requiring severance payments or other “single-trigger” payments upon a change-in-control in excess of $500,000 (all contracts of the type described in this Section 3.1(q)(i) being referred to herein as “Company Material Contracts”).
(ii) Except as would not be reasonably likely to result in a Company Material Adverse Change, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception. The Company has made available to Parent prior to the date of this Agreement complete and correct copies of each Company Material Contract (including any amendments, modifications or supplements thereof).

(r) Real Property. Section 3.1(r) to the Company Disclosure Letter sets forth a true and complete, in all material respects, list of all real property to which the Company or any of its Subsidiaries holds a fee title estate (collectively, the “Owned Properties”), and to which the Company or any of its Subsidiaries holds a valid leasehold interest (collectively, the “Leased Properties”) pursuant to a lease by and between the Company or such Subsidiary (as the case may be), as tenant, and a Subsidiary or other third party, as landlord (collectively, the “Leases”). Except as would not be reasonably likely to result in a Company Material Adverse Change, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach of or default under (i) any Existing Encumbrance, with respect to any Owned Property, or (ii) any Lease, with respect to any Leased Property, and each such Lease is in full force and effect as of the date of this Agreement (and no event has occurred or reasonably likely to occur, and no circumstance exists or is reasonably likely to exist, that would result in or give rise to the termination of any Lease or the Company’s or the applicable Subsidiary’s right to use and occupy any Leased Property). Except as set forth in Section 3.1(r) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries holds fee title to any real property or holds any leasehold interest in any real property. As used herein, “Existing Encumbrance” means, with respect to any Owned Property, any easement, restriction, covenant, condition, lease, license, exception, preemptive right, mortgage, lien, security interest or other encumbrance that is recorded in the applicable official records where such Owned Property is located or otherwise affecting fee title to such Owned Property.
(s) Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. LLC as its financial advisor (the “Financial Advisor”).
(t) Affiliate Transactions. Since the Applicable Date through the date of this Agreement, except for employment arrangements in the ordinary course of business, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company Reports.
(u) No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
(v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Reports filed with the SEC or the Company Disclosure Letter, as described in the first sentence of Section 3.1) or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company makes any other express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or its directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”). Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Reports filed with the SEC or the Company Disclosure Letter, as described in the first sentence of Section 3.1) or in any certificate delivered pursuant to this Agreement, (a) the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or Representative of the Company or any of its Affiliates) and (b) the Company is not making any representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, prospects, opportunities, relationships and operations of the Company and/or its Subsidiaries.
3.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company that:
(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the charter and by-laws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.
(b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption and approval of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption and approval by Parent will occur immediately following execution of this Agreement, to perform its obligations under this Agreement and to consummate the Merger (subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c) Governmental Filings; No Violations; Etc.
(i) Other than the filing of the Certificate of Merger and filings and/or notices (A) under Antitrust Laws, (B) under the Exchange Act and (C) the Foreign Investment Clearance (collectively, clauses (A) through (C), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
(ii) Assuming receipt of the Parent Approvals, the execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or default under, the charter or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) assuming compliance with the matters referenced in Section 3.2(c)(i), a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
(d) Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin or would be reasonably likely to have the effect of preventing, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.

The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of those persons set forth in Section 3.2(d) of the Parent Disclosure Letter in each case after reasonable inquiry.
(e) Financing.
(i) Parent has delivered a true and complete copy of an executed commitment letter, together with all schedules and exhibits thereto, from Citigroup Global Markets Inc. and the other lenders party thereto (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amount set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) to Company on or prior to the date of this Agreement. Section 3.2(e)(i)(B) of the Parent Disclosure Letter sets forth true, accurate and complete copies of the executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) between Parent and Lone Star Fund XI, L.P. (the “Investor”) pursuant to which the Investor has committed to invest the amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letters provides that (A) the Company is an express third-party beneficiary thereof and (B) Parent and the Investor have waived any defenses to the enforceability of such third-party beneficiary rights.
(ii) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and, as of the date of this Agreement, no such amendment, supplement or modification is contemplated by Parent or, to the knowledge of Parent, any other party thereto except (1) to add other joint lead arrangers, bookrunners or commitment parties and (2) to document a Commitment Replacement Facility (as defined in the Debt Commitment Letter as in effect on the date hereof) (it being understood for purposes of this Agreement, that any documentation pursuant to which a Commitment Replacement Facility is effected as described in this clause (2) shall constitute an amendment of the Debt Commitment Letter (such documentation, the “Commitment Replacement Facility Commitment”)). Each of the Financing Commitments is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, enforceable in accordance with its terms. Other than the Financing Commitments and the Fee Letter (as defined below), there are no agreements, side letters or arrangements relating to the Financing Commitments that would be reasonably likely to affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent at the Closing on the terms therein. Except for the fee letter referred to in the Debt Commitment Letter (the “Fee Letter”) (true, accurate and complete copies of which Parent has delivered to the Company prior to the date of this Agreement (subject to customary redaction for fees, “flex” provisions and other economic terms so long as no redaction covers terms that would adversely affect the aggregate principal amount committed under the Debt Commitment Letter, conditionality, availability or termination of the Debt Financing)), there are no other agreements, side letters or arrangements relating to the Financing Commitments that would be reasonably likely to affect the amount or availability of the Debt Financing or the Equity Financing. As of the of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would (A) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Financing Commitments; (B) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (C) result in any of the conditions in the Financing Commitments not being satisfied; or (D) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available. Neither the Investor nor any Debt Financing Source has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing. Assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Financing Commitments or that the full amount of the Financing will not be available as of the Closing. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments (or the Fee Letter) required to be paid on or prior to the date of this Agreement. None of the Financing Commitments (or the Fee Letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or any of its Affiliates. The aggregate proceeds from the Financing constitute all of the debt and equity financing required to be provided by Parent to pay the aggregate Merger consideration contemplated by this Agreement (including the payment by Parent pursuant to Section 2.2) and, together with cash held by the Company and its Subsidiaries that is available to pay all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement. There are no conditions precedent or other contingencies related to the obligations of the Debt Financing Sources or Parent under the Financing Commitment, other than as expressly set forth in the Financing Commitments delivered by Parent to the Company on or prior to the date hereof and, in the case of Parent, other than as expressly set forth in this Agreement. Parent expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereunder is not subject to obtaining the Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.
(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
(g) Brokers and Finders. Neither Parent nor any of its Subsidiaries (including Merger Sub) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Citibank, N.A., Royal Bank of Canada and Bank of America as its financial advisors.
(h) Solvency. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses and (ii) the Company is Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent” when used with respect any Person means that, immediately following the Effective Time, (i)(A) the fair value of the assets of such Person will exceed the amount of all liabilities, contingent or otherwise, of such Person, and (B) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) the Person will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Person will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent”: (A) “Debt” means liability on a Claim; and (B) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Person (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises. For purposes of this definition, “not have an unreasonably small amount of capital for the business in which it is engaged or will be engaged” and “able to pay its Debts as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.
(i) Ownership of Company Capital Stock. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is, or at any time during the last three years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used under Rule 13d-3 promulgated under the Exchange Act), or has at any time during the last three years beneficially owned, any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in, the Company.

(j) Proxy Statement. None of the information to be supplied in writing by Parent, Merger Sub or any Representative of Parent or Merger Sub for inclusion in the Proxy Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.
(k) Stockholder and Management Arrangements. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates has entered into any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understanding (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (in their capacities as such) (i) relating to (A) this Agreement; (B) the Company or (C) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (ii) pursuant to which (A) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in respect of such holder’s Shares; or (B) any holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal, in each case, that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and that has not been disclosed.
(l) Investment Intention. Parent, through Merger Sub, is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view of the distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act. Each of Parent and Merger Sub understand that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.
(m) Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.
ARTICLE IV

Covenants
4.1 Interim Operations.
(a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI (except: (i) if Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned, (ii) as otherwise expressly contemplated or required by this Agreement, (iii) as expressly set forth in Section 4.1(a) of the Company Disclosure Letter or (iv) as required by applicable Laws, any Governmental Entity or COVID-19 Measures), the business of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business (including, for the avoidance of doubt, consistent with recent past practice in light of COVID-19). Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 4.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:
(i) adopt any amendments to its charter or by-laws or other applicable governing instruments;
(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions solely among wholly-owned Subsidiaries of the Company;

(iii) acquire assets or capital stock outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $10,000,000 in any transaction or series of related transactions, other than capital expenditures not otherwise prohibited by subsection (ix) of this Section 4.1(a);
(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the settlement of Restricted Stock Units and Performance Stock Units (and dividend equivalents thereon, if applicable) outstanding on the date of this Agreement in accordance with the terms of such awards, (B) the issuance of Shares upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with the terms of such awards, or (C) the issuance of shares of capital stock by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;
(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate other than as would be permitted under Section 4.1(a)(iii);
(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company);
(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than, to the extent required by the Stock Plan or any award outstanding on the date hereof, the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of Restricted Shares, Restricted Stock Units or Performance Stock Units);
(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly-owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for the incurrence of indebtedness for borrowed money incurred in the ordinary and usual course of business pursuant to the Company’s existing credit facilities and that can be repaid without penalty on or prior to the Closing Date and issuances of letters of credit under the Company’s revolving credit facility;
(ix) make or authorize capital expenditures in excess of $40,000,000 in the aggregate;
(x) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or any foreign equivalent thereof;
(xi) compromise or settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) or any commitment, obligation or liability, in each case other than compromises or settlements that (A) involve only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of less than $2,500,000 in the aggregate, and (B) do not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Closing;
(xii) (A) make, revoke or modify any material election related to Taxes, (B) change or otherwise alter the fiscal year of any member of the Company Group, any material matter related to Tax accounting, or any method of Tax accounting, (C) file any material amended Tax Return or any amendment or other modification to any Tax Return, (D) enter into any closing agreement (as defined in Section 7121 of the Code), (E) enter into any voluntary disclosure agreement or program with any Governmental Authority, (F) settle, compromise, concede, or abandon any material Tax claim or assessment, (G) surrender any right to claim a refund of material Taxes, (H) consent to any extension or waiver of the limitation period applicable to any, Tax, Tax claim, or Tax assessment, (I) file or join in any material Tax Return (other than a Tax Return that is prepared in accordance with past practice and custom of the Company Group), or (J) change the tax residency or tax classification of any member of the Company Group;
(xiii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than equipment, inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement that have been made available to Parent prior to the date of this Agreement;
(xiv) except as required pursuant to any Benefit Plan or Contract as in effect on the date of this Agreement, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or severance or termination benefits to any director or officer of the Company or any of its Subsidiaries or other employee of the Company or any of its Subsidiaries having an annual base salary of more than $250,000, (B) increase the compensation payable to or benefits provided to any director or officer or any of its Subsidiaries or other employee of the Company or any of its Subsidiaries having an annual base salary of more than $250,000, except for immaterial increases in the ordinary course of business and consistent with past practice, (C) grant any new equity awards to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (D) establish, adopt, terminate or amend any Benefit Plan or any plan, agreement, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, other than (x) annual renewals in the ordinary course of business and consistent with past practice and consistent with the terms of such previously disclosed to Parent, (y) the funding and creation of a rabbi trust for the SPX Flow Supplemental Retirement Savings Plan, or (z) the funding and creation of a rabbi trust for the SPX FLOW Supplemental Retirement Plan for Top Management, or (E) hire or promote, other than in the ordinary course of business, any employee or other individual service provider of the Company or any of its Subsidiaries with an annual base salary of more than $250,000, or terminate the service (other than for cause) of any employee of the Company or any of its Subsidiaries with an annual base salary of more than $250,000;
(xv) enter into, amend or modify in any material respect or terminate (except with respect to the expiration of the stated term or renewal in connection therewith) any Company Material Contract of a type referred to in clauses (B), (C), (D), (F), (G), (H), (I), (J) or (K) of Section 3.1(q)(i), other than (x) in the case of clause (H) of Section 3.1(q)(i), amendment or modification in the ordinary course of business of any such Lease that does not increase the annual rent payable thereunder by more than 10% on an annualized basis or (y) in the cause of clause (K) of Section 3.1(q)(i), amendment or modification in the ordinary course of business of any such collective bargaining agreement or other Contract that does not impose any material additional liability or obligation on the Company and its Subsidiaries;
(xvi) adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan; or
(xvii) agree, authorize or commit to do any of the foregoing.
(b) The Company covenants and agrees as to itself and its Subsidiaries that the Company and its Subsidiaries shall take such actions (it being understood and agreed that such actions are expressly permitted notwithstanding anything to the contrary in Section 4.1(a)) as are described on Section 4.1(b) of the Company Disclosure Letter.
(c) The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms, conditions and restrictions of this Agreement, complete control and supervision over its business and operations.

4.2 Acquisition Proposals.
(a) Subject to Sections 4.2(c) and 4.2(d), the Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, (i) immediately cease and cause to be terminated any existing solicitation, initiation, discussion or negotiation with any Person conducted heretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or with respect to any inquiries, indications of interest, proposals or offers that would reasonably be expected to result in an Acquisition Proposal, in each case, other than (A) directing such Persons to the provisions contained in this Section 4.2 or (B) following receipt of an unsolicited Acquisition Proposal, contacting such Person or its Representatives solely to clarify the terms and conditions of such Acquisition Proposal pursuant to and in accordance with Section 4.2(c) below, (ii) promptly following the date hereof (and in any event within three business days after the date of this Agreement), request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information previously furnished by the Company or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of such confidentiality agreement, and (iii) promptly following the date hereof (and in any event within one business day after the date of this Agreement), terminate access to any physical or electronic data room relating to a possible Acquisition Proposal by such Person and its Representatives. The Company agrees that any failure to comply with the Company’s instructions required under this Section 4.2(a) by any of the Company’s or its Subsidiary’s Representatives shall be deemed to be a breach of this Agreement by the Company. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to make an unsolicited and nonpublic Acquisition Proposal in compliance with this Section 4.2 or from granting such a waiver, in each case, to the extent that such waiver is required for such Person to make an unsolicited and nonpublic Acquisition Proposal to the Company in compliance with this Section 4.2.
(b) Subject to Sections 4.2(c) and 4.2(e), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VI, the Company shall not, and shall not permit any of its Subsidiaries, and shall direct, and use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, endorse, facilitate or solicit any inquiries, indications of interest, proposals or offers that constitute, or would reasonably be expected to result in, an Acquisition Proposal (including by way of providing access to non-public information), (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) otherwise knowingly assist, participate, cooperate in or knowingly facilitate any effort or attempt to make an Acquisition Proposal.
(c) Notwithstanding anything to the contrary set forth in Section 4.2(b), at any time prior to the time the Company Requisite Vote is obtained, the Company may, if the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that is not preceded by a breach of this Section 4.2, (i) provide information (including access to the employees of the Company and its Subsidiaries) in response to a request therefor by the Person who has made such written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to, the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein); provided, that (A) the Company shall provide Parent with a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 4.2 (an “Acceptable Confidentiality Agreement”) within 24 hours of its execution and (B) any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or promptly following the time it is provided to such Person (and in any event within 24 hours thereafter), (ii) contact a Person who has made an unsolicited bona fide written Acquisition Proposal solely to clarify the terms and conditions thereof, and (iii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, prior to taking any action described in clause (c)(i) or (c)(iii) above, (A) the Company Board determines, in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) the Company Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. The Company shall not provide (and shall not permit any of its Subsidiaries or its or their Representatives to provide) any commercially or competitively sensitive non-public information to any competitor of the Company or its Subsidiaries in connection with the actions permitted by this Section 4.2(c), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company and its Subsidiaries.
(d) Except as permitted pursuant to Sections 4.2(e) and 4.2(g), the Company Board shall not (i) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date hereof (a “Change of Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, a “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to result in, any Acquisition Proposal, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend any Acquisition Proposal or enter into an Alternative Acquisition Agreement, (iv) fail to include the Company Recommendation in the Proxy Statement or (v) fail to expressly reaffirm publicly the Company Recommendation within 10 business days following Parent’s or Merger Sub’s written request to do so if an Acquisition Proposal is publicly announced or disclosed (or, with respect to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last 10 business days prior to the then-scheduled Stockholders Meeting, fail to take the actions referred to in this clause (v), with references to the 10 business day period being replaced with three business days).
(e) Notwithstanding the foregoing, at any time prior to obtaining the Company Requisite Vote, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that is not preceded by a breach of this Section 4.2, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal and that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by Parent pursuant to this Section 4.2, the Company Board may make a Change of Recommendation with respect to such Superior Proposal; provided that prior to taking any such action, (x) the Company has given Parent five business days’ notice of its intention to take such action (which notice shall state the reasons therefor, including the material terms and conditions of, and the identity of the Person making, such Superior Proposal, and include a copy of the Alternative Acquisition Agreement and any other relevant transaction documents and a copy of any financing commitments relating thereto) (a “Change Notice”), (y) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or that the Company Board would no longer determine that the failure to make such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and (z) following the end of such notice period, the Company Board shall have determined, in good faith, taking into account any revisions to the terms of this Agreement proposed in writing by Parent and after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to make such Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (provided further that each material amendment to the financial terms of the Superior Proposal shall be deemed a new Acquisition Proposal and Company Board may not make a Change of Recommendation pursuant to this Section 4.2(e) unless the Company has complied with the requirements of this Section 4.2(e) with respect to each such new Acquisition Proposal including sending a Change Notice with respect to each such new Acquisition Proposal and offering to Parent to negotiate for three business days from the date each such subsequent Change Notice is delivered).
(f) The Company agrees that it will within 24 hours notify Parent if any inquiries, indications of interest, proposals or offers with respect to, or that are reasonably likely to lead to, an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Subsidiaries or its or their Representatives indicating, in connection with such notice, the identity of the Person making or delivering such inquiry, indication of interest, proposal or offer, the material terms and conditions of such inquiry, indication of interest, proposal or offer and any draft agreement or other relevant transaction documents provided in connection therewith and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such inquiry, indication of interest, proposal or offer (including by notifying Parent in writing of any amendments or material changes thereto within 24 hours of receipt thereof by the Company) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.
(g) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Requisite Vote is obtained, the Company Board may make a Change of Recommendation for a reason unrelated to a Superior Proposal if the Company Board determines, in good faith, after consultation with its outside legal counsel, that (i) an Intervening Event occurred and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to taking any such action, (x) the Company has given Parent five business days’ notice of its intention to take such action and a reasonably detailed description of such Intervening Event that serves as the basis of the Change of Recommendation as soon as reasonably practicable after becoming aware of it, (y) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would obviate the basis for making such Change of Recommendation and (z) following the end of such notice period, the Company Board shall have determined, in good faith, taking into account any revisions to the terms of this Agreement proposed in writing by Parent and after consultation with the Company’s outside legal counsel and financial advisor, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law if the proposed revisions were to be given effect (provided further that each material amendment to facts and circumstances relating to the Intervening Event shall require a new notice and the Company Board may not make a Change of Recommendation pursuant to this Section 4.2(g) unless the Company has complied with the requirements of this Section 4.2(g) with respect to such facts and circumstances and offering to Parent to negotiate for three business days from the date each such new notice is delivered).
(h)  The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 4.2, and the Company represents and warrants that neither it, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their Representatives is a party to any such agreement.
(i) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case other than in connection with the acceptance of a Superior Proposal.
(j) Nothing contained in this Section 4.2 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position in compliance with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that this Section 4.2(j) shall not be deemed to permit the Company or the Company Board to make a Change of Recommendation except in accordance with Sections 4.2(e) or 4.2(g).
(k) For purposes of this Agreement, “Acquisition Proposal” means (i) any indication of interest, proposal or offer with respect to a merger, sale, joint venture, partnership, license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries), consolidated revenues or consolidated net income of the Company, in each case other than the transactions contemplated by this Agreement.
(l) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that involves more than 50% of the consolidated total assets (including equity securities of its Subsidiaries), consolidated revenues or consolidated net income or the total voting power of any class of equity securities of the Company that the Company Board has determined in its good faith judgment after consultation with its outside legal counsel and financial advisor (i) would, if consummated, result in a transaction more favorable to the stockholders of the Company (in their capacities as such) from a financial point of view than the transaction contemplated by this Agreement, taking into account all relevant factors (including closing certainty, certainty of financing, the legal, financial, timing, regulatory and other aspects of the proposal, conditions to consummation and the identity of the party making the proposal) and (ii) is reasonably likely to be completed on the terms proposed.
(m) For purposes of this Agreement, “Intervening Event” means a material development or material change in circumstances with respect to the Company or its Subsidiaries, occurring after the date of this Agreement and prior to the time that the Company Requisite Vote is obtained, that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).
4.3 Information Supplied.
(a) The Company shall as promptly as practicable after the date of this Agreement (and in any event within 30 days after the date of this Agreement) (i) prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), which shall, subject to Section 4.2, include the Company Recommendation and (ii) in consultation with Parent, set a preliminary record date for the Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing of the Proxy Statement to the stockholders of the Company and at the time of the Stockholders Meeting, (i) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(b) Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Requisite Vote, and Parent and Merger Sub shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.
(c) Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any required filing by the Company, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the stockholders of the Company.

4.4 Stockholders Meeting.
(a) Subject to termination of this Agreement in accordance with Article VI and the other provisions of this Agreement, the Company shall (i) take all reasonable action necessary in accordance with applicable Laws, the rules and regulations of the NYSE and its charter and by-laws to duly call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of obtaining the Company Requisite Vote (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement (and such Stockholders Meeting shall in any event be no later than 40 calendar days after (x) the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (y) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement) and (ii) unless there shall have been a Change of Recommendation as a result of an Intervening Event, use reasonable best efforts to solicit from the holders of Shares proxies in favor of the approval of the Agreement. The Company may postpone or adjourn the Stockholders Meeting solely (i) with the written consent of Parent; (ii) (A) due to the absence of a quorum or (B) due to the Company not having received proxies representing a sufficient number of Shares for the Company Requisite Vote, whether or not a quorum is present, in each case of clauses (A) and (B), to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; provided, that the Company may not postpone or adjourn the Stockholders Meeting more than twice pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section.
(b) Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent due to the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Requisite Vote; provided that the Company shall not be required to adjourn the Stockholders Meeting more than once pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 business days. Except in the case of a Change of Recommendation specifically permitted by Section 4.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Parent or Merger Sub.
(c) Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 6.5(b), the Company’s obligations to call, give notice of, convene and hold the Stockholders Meeting pursuant to this Agreement shall not be affected in any manner by (i) a Change of Recommendation or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.
4.5 Filings; Other Actions; Notification.
(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed at the earliest practicable date (but in any event within five business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.
(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all reasonable actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including any filings required under the HSR Act and any applicable foreign Antitrust Laws. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and any filings required under the HSR Act and any applicable foreign Antitrust Laws). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
(c) Antitrust.
(i) Notwithstanding anything in this Agreement to the contrary: (A) the Company and Parent will each make their respective filings under the HSR Act within five business days of the execution of this Agreement; (B) counsel for the Company and Parent will consult with one another to determine if any filings are required under any applicable foreign Antitrust Laws; and (C) and the Company and Parent shall make any such foreign filings as promptly as practicable following the execution of this Agreement. Parent shall pay the HSR fee and any foreign filing or other related fee payable to a Government Antitrust Entity in connection with the transactions contemplated by this Agreement; provided, that, for the avoidance of doubt, the Company and Parent shall each bear its own legal fees incurred in connection with such filings. Both Company and Parent shall request early termination under the HSR Act and, if applicable, shall request early termination under any foreign Antitrust Law.
(ii) As promptly as practicable, Parent and the Company shall provide to each and every federal, state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.
(iii) Notwithstanding anything to the contrary in this Agreement, Parent will take any and all steps necessary to avoid or eliminate each and every objection that may be asserted by any Government Antitrust Entity so as to enable the Closing to occur expeditiously, but in no case later than the Closing Date. Such steps shall include, but are not limited to, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of Parent’s or the Company’s assets, properties or businesses as necessary to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order which would have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Closing Date; provided, that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required to take any such steps with respect to any assets, properties or businesses of any Affiliate of Parent other than Merger Sub (or its permitted assigns), the Surviving Corporation or any of its Subsidiaries.
(iv) Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its Affiliates, if applicable, to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any ownership interest, assets or rights of any Person, business or division thereof, or take any other action, if the entering into of a definitive agreement relating thereto, or the consummation of such acquisition, or the taking of any other action, would cause the failure to obtain the termination or expiration of the waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger or result in any Governmental Entity entering an Order prohibiting the consummation of the Merger.
(v) Notwithstanding anything else contained herein, the provisions of this Section 4.5(c) shall not be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Company Material Adverse Change (limited, for purposes of this Section 4.5(c)(v), to clause (y) of the definition thereof).
(d) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(e) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
(f) Foreign Investment Clearance.
(i) Parent shall provide notice of the transactions contemplated by this Agreement to the French Treasury (Ministère de l’Economie et des Finances), pursuant to articles L. 151-1 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code regulating foreign investments in France, promptly after the execution of this Agreement and in any event no later than 15 business days thereafter and shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the French Treasury, with a view to obtain the latter’s authorization to proceed with the transactions contemplated by this Agreement (the “Foreign Investment Clearance”). The Company shall use (and shall cause its Subsidiaries to use) reasonable best efforts to assist Parent with the obtaining the Foreign Investment Clearance (including by promptly providing all information and documents as may be reasonably required for the purpose of making any notifications, submissions or filings).
(ii) Parent shall take, or cause to be taken, all action necessary to receive the Foreign Investment Clearance so as to enable the consummation of the transactions contemplated by this Agreement by the Closing Date, including providing all such assurances as may be necessary, requested or imposed by the French Treasury, including entering into a letter of undertaking, letter of assurance, proxy agreement or other similar arrangement or agreement, in relation to the Company and its Subsidiaries, provided, however, that nothing in this Section 4.5(f)(ii) shall be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result in a Company Material Adverse Change (limited, for purposes of this Section 4.5(f)(ii), to clause (y) of the definition thereof).
(iii) Parent shall be responsible for obtaining the Foreign Investment Clearance and shall not take any action (including entering into any transaction, agreement or other arrangement) that is or would reasonably be expected to make it more difficult to obtain the Foreign Investment Clearance or to result in any material delay in obtaining the same.

(iv) Parent will: (A) keep the Company regularly informed of the processing of the foreign investment filing and promptly notify the Company of any material communication from the French Treasury in relation to the Foreign Investment Clearance, in particular if they become aware of anything that could result in the Foreign Investment Clearance being delayed or denied; (B) provide the Company with a copy of any notification, submission, filing and any other material communication in relation to the Foreign Investment Clearance process received, or made in draft form, at such time as will enable it to provide comments, and consider in good faith all reasonable comments made by the Company in this respect before filing them with the French Treasury; (C) invite the Company and/or the Company’s advisors to participate in any meeting or discussions with the French Treasury; and (D) provide the Company with a copy of any notification, submission, filing and any other communication in relation to the Foreign Investment Clearance process in the form submitted or sent; provided, however, that any information which is of a confidential nature or is subject to duties of confidentiality may be communicated to the Company’s legal advisors only, on an external-counsel-only-basis and provided that such legal advisors shall not directly or indirectly share this information with the Company.
4.6 Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and the Debt Financing Sources’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and the Debt Financing Sources all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation, warranty, covenant, right or remedy, or the conditions to the obligations of, the parties hereunder. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to promptly furnish to Parent (i) monthly consolidated financial statements of the Company and its Subsidiaries, including an unaudited balance sheet, income statement and statement of cash flows, for each calendar month through the Closing Date, (ii) the consolidated cash balance of the Company and its Subsidiaries as of the end of each calendar month, (iii) monthly consolidated cash forecasts for the Company and its Subsidiaries and (iv) a monthly update to the consolidated financial outlook of the Company and its Subsidiaries for each calendar month, fiscal quarter or the balance of the fiscal year as it may prepare for management’s internal use; provided, the Company shall only be required to furnish the materials set forth in the foregoing clauses (i) through (iv) to Parent in the format (and at times) consistent with the manner in which the Company has prepared such materials in the ordinary course of business and consistent with past practice. Notwithstanding the foregoing, the Company shall not be required pursuant to this Section 4.6 (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose (A) any legally privileged information of the Company or any of its Subsidiaries, (B) any information that is competitively sensitive, (C) any information that would violate Law, or (iii) to permit Parent, the Debt Financing Sources or any of their respective Representatives to conduct any environmental site assessment or other sampling or investigation; provided, that in the case of each of clauses (i) and (ii), the Company shall use commercially reasonably efforts to provide such information in a manner that does not result in disclosure of (x) any trade secrets of third parties or a violation of such confidentiality obligations, (y) any legally privileged or competitively sensitive information or (z) information that would violate Law. All requests for information made pursuant to this Section 4.6 shall be directed to the executive officer of or other Person designated by the Company. The Confidentiality Agreement dated as of July 30, 2021 between LSF Investments, LLC and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. Parent shall, and shall cause the Debt Financing Sources and their respective Representatives to, use commercially reasonable efforts to minimize the disruption to the businesses of the Company and its Subsidiaries resulting from the access provided by this Section 4.6.
4.7 NYSE De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and regulations of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
4.8 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that the Company shall be permitted (after obtaining the written consent of Parent, not to be unreasonably withheld, conditioned or delayed) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary, proper or advisable. Notwithstanding the foregoing, (a) nothing in this Section 4.8 shall limit the Company’s or the Company Board’s rights under Section 4.2, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has effected a Change of Recommendation or shall have resolved to do so, and (c) the requirements of this Section 4.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent and its Affiliates may, without consultation or consent, make ordinary course disclosures and communications to existing or prospective general and limited partners and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions; provided, that such ordinary course disclosures and communications do not include material non-public information with respect to the Company and its Subsidiaries.
4.9 Employee Benefits.
(a) Parent agrees that, for a period ending one year after the Effective Time, Parent will cause the Company or the Surviving Corporation, as applicable, to provide the employees of the Company and its Subsidiaries (i) a base salary or regular hourly wage, as applicable, cash-based bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities but excluding equity or equity-based incentive opportunities) and sales and service incentive award compensation opportunities that are no less favorable in the aggregate than those provided to such employees by the Company and its Subsidiaries as of the date of this Agreement, (ii) other employee benefits that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries as of the date of this Agreement and (iii) severance benefits that are no less favorable than those set forth in the Company’s severance agreements with employees, policies, and programs in effect as of the date of this Agreement and set forth on Section 3.1(h)(i) of the Company Disclosure Letter, as may be amended in accordance with the terms hereof (or as otherwise agreed to with the applicable employee).
(b) With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent (collectively, “Parent Benefit Plan”) in which any employee of the Company or its Subsidiaries or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time (excluding any equity, equity-based and other incentive compensation arrangements), Parent shall use reasonable best efforts, or shall cause the Surviving Corporation to use reasonable best efforts to, (i) recognize all service of such employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant, other than benefit accruals under a defined benefit pension plan, (ii) waive any eligibility waiting periods and evidence of insurability requirements, and (iii) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time.
(c) From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all written employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and its Subsidiaries, including bonuses, incentives, severance payments or deferred compensation arrangements (including for the avoidance of doubt, the SPX FLOW Supplemental Retirement Savings Plan and the SPX FLOW Supplemental Retirement Plan for Top Management), in existence on the date hereof and set forth on Section 3.1(h)(1) of the Company Disclosure Letter.
(d) From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company, the Surviving Corporation or the Benefit Plans to, provide or pay when due to the employees of the Company and its Subsidiaries and any beneficiaries and dependents thereof all benefits and compensation pursuant to the Benefit Plans as in effect on the date hereof earned or accrued through, and to which such individuals are entitled to as of the Effective Time and from time to time.
(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Stock Plan and each Benefit Plan will occur upon the Effective Time.
(f) Nothing in this Section 4.9 shall (i) be construed to establish, amend or modify any Benefit Plan or other employee benefit plan, (ii) create any agreement of employment or continued service with any Person, (iii) give any third party any right to enforce the provisions of this Agreement or (iv) limit the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan.
4.10 Expenses. Except as otherwise provided in Section 4.5(c), Section 4.11(b), Section 4.15(i) and Section 6.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
4.11 Indemnification; Directors’ and Officers’ Insurance.
(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. Parent shall cause the Surviving Corporation and its Subsidiaries to pay expenses (including attorney’s fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent required by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A, Side B and Side C coverage parts (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.11.
(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under this Section 4.11.
(e) The rights of the Indemnified Parties under this Section 4.11 shall be in addition to any rights such Indemnified Parties may have under the charter or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in the charter or by-laws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.
4.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and the members of their respective boards of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
4.13 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
4.14 Section 16 Matters. The Company and Parent each shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Shares (including derivative securities related to such stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.
4.15 Financing Matters.
(a) Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing (including the Financing) that Parent may raise in connection with the transactions contemplated by this Agreement. Company acknowledges that Parent intends to finance a portion of the Per Share Merger Consideration; provided that Parent confirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent obtain the Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.
(b) Parent shall use its, and shall cause its Affiliates to use their, respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing contemplated by the Commitment Letters (including any “flex” and/or “securities demand”) so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the Closing Date (subject to the Marketing Period), including using reasonable best efforts to (i) comply with and maintain in full force and effect the Financing and the Commitment Letters, in each case in accordance with the terms and subject to the conditions thereof until the Financing is consummated, (ii) negotiate and enter into the Debt Financing Documents on the terms and conditions contained in the Commitment Letters so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date (subject to the Marketing Period), subject to any amendments or modifications thereto permitted by this Agreement, and (iii) satisfy or obtain a waiver of as promptly as practicable and on a timely basis all conditions to the Financing contemplated by the Commitment Letter and the definitive agreements relating to the Financing. Parent shall, promptly upon reasonable request, provide to the Company copies of all Debt Financing Documents (including drafts, when available) relating to the Financing, as well as any documentation relating to Prohibited Amendments or the Commitment Replacement Facility Commitment, and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto.
(c) Parent shall consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (i) of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any definitive document related to the Financing (including any Financing Commitment or the Fee Letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (x) any actual or potential breach, default, termination or repudiation by any party to any definitive document related to the Financing (including any Financing Commitment or the Fee Letter) or (y) any material dispute or disagreement between or among parties to any definitive document related to the Financing (including any Financing Commitment) with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or any other event or condition that could reasonably cause a condition to the Financing Commitments not to be satisfied or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.
(d) Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Financing Commitment or other documentation relating to the Financing or any proposed Debt Financing Document to the extent such amendment, modification, supplement or waiver or proposed Debt Financing Document would (any of the following being, a “Prohibited Amendment”) (i) change the amounts to be funded at the Closing under the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Commitment to an amount below what is required to fund (after giving effect to all other sources of funds then available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Commitment Letters as in effect on the date hereof) any of the payments described herein and any other fees, expenses and other amounts related to the Financing or the other transactions contemplated hereby, (ii) amend, modify or supplement the conditions or contingencies to the Financing in a manner adverse to Parent that would make such conditions less likely to be satisfied on the Closing Date or impose new or additional conditions or expand any existing condition to the receipt of the Financing, (iii) otherwise delay funding of the Financing in any non de minimis respect or make funding of the Financing less likely to occur (including by making the satisfaction of the conditions to the Financing less likely to occur) at or prior to the Closing, (iv) impose additional material obligations on the Company or any of its Subsidiaries or Affiliates as it relates to the satisfaction of the conditions to the availability of the Debt Financing, (v) change the date for termination and/or expiration of the Financing Commitment to an earlier date unless an analogous change is made under this Agreement or (vi) adversely impact the ability of Parent to enforce its rights against other parties to the Financing Commitment; provided, that (x) Parent may replace or amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, (2) in connection with a Commitment Replacement Facility Commitment or (3) to the extent not otherwise constituting a Prohibited Amendment and (y) the existence or exercise of any “flex” provisions in the Fee Letter as in effect on the date of this Agreement shall not be prohibited. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (w) maintain in effect the Equity Commitment Letter, (x) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Equity Commitment Letter, if any, (y) consummate the Equity Financing at or prior to the Closing and (z) enforce its rights under the Equity Commitment Letter (including seeking specific performance). Further for the avoidance of doubt, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2. Parent agrees that the Company shall be entitled to specifically enforce the obligations of Parent and the Investor pursuant to the Equity Commitment Letter.

(e) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 4.15(b), all or any portion of the Debt Financing or the Debt Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, or all or any portion of the Debt Financing becomes unavailable and such portion is required to fund (after giving effect to all other sources of funds then-available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Debt Commitment Letter as in effect on the date hereof) any of the payments described herein and any other fees, expenses and other amounts related to the Financing or the other transactions contemplated hereby, Parent shall (i) promptly (and in any event within two business days) notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its reasonable best efforts to do, all things necessary, proper or advisable to arrange alternative financing (which alternative financing (A) shall be in an amount sufficient, when added with the Equity Financing, for the satisfaction of all of Parent’s obligations to pay the aggregate Merger consideration contemplated by this Agreement (including the payment by Parent pursuant to Section 2.2) and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement and (B) shall not include any terms or conditions that are materially less favorable, taken as a whole, (as determined by Parent in its reasonable judgment) than those terms and conditions set forth in the Debt Financing) to replace the debt financing contemplated by such expired or terminated commitments or agreements, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.2, (iii) provide to the Company copies of all documents (including the Fee Letter but excluding provisions thereof related solely to fees) (including drafts, when available) relating to any alternative financing to replace the Debt Financing and (iv) keep the Company reasonably informed of material developments in respect of the process of obtaining any alternative financing. In no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (i) seek equity financing from any source other than the counterparty to the Equity Commitment Letter as of the date hereof, (ii) pay any fees or closing payments materially in excess of those contained in the Debt Commitment Letter (including the “flex” or “securities demand” provisions) or (iii) agree to alternative financing with pricing or other economic terms, taken as a whole, in excess of, or more expensive than, what it is obligated to pay under the Debt Commitment Letter as of the date hereof (taking into account any “flex” and/or “securities demand” provisions applicable thereto). In the event any alternative financing is obtained, any reference herein to (x) “Financing” or “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified in compliance with this Section 4.15, and (y) “Financing Commitments” or “Debt Commitment Letter” shall include the Debt Commitment Letter except to the extent superseded in its entirety by an alternative financing at the time in question and the definitive agreements relating to any alternative financing to replace the Debt Financing, entered into in compliance with this Section 4.15 to the extent then in effect.
(f) Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries all cooperation reasonably requested by Parent that is necessary in connection with the arrangement and consummation of the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, including the following:
(i) upon reasonable prior notice and at reasonable times and locations mutually agreed, causing the Company’s senior officers to participate in a reasonable number of meetings, conference calls, presentations, “road shows”, drafting sessions and due diligence sessions (including customary accounting, rating agency and legal diligence sessions), or other customary syndication activities;
(ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including “public side” versions thereof) and similar marketing materials and other customary documents reasonably required in connection with the Debt Financing and the offering of high yield debt securities contemplated by the Debt Commitment Letter and cooperating with Parent and Parent’s efforts to obtain customary corporate and facilities ratings including by assisting in reviewing confidential bank memoranda, private placement memoranda, offering memoranda and similar documents (including confirming the absence of material non-public information relating to the Company and its Subsidiaries contained therein), and otherwise reasonably cooperating with any customary marketing efforts of Parent and the persons that have committed to provide the Debt Financing (including the persons party to any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto) (collectively, the “Debt Financing Sources”) for all or any portion of the Debt Financing;

(iii)  to the extent not prohibited under applicable Law or any contract of the Company or its applicable Affiliate, facilitating the pledging of collateral and the preparation of any security documents (including assisting Parent in preparing schedules for the financing documentation and schedules required to be pledged as security as may be reasonably requested by Parent) and providing documents as may reasonably be requested by Parent, including customary payoff letters;
(iv) furnishing the Required Information and reasonably assisting with Parent’s preparation of the customary pro forma financial statements contemplated by the definition of “Required Information” (it being understood and agreed that the Company shall not be required to provide information relating to (x) the proposed aggregate amount of the Financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of the Financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the Financing and the refinancing or repayment of any indebtedness of the Company and its Subsidiaries in connection therewith or (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions contemplated by subclauses (x)-(z) hereof shall be the responsibility of Parent));
(v) obtaining customary accountant’s comfort letters (including negative assurance and change period comfort) from the Company’s auditors, reasonably requested by Parent and customary for financings similar to the Debt Financing;
(vi) furnishing Parent no later than three business days prior to the Closing Date with information required and reasonably requested in writing at least 10 business days prior to the Closing Date pursuant to the Debt Commitment Letter under applicable “know your customer”, beneficial ownership, and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;
(vii) providing customary authorization letters (without a “knowledge qualifier”) to the arrangers in respect of the Debt Financing authorizing the distribution of information to prospective lenders;
(viii) promptly after gaining knowledge thereof, supplementing the written information concerning the Company and its Subsidiaries furnished pursuant to this Section 4.15 to the extent that the Required Information would not be “Compliant” under clause (i) of the definition of such term; and
(ix) furnishing such financial and operating data regarding the Company and its Subsidiaries that would enable Parent or the Debt Financing Sources to prepare or rollforward, as applicable, a customary quality of earnings analysis or report with respect to the Company and its Subsidiaries.
Parent acknowledges that the provisions of this Section 4.15(f) are the sole obligations of the Company and its Subsidiaries with respect to their obligations to cooperate in arranging of any financing (including the Financing) by Parent.
(g) Notwithstanding anything in this Section 4.15 to the contrary, neither the Company nor any of its Subsidiaries (and, with respect to clause (ii), neither its or their board of directors or similar governing body) shall be required to (i) pay any commitment fee or other fee or reimburse any expense in respect of or in connection with the Financing or incur any actual or potential liability or indemnity , (ii) incur any liability (or cause their respective directors, officers or employees to incur any liability) prior to the Closing, (iii) adopt any resolution, grant any approval or authorization, or take any other corporate action to approve the Financing that would be effective prior to the Closing (other than the execution and delivery of customary authorization letters), (iv) issue any offering memo, bank book or other similar document, or provide any legal opinions in connection with the Financing, (v) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law, any confidentiality obligation binding on Company, its Subsidiaries or their respective officers, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Debt Financing, (vi) enter into, execute, deliver or perform, or amend or modify, any agreement, certificate, document or instrument, including any financing agreement, with respect to the Financing that would be effective prior to the Closing (other than the execution and delivery of customary authorization letters), (vii) take any action that would (A) conflict with or violate the organizational documents of the Company, (B) result in any representation or warranty set forth in this Agreement to not be satisfied, or cause any condition to the Closing not to be satisfied or (C) result in a breach of, or default under, any of the Company’s existing contracts, (viii) take any action which results in an officer of director thereof having personal liability, (ix) provide information which constitutes attorney work product or (x) waive or amend this

Agreement. Neither the Company nor its Subsidiaries shall be required to make any representation or warranty in connection with the Financing or the marketing efforts with respect thereto (other than any representation or warranty set forth in this Agreement, to the extent set forth in any customary authorization letter executed by the Company in connection with the Financing, or set forth in the Debt Financing Documents but only to the extent effective on and following the Closing Date).
(h) As used in this Agreement:
(i) “Compliant” means, with respect to the Required Information, that (A) such Required Information, taken as a whole, does not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make such Required Information, in light of the circumstances under which it is stated, not misleading, (B) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions set forth in the proviso to subsection (h)(iii) below or for which compliance is not customary in a Rule 144A for life offering of high-yield debt securities), (C) the financial statements and other financial information included in such Required Information would not be required to be updated under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC, and (D) are sufficient to permit the Company’s independent public accountants or auditors to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to negative assurance and change period comfort, in order to consummate any offering of debt securities on any day during the Marketing Period (and the Company’s accountants or auditors are prepared to issue a customary comfort letter subject to their completion of customary procedures);
(ii) “Marketing Period” means the first period of 17 consecutive business days commencing after the date of this Agreement throughout and at the end of which (A) Parent has the Required Information and the Required Information is Compliant, (B) the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than (x) those conditions that by their nature can only be satisfied at the Closing, but subject to satisfaction or waiver of such conditions, and (y) receipt of the decision described in item (1) of Section 5.2(e) of the Company Disclosure Letter) and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.2 to fail to be satisfied (other than (x) those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, and (y) receipt of the decision described in item (1) of Section 5.2(e) of the Company Disclosure Letter), assuming that the Closing were to be scheduled at any time during such 17 consecutive business day period; provided, that (x) July 4, 2022 shall not be considered a business day for such period (provided, however, that, such exclusion shall not restart such period), (y) if such 17 consecutive business days were to commence but would not be completed in accordance with the terms hereof on or prior to (i) December 17, 2021, then such 17 consecutive business days shall not commence prior to January 3, 2022, and (ii) August 19, 2022, then such 17 consecutive business days shall not commence prior to September 7, 2022 and (z) the Marketing Period shall be deemed to have ended on any earlier date on which the Financing is consummated; provided, further, the Marketing Period shall not commence or be deemed to have commenced if, prior to the completion of such 17 consecutive Business Day period, (A) the independent registered accounting firm for the Company and its Subsidiaries shall have withdrawn, or advised the Company and its Subsidiaries that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Required Information or announced its intention to do so, in which case such 17 consecutive business day period shall not commence until the time at which a new unqualified audit opinion is issued with respect to such audited financial statements by such independent registered accounting firm or another independent public accounting firm of recognized national standing reasonably acceptable to Parent, (B) the Company shall have announced any intention to, or the Company determines that it must, restate any financial statements included in the Required Information, in which case such 17 consecutive business day period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that no restatement shall be required, or (C) the Required Information is not Compliant at any time during such 17 consecutive business day period, in which case a new 17 consecutive business day period shall commence upon Parent receiving updated “Required Information” that is Compliant. If the Company and its Subsidiaries in good faith reasonably believe that they have delivered all of the Required Information, the

Company and its Subsidiaries may deliver to Parent a written notice to that effect (stating when the Company and its Subsidiaries believe they completed such delivery and that such Required Information is Compliant), in which case the Company and its Subsidiaries shall be deemed to have delivered all of the Required Information on the date specified in such notice unless Parent in good faith reasonably believes the Company and its Subsidiaries have not completed delivery of the Required Information and that such Required Information is not Compliant and, within 48 hours following receipt of such notice by Parent, Parent delivers a written notice to the Company and its Subsidiaries to that effect (stating with specificity which Required Information Parent reasonably believes the Company and its Subsidiaries have not delivered or in what manner such Required Information is not Compliant). If at any time Parent shall in good faith reasonably believe that the Required Information is not Compliant, it shall deliver written notice to the Company of that fact within two business days, which such notice shall include a description of what Required Information is no longer Compliant;
(iii) “Required Information” means (A) all financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries that is reasonably requested by Parent and of the type that would be required by Regulation S-K promulgated by the SEC and Regulation S-X promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company and its Subsidiaries to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter, (B) the financial statements described in Paragraph 4 of Exhibit E to the Debt Commitment Letter, (C) information reasonably requested by Parent that is in the possession of the Company in connection with the preparation of the pro forma financial statements required by Paragraph 5 of Exhibit E to the Debt Commitment Letter, it being understood that such information shall include historical financial information regarding the Company and its Subsidiaries necessary to prepare such pro forma financial statements and not include information relating to (x) the proposed aggregate amount of the Financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of the Financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the Financing and the refinancing or repayment of any indebtedness of the Company and its Subsidiaries in connection therewith and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions contemplated by subclauses (x)-(z) hereof shall be the responsibility of Parent), (D) a substantially complete draft of a customary “comfort” letter for a Rule 144A for life offering of high yield debt securities (including “negative assurance” and change period comfort) from independent accountants or auditors in connection with such Rule 144A offering that such independent accountants or auditors are prepared to deliver upon the “pricing” and “closing” of such offering and (E) customary authorization letters in substantially the form as the LSTA form authorization letter or otherwise in form and substance reasonably acceptable to Parent and the Company, in either case, executed by an authorized officer addressed to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing customary 10b-5 (without a “knowledge qualifier”) and material non-public information representations; provided, that in no event will the Required Information include, or require the Company or any of its Subsidiaries to provide, (A) any information customarily provided by an investment bank or “initial purchaser” in the preparation of an offering memorandum, including the description of notes and the plan of distribution, risk factors specifically relating to all or any component of the Financing, any pro forma financial statements or any information regarding any post-closing or pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Debt Financing; (B) any financial statements and information required by Rules 3-05 (other than, for the avoidance of doubt, consolidated financial statements of the Company Group), 3-09, 3-10, 3-16, 13-01 and 13-02 of Regulation S-X, the Compensation Discussion and Analysis or other information or financial data customarily excluded from a Rule 144A offering memorandum; or (C) (1) any financial information concerning the Company and its Subsidiaries that is not reasonably available to the Company and its Subsidiaries under its current reporting systems; or (2) information to the extent that the provision thereof would violate any Law, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, the Company and its Subsidiaries unless any such information referred to in clause (1) or (2) above would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or otherwise be Compliant; and
(iv) “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Debt Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and antimony laundering rules and regulations, including the Patriot Act and beneficial ownership regulations, as applicable; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Debt Financing Sources.
(i) Nothing in this Section 4.15 shall require the Company’s cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other liability or obligation prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including fees of one legal counsel and local and/or specialty (such as tax or regulatory) counsel), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of the Company, Parent or Merger Sub, including as to any information utilized in connection therewith (other than (a) historical information relating to and provided by the Company or its Subsidiaries or any authorization letter executed by any of the Company, its Subsidiaries or their Affiliates or (b) the willful misconduct, gross negligence or bad faith of any of the Company or its Subsidiaries or, in each case, their Representatives) to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available. The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights and all such goodwill created through the use of the logos shall inure to the benefit of the Company.
4.16 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
4.17 Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
4.18 Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.
4.19 Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. For purposes of this Section 4.19, “participate” means that (i) the applicable party shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the party receiving notice of such litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such litigation (which comments and suggestions shall be considered in good faith by the party receiving them). The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
4.20 Repatriation of Foreign Cash. Prior to the Effective Time, to the extent reasonably requested by Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to repatriate cash to the United States from the People’s Republic of China in as tax- and cost-efficient a manner as reasonably practicable, with a view to maximizing the amount of cash held by the Company and its Subsidiaries in the United States and leaving, at least two business days prior to the Closing, not more than approximately $75 million in the People’s Republic of China at then-current exchange rates; provided, that the failure of the Company and its Subsidiaries to repatriate such cash shall not be a breach of this Section 4.20 unless Parent shall have provided written notice of commercially reasonable actions that the Company and its Subsidiaries have failed to take and the Company and its Subsidiaries thereafter fail to exert commercially reasonable efforts to take such identified actions.
4.21  Information and Consultation. Prior to the Effective Time and commencing as promptly as practicable after the date of this Agreement (in no event later than the time and manner as required by applicable Law), the Company shall comply, and shall cause each of its Subsidiaries to comply, to the reasonable satisfaction of Parent with all obligations in relation to any legally required information and consultation procedure with any works council (either European or national), unions or employee representative bodies in connection with the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub shall reasonably cooperate with the Company in connection with the Company’s obligations under this Section 4.21, including by participating in any teleconference meetings as reasonably requested by the Company.
4.22 Cash Payments at Closing. The Company shall, at or immediately prior to the Closing, use available cash of the Company and its Subsidiaries (other than cash of the Company and its Subsidiaries held in the People’s Republic of China following compliance by the Company with its obligations pursuant to Section 4.20) incorporated in the United States to pay down indebtedness for borrowed money then outstanding under the Company’s credit facilities, if Parent provides written notice to the Company at least five business days prior the Closing requesting such payment to be made; provided, that (a) any such payment shall be subject to and conditioned upon the occurrence of the Closing concurrently with or immediately following such payment and (b) the Company and its Subsidiaries shall not be required to make any such payment to the extent it would result in the cash balances of the Company and its Subsidiaries (other than cash of the Company and its Subsidiaries held in the People’s Republic of China following compliance by the Company with its obligations pursuant to Section 4.20) to be less than $40 million at then-current exchange rates with respect to any cash in a currency other than United States dollars.
ARTICLE V

Conditions
5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.
(b) Regulatory Consents. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and (ii) each consent from a Governmental Entity required to be obtained with respect to the Merger under any Antitrust Law set forth on Section 5.1(b) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.
(c) Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1(b)(i), 3.1(b)(ii) and 3.1(b)(iii) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date except for de minimis inaccuracies); (ii) each of the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.1(b)(iv) (solely with respect to Significant Subsidiaries as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act substituting for this purpose a 2.5% threshold for the 10% threshold appearing therein), Section 3.1(c), Section 3.1(s), and Section 3.1(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) each of the other representations and warranties of the Company set forth in this Agreement (including those set forth in Section 3.1(b)(iv) with respect to Subsidiaries that are not Significant Subsidiaries as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act substituting for this purpose a 2.5% threshold for the 10% threshold appearing therein) shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Change qualifications contained therein (other than the representation in Section 3.1(f)(ii))) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Change.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.
(d) Closing Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date and signed by an officer of the Company confirming the matters in Section 5.2(a), Section 5.2(b) and Section 5.2(c).
(e) Governmental Consents. Each consent from a Governmental Entity required to be obtained with respect to the Merger set forth on Section 5.2(e) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.
5.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. Each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has had or is reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Closing Certificate. Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by an officer of Parent confirming the foregoing matters in Section 5.3(a) and Section 5.3(b).
5.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article V to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VI

Termination
6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.
6.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:
(a) the Merger shall not have been consummated on or before the date that is nine months from the date hereof (the “Outside Date”), whether such date is before or after the date of approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a); provided further, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by such date;
(b) the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof; or
(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a)); provided that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such action or event.
6.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:
(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of this Agreement; and (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that concurrently with such termination the Company pays the Company Termination Fee pursuant to Section 6.5(b);
(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.3(a) or 5.3(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by the Company to Parent or (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty, covenant or agreement such that Section 5.2(a) or 5.2(b) would not be satisfied); or
(c) if (i) the Closing shall not have occurred on the date the Closing should have occurred pursuant to Section 1.2; (ii) all conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is reasonably expected to be satisfied at the Closing); (iii) the Company has irrevocably confirmed by written notice to Parent that (A) the conditions to Closing set forth in Section 5.3 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is reasonably expected to be satisfied at the Closing) and will be satisfied, or the Company is willing to waive any unsatisfied condition to the Closing set forth in Section 5.3, for the purpose of consummating the Merger and the other transactions contemplated by this Agreement, (B) the Company stands ready, willing and able to consummate the Merger and the other transactions contemplated by this Agreement and (C) if Parent and Merger Sub comply with their obligations hereunder, the Closing would occur; and (iv) the Closing shall not have been consummated by Parent and Merger Sub within three business days after delivery of such notice.
6.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:
(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.2(a) or 5.2(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by Parent to the Company or (y) the Outside Date (provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement such that Section 5.3(a) or 5.3(b) would not be satisfied); or
(b) at any time prior to the time the Company Requisite Vote is obtained a Change of Recommendation shall have occurred.
6.5 Effect of Termination and Abandonment.
(a) Subject to the remainder of this Section 6.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to Sections 6.5(b) and 6.5(c), no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any “willful breach” of this Agreement and (ii) the provisions set forth in Section 7.1 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing shall impair the rights of the Company, if any, to obtain the relief set forth in Section 7.6 prior to any termination of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
(b) In the event that:
(i) (A) before obtaining the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a), an Acquisition Proposal (whether or not conditional) is publicly made or is otherwise publicly disclosed, (B) thereafter, this Agreement is terminated by the Company or Parent pursuant to Section 6.2(a) or 6.2(b) or by Parent pursuant to Section 6.4(a) and (C) within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement in respect of any Acquisition Proposal that is subsequently consummated, or the Company or any of its Subsidiaries ultimately consummate an Acquisition Proposal which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);
(ii) this Agreement is terminated by Parent pursuant to Section 6.4(b); or
(iii) this Agreement is terminated by the Company pursuant to Section 6.3(a);
then the Company shall pay Parent the Company Termination Fee. Any Company Termination Fee due under this Section 6.5(b) shall be paid by wire transfer of immediately available funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i) above, within five business days of the consummation of the transaction referred to in clause (i)(C) thereof, (B) in the case of a termination pursuant to clause (ii) above, within five business days of such termination or (C) in the case of a termination pursuant to clause (iii), concurrently with such termination. For purposes of this Agreement, “Company Termination Fee” means $112,000,000 less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 6.5(d). Notwithstanding anything to the contrary in this Agreement, each of the Company, Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive the Company Termination Fee pursuant to this Section 6.5(b), the right of Parent to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Guarantor, Merger Sub and any of their respective former, current or future equity holders, creditors, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees and any and all former, current or future equity holders, creditors, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Parent Non-Recourse Parties”), regardless of the circumstances giving rise to such termination. Upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective, direct or indirect, former, current or future stockholders, directors, officers, employees, agents, Affiliates or assignees (the “Company Non-Recourse Parties”), shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Company Termination Fee. In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.
(c) In the event that this Agreement is terminated by the Company pursuant to Section 6.3(b) or Section 6.3(c), then Parent (or the Guarantor pursuant to the Guarantee solely to the extent provided therein) shall pay the Parent Termination Fee. Any Parent Termination Fee due under this Section 6.5(c) shall be paid by wire transfer of immediately available funds to an account provided in writing by the Company to Parent within five business days of the termination. For purposes of this Agreement, “Parent Termination Fee” means $224,000,000. Notwithstanding anything to the contrary in this Agreement:
(i) Each of the Company, Parent, Guarantor and Merger Sub acknowledges and agrees that in the event that the Company is entitled to receive the Parent Termination Fee pursuant to this Section 6.5(c), the right of the Company to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for the Company Non-Recourse Parties, regardless of the circumstances giving rise to such termination, including against Parent, Guarantor, Merger Sub or the Debt Financing Sources or any of their respective Representatives and any other Parent Non-Recourse Parties;
(ii) No Parent Non-Recourse Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Guarantee), shall have any liability for any obligation or liability to the Company Non-Recourse Parties for any claim for any loss suffered as a result of any breach of this Agreement, the Guarantee or the Financing Commitments (including any willful breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;
(iii) Without limiting the right of the Company to seek specific performance in accordance with Section 7.6 or to bring an action under the Confidentiality Agreement (whether for specific performance, damages or otherwise), the maximum aggregate liability of Parent, Merger Sub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Guarantee or the Financing Commitments (including any willful breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Parent Termination Fee plus the Collection Costs and any amounts due in respect of the indemnification and reimbursement obligations of Parent pursuant to Section 4.15(i) (Financing), if any, and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount;

(iv) Upon payment of the Parent Termination Fee, no Parent Non-Recourse Party shall have any further liability or obligation to any Company Non-Recourse Party relating to or arising out of this Agreement, the Guarantee or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of a willful breach) or obtain any equitable relief from any Parent Non-Recourse Party other than, in each case, under the Confidentiality Agreement or pursuant to any provisions herein that expressly survive the termination of this Agreement or the Guarantee; and
(v) In no event shall the Company be entitled to the Parent Termination Fee on more than one occasion.
(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 6.2(b) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 6.5(b), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of Debt Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $10,000,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 6.5(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee to the extent required by Section 6.5(b). Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within two business days after the Company’s having received notice and documentation with respect to amounts validly due under this Section 6.5(d).
(e) The parties acknowledge that the agreements contained in Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company fails to promptly pay any amount due pursuant to Section 6.5(b) or Section 6.5(d) or Parent fails to promptly pay any amounts due pursuant to Section 6.5(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a legal proceeding that results in a judgment against the Company for the amount set forth in Section 6.5(b) or Section 6.5(d) or any portion thereof or against Parent for the amount set forth in Section 6.5(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such legal proceeding (such foregoing amounts, “Collection Costs”; provided, that in no event shall the Collection Costs exceed $10,000,000).
ARTICLE VII

Miscellaneous
7.1 Survival. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 4.9 (Employee Benefits), 4.10 (Expenses), 4.11 (Indemnification; Directors’ and Officers’ Insurance), the indemnification and reimbursement obligations of Parent pursuant to Section 4.15(i) (Financing) and 4.18 (Additional Matters) shall survive the consummation of the Merger. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Sections 4.8 (Publicity), 4.10 (Expenses) and 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
7.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that the provisions of this Section 7.2 (Modification or Amendment) and Sections 6.5(c) (Effect of Termination and Abandonment), 7.5 (Governing Law and Venue; Waiver of Jury Trial), 7.9 (No Third Party Beneficiaries), 7.14 (Assignment) and 7.15 (Non-Recourse) (and any provision of this Agreement to the extent a modification, waiver or amendment of such provision would modify the substance of any of the foregoing provisions or related definitions) may not be modified, waived or amended in a manner that is adverse in any material respect to any of the Debt Financing Sources without the consent of the Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement.
7.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.
7.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. An electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.
7.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.7 (which shall be deemed effective service of process on such party) or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the chancery court of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in the event any dispute arises out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the chancery court of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in Newcastle County in the State of Delaware, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (vi) agrees that it shall not bring any action arising out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any Debt Financing Source or any of its Representatives (in their capacity as such) under the Debt Commitment Letter under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).
(c) Notwithstanding anything to the contrary contained in the foregoing, except in accordance with the Debt Commitment Letter as it relates to Parent and/or Merger Sub against the Debt Financing Sources pursuant to the Debt Commitment Letter, each of the parties to this Agreement agrees that it will not bring or support any legal proceeding, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources or their respective Representatives under the Debt Commitment Letter in any way relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York (and the appellate courts thereof). EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING (INCLUDING ANY SUCH ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE OR ANY REPRESENTATIVES THEREOF) AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
7.6 Specific Performance.
(a) The parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement, the Guarantee and the Equity Commitment Letter were not performed in accordance with their specific terms or in the event of any actual or threatened breach of this Agreement, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Article VI, the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 7.9) shall, subject to Section 7.6(b), be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. The parties hereby further acknowledge and agree that, subject to Section 7.6(b), such relief shall include the right of the Company to cause Parent and Merger Sub to consummate the transactions contemplated hereby, in each case, if each of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and the Closing is required to occur pursuant to Section 1.2. The parties further agree that (i) by seeking the remedies provided for in this Section 7.6, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including, subject to Section 6.5, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.6 are not available or otherwise are not granted and (ii) nothing contained in this Section 7.6 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.6 before exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any action or proceeding pursuant to this Section 7.6 or anything contained in this Section 7.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereby acknowledges and agrees that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.
(b) Notwithstanding anything to the contrary contained in this Agreement, including Section 7.6(a), the right of the Company to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing shall only be available if (i) all conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but each of which would be satisfied if the Closing were to occur) at a time when the

Closing would have otherwise occurred pursuant to Section 1.2, (ii) the Debt Financing has been funded in accordance with its terms or will be funded in accordance with its terms at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that all conditions to Closing set forth in Section 5.3 have been satisfied (or waived) and if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur pursuant to Section 1.2. For the avoidance of doubt, the Company shall be entitled to seek (but shall not be entitled to receive) both a grant of specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing hereunder and payment of the Parent Termination Fee.
7.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or e-mail:
If to Parent or Merger Sub:

LSF11 Redwood Acquisitions, LLC
2711 North Haskell Avenue, Suite 1800
Dallas, TX 75204
Attention: General Counsel
Email: rcolorado@hudson-advisors.com

with a copy to

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
Attention: Jeffrey A. Chapman; Gerald M. Spedale; Jonathan M. Whalen
Email: JChapman@gibsondunn.com; GSpedale@gibsondunn.com; JWhalen@gibsondunn.com

If to the Company:

SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Peter Ryan, General Counsel
Email: Peter.Ryan@spxflow.com
with a copy to

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Steven J. Gavin; Kyle S. Gann; Matthew J. Schlosser
Email: SGavin@winston.com; KGann@winston.com; MSchlosser@winston.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
7.8 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement

constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND ITS SUBSIDIARIES, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY’S AND ITS SUBSIDIARIES’ CUSTOMERS AND THE EFFECTS ON THE BUSINESS RESULTING FROM THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT AND MERGER SUB) AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES AS IT HAS REQUESTED. EACH OF PARENT AND MERGER SUB FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE COMPANY ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, AND (B) NONE OF PARENT OR MERGER SUB HAS RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY FINANCIAL PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR BANKERS, INCLUDING MANAGEMENT PRESENTATIONS, THE COMPANY’S ELECTRONIC DATA ROOM OR OTHER DUE DILIGENCE INFORMATION AND THAT NONE OF PARENT OR MERGER SUB WILL HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PARENT OR MERGER SUB MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN SECTION 3.1 HEREOF (AS MODIFIED BY THE COMPANY REPORTS OR THE COMPANY DISCLOSURE LETTER, AS DESCRIBED IN THE FIRST SENTENCE OF SECTION 3.1) AND (III) NEITHER PARENT NOR ANY OF ITS AFFILIATES SHALL HAVE ANY CLAIM FOR LOSSES TO THE EXTENT RESULTING FROM, OR CAUSED BY, THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT). FOR THE AVOIDANCE OF ANY DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE FINANCIAL PROJECTIONS, THAT PARENT AND MERGER SUB ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT PARENT AND MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY PARENT AND MERGER SUB ON SUCH PROJECTIONS SHALL BE AT THEIR SOLE RISK, AND PARENT AND MERGER SUB SHALL NOT HAVE ANY CLAIM AGAINST ANYONE WITH RESPECT THERETO.
7.9 No Third-Party Beneficiaries. Except (a) as provided in Section 4.11 (Indemnification; Directors’ and Officers’ Insurance) and with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 4.15(i) (Financing), (b) following the Effective Time, for the provisions of Article II, and (c) for the Company Non-Recourse Parties and the Parent Non-Recourse Parties as provided in Section 6.5(b), Section 6.5(c) (Effect of Termination and Abandonment) and Section 7.15 (Non-Recourse), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Debt Financing Sources shall be third-party beneficiaries of this Section 7.9 (No Third Party-Beneficiaries) and Sections 6.5(c) (Effect of Termination and Abandonment), 7.2 (Modification or Amendment), 7.5 (Governing Law and Venue; Waiver of Jury Trial), 7.14 (Assignment) and 7.15 (Non-Recourse), to the extent such sections affect the rights and obligations of the Debt Financing Sources. No stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.
7.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
7.13 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The term “dollars” and character “$” shall mean United States dollars. References to “made available” in respect to any document or information being made available to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the date of this Agreement.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
(d) For the avoidance of doubt, the Subsidiaries of the Company referred to in this Agreement shall not include any former Subsidiary of the Company that is no longer a Subsidiary of the Company as of the date of this Agreement.
7.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that (a) each of Parent and Merger Sub may at any time assign all of its rights and interests under this Agreement, by written notice to the Company, to a wholly-owned direct or indirect Subsidiary of Parent, in which event all references herein to Parent or Merger Sub, as applicable, shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Parent or Merger Sub, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such assignment; provided that any such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement, or (b) after the Effective Time, Parent may assign, in its sole discretion, any or all of its rights under this Agreement in whole or in part to any Person, including to any of the financing sources of Parent (including the Debt Financing Sources), to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing. Any purported assignment without compliance with this Section 7.14 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. No assignment by any party will relieve such party of any of its obligations hereunder.
7.15 Non-Recourse. This Agreement may only be enforced against, and any claim, action or legal proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; provided, that the foregoing shall not be deemed to limit any enforcement against, and any claim, action or legal proceeding against, the Investor under the Equity Commitment Letter or the Guarantee, in each case, pursuant to and in accordance with the terms thereof. No Parent Non-Recourse Party (other than Parent and Merger Sub to the extent set forth in this Agreement and the Investor to the extent set forth in the Equity Commitment Letter and the Guarantee) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Action (whether at law, in equity, in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding anything to the contrary herein, the Company (on behalf of itself and the Company Non-Recourse Parties) agrees that (A) no Debt Financing Source or any of its Representatives (in their capacity as such) shall have any liability or obligation to the Company or any Company Non-Recourse Party relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated herein and therein under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, and (B) neither the Company nor any Company Non-Recourse Party shall be entitled to bring, and the Company shall cause all the Company Non-Recourse Parties not to bring, and shall in no event support, facilitate, encourage or take any action, suit or other legal proceeding of any nature (under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity) against any Debt Financing Source or any of its Representatives (in their capacity as such) with respect to, arising out of, relating to or in connection with, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance thereunder and the Company shall cause any such action, suit or other legal proceeding to be dismissed with prejudice as promptly as practicable after such termination. Nothing in this Section 7.15, Section 6.5 or any other provision of this Agreement shall (i) limit the liability or obligations of the Debt Financing Sources to Parent and its Affiliates (and its or their permitted successors and assigns, including the Company as the Surviving Corporation after giving effect to the Merger) under the Debt Commitment Letter or the definitive agreements related thereto or (ii) operate as a waiver by Parent and its Affiliates (and its or their permitted successors and assigns, including the Company as the Surviving Corporation after giving effect to the Merger) of any claims, causes of action, obligations or losses arising thereunder or related thereto.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
SPX FLOW, INC.

By	/s/ Marcus G. Michael
	Name:	Marcus G. Michael
	Title:	President and Chief Executive Officer

LSF11 REDWOOD ACQUISITIONS, LLC

By	/s/ Rafael Colorado
	Name:	Rafael Colorado
	Title:	President

REDWOOD STAR MERGER SUB, INC.

By	/s/ Rafael Colorado
	Name:	Rafael Colorado
	Title:	President
[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINED TERMS
Terms	Page
Acceptable Confidentiality Agreement	A-29
Acquisition Proposal	A-31
Actions	A-11
Affiliate	A-7
Agreement	A-1
Alternative Acquisition Agreement	A-30
AML 5	A-14
Anti-Corruption Laws	A-14
Anti-Money Laundering Laws	A-14
Antitrust Laws	A-9
Applicable Date	A-10
Bankruptcy and Equity Exception	A-9
Book-Entry Shares	A-2
business day	A-2
By-laws	A-2
Certificate of Merger	A-2
Certificates	A-2
Change	A-6
Change Notice	A-30
Change of Recommendation	A-30
Charter	A-2
Closing	A-1
Closing Date	A-1
Code	A-12
Collection Costs	A-51
Commitment Replacement Facility Commitment	A-24
Company Approvals	A-9
Company Board	A-1
Company Disclosure Letter	A-6
Company Group	A-18
Company Material Adverse Change	A-6
Company Material Contracts	A-21
Company Minority Interest Business	A-8
Company Non-Recourse Parties	A-50
Company Recommendation	A-1
Company Reports	A-10
Company Requisite Vote	A-9
Company Securities	A-8
Company Termination Fee	A-50
Compliant	A-43
Confidentiality Agreement	A-36
Contract	A-10
COVID-19	A-7
COVID-19 Measures	A-7
D&O Insurance	A-38
Debt Commitment Letter	A-24
Debt Financing	A-24
Debt Financing Sources	A-41

Terms	Page
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-2
Environmental Law	A-16
Environmental Permits	A-15
Equity Commitment Letter	A-24
Equity Financing	A-24
ERISA	A-12
ERISA Affiliate	A-12
EU	A-15
Exchange Act	A-6
Exchange Fund	A-3
Excluded Share	A-2
Excluded Shares	A-3
Existing Encumbrance	A-22
Fee Letter	A-24
Financial Advisor	A-22
Financing	A-24
Financing Commitments	A-24
Foreign Investment Clearance	A-35
GAAP	A-10
Global Trade Laws and Regulations	A-14
Government Antitrust Entity	A-34
Government Official	A-15
Governmental Entity	A-4, A-15
Governmental Order	A-7
Guarantee	A-1
Guarantor	A-1
Hazardous Substance	A-16
HSR Act	A-9
Indemnified Parties	A-38
Indemnified Party	A-38
Insurance Policies	A-20
Intellectual Property	A-19
Intervening Event	A-32
Investor	A-24
IRS	A-12
Knowledge	A-12, A-24
Laws	A-13
Leased Properties	A-22
Leases	A-22
Lien	A-9
Marketing Period	A-43
Material Intellectual Property	A-19
Measurement Date	A-8
Merger	A-1
Merger Sub	A-1
Non-U.S. Benefit Plan	A-13
NYSE	A-9
OFAC	A-15

Terms	Page
Order	A-46
Outside Date	A-48
Owned Properties	A-22
Pandemic Response Laws	A-7
Parent	A-1
Parent Approvals	A-23
Parent Benefit Plan	A-37
Parent Disclosure Letter	A-22
Parent Expenses	A-51
Parent Non-Recourse Parties	A-50
Parent Termination Fee	A-50
Paying Agent	A-3
Pension Plan	A-12
Per Share Merger Consideration	A-2
Performance Stock Unit	A-5
Permitted Tax Liens	A-9
Person	A-4
Personal Information	A-20
Present Fair Salable Value	A-25
Privacy Laws	A-20
Prohibited Amendment	A-40
Proprietary Software	A-19
Proxy Statement	A-32
Representatives	A-22
Required Information	A-44
Restricted Country	A-15
Restricted Party	A-15
Restricted Party Lists	A-15
Restricted Share	A-4
Restricted Stock Unit	A-5
SEC	A-10
Securities Act	A-10
Shares	A-2
Significant Subsidiary	A-6
Solvent	A-25
SOX	A-10
Stock Plan	A-8
Stockholders Meeting	A-33
Subsidiary	A-6
Superior Proposal	A-31
Surviving Corporation	A-1
Takeover Statute	A-15
Tax	A-18
Tax Return	A-18
Taxes	A-18
willful breach	A-49

Annex B
Opinion of Morgan Stanley
December 12, 2021
Board of Directors
SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, NC 28277
Members of the Board:
We understand that SPX FLOW, Inc. (“SPX FLOW” or the “Company”), LSF11 Redwood Acquisitions, LLC (the “Buyer”), and Redwood Star Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 11, 2021 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury, held by the Buyer or Acquisition Sub, or as to which dissenters’ rights have been demanded and perfected, will be converted into the right to receive $86.50 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;
9)	Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated December 11, 2021, and certain related documents; and
10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing required to consummate the Merger and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon rendering of this financial opinion, and the remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory services for the Company and financing services to the Buyer and its affiliates, and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the Buyer and its affiliates.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Ben Teasdale
Ben Teasdale Managing Director

Annex C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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SPX FLOW, INC.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D65063-S40778

SPX FLOW, INC.
Special Meeting of Stockholders
March 3, 2022 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marcus G. Michael and Jaime M. Easley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPX FLOW, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM, Eastern Time on March 3, 2022, at 13320 Ballantyne Corporate Place, Charlotte, NC 28277, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the Merger Proposal, "FOR" the Advisory Compensation Proposal and "FOR" the Adjournment Proposal.

Continued and to be signed on reverse side